Filed pursuant to Rule
                                            424(b)(5) in connection
                                            with Registration Statement
                                            No. 333-12353



                 [Security National Bank Letterhead]



   Dear Stockholder:


   A  Special Meeting  of the  Stockholders of  Security National
   Bank ("SNB") will be held on November 21, 1996, at 9:00 a.m., local time, at Security National Bank, 3000 University Drive,
   Nacogdoches, Texas.


   The purpose of the meeting is to ask you to approve the merger (the "Merger") of SNB with and into Stone Fort National Bank, Nacogdoches, Texas, a wholly-owned subsidiary of First Commercial Corporation, Little Rock, Arkansas ("First Commercial"). The Merger is subject, among other things, to the approval of the holders of at least two-thirds (2/3) of the shares of common stock of SNB ("SNB Stock"). If the Merger is consummated, each holder of SNB Stock will receive
   1.04857 shares of First Commercial common stock (with cash payments in lieu of fractional shares) for each outstanding share of SNB Stock held at the effective date of the Merger.

   SECURITY  NATIONAL  BANK'S BOARD  OF DIRECTORS  AND MANAGEMENT
   RECOMMEND APPROVAL OF THE MERGER.

   Enclosed with this letter are a Notice of Special Meeting, a Proxy Form and return envelope and a Joint Proxy Statement/Prospectus, which contains a detailed description of the entire transaction. Please read the enclosed material carefully. Because your vote is important, we urge you to complete, date, sign and return the Proxy Form in the enclosed envelope.

                                 Sincerely,




   Nacogdoches, Texas
   October 23, 1996

                       NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                                ------------------

   To The Stockholders of Security National Bank:


   Notice  is  hereby  given  that  a  Special  Meeting   of  the
   Stockholders of Security National Bank ("SNB") will be held on November 21, 1996, at 9:00 a.m., local time, at Security National Bank, 3000 University Drive, Nacogdoches, Texas, for the following purposes:

        1. To consider and act upon a proposal to approve a plan of merger providing for the merger (the "Merger") of SNB with and into Stone Fort National Bank, Nacogdoches, Texas ("Stone Fort"), a wholly-owned subsidiary of First Commercial Corporation, Little Rock, Arkansas ("First Commercial"), as a result of which each outstanding share of common stock of SNB ("SNB Stock") will be converted into 1.04857 shares of First Commercial common stock (with cash payments in lieu of fractional shares). Such approval, if voted, shall be deemed to constitute the ratification, confirmation and approval of the execution and delivery by SNB of the Plan and Agreement of Merger Among First Commercial, Stone Fort and SNB dated June 28, 1996 ("Agreement").

        2. To transact such other business as may properly be brought before the Special Meeting or at any adjournment thereof.

   Information  regarding  the matters  to be  acted upon  at the
   meeting   is  contained  in   the  accompanying   Joint  Proxy
   Statement/Prospectus.

   Consummation of the Merger is conditioned upon approval by the holders of at least two-thirds (2/3) of the outstanding shares of SNB Stock. Only those holders of SNB Stock of record at the close of business on October 16, 1996, are entitled to notice of, and to vote at, the Special Meeting and any adjournment thereof.

   Dissenting  shareholders  who   comply  with  the   procedural
   requirements of 12 U.S.C. Section 215a(b), (c) and (d) will be entitled to receive payment of the cash value of their shares if the Merger is approved.

   Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the Special Meeting, please mark, date and sign the enclosed Proxy and return it promptly.

                            By Order of the Board of Directors

                            -----------------------------------
                            Secretary
   Nacogdoches, Texas
   October 23, 1996

                      JOINT PROXY STATEMENT/PROSPECTUS

                             PROSPECTUS FOR

                       FIRST COMMERCIAL CORPORATION

                              415,663 Shares

                              Common Stock

                       ($3.00 par value per share)


                         JOINT PROXY STATEMENT FOR

                  CITY NATIONAL BANK, WHITEHOUSE, TEXAS

                                    AND

                 SECURITY NATIONAL BANK, NACOGDOCHES, TEXAS

   First Commercial Corporation ("First Commercial") has filed a registration statement pursuant to the Securities Act of 1933, as amended, covering a maximum of 415,663 shares of First Commercial Common Stock, $3.00 par value per share (the "First Commercial Stock"). 174,492 shares of the First Commercial Stock are being offered in connection with a proposed transaction in which City National Bank, Whitehouse, Texas ("CNB"), will be merged into Tyler Bank and Trust, N.A.,
   Tyler, Texas ("TBT"), a wholly-owned subsidiary of First Commercial. The remaining 241,171 shares of the First Commercial Stock are being offered in connection with a proposed transaction in which Security National Bank, Nacogdoches, Texas ("SNB"), will be merged into Stone Fort National Bank, Nacogdoches, Texas ("Stone Fort"), a wholly-owned subsidiary of First Commercial. This document constitutes a proxy statement for each of CNB and SNB in connection with the proposed transactions described herein and a prospectus of First Commercial with respect to the offering of its shares of common stock.

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


   No person is authorized to give any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation should not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered hereby, or the solicitation of a proxy, in any jurisdiction in which, or to any person to whom, it is unlawful to make such offer or solicitation of an offer or proxy solicitation. Neither the delivery of this Prospectus nor any distribution of the securities offered hereby shall, under any circumstances, create an implication that there has been no change in the affairs of First Commercial, CNB or SNB since the date hereof.


   The date of this Joint Proxy Statement/Prospectus is October 23, 1996.

                         AVAILABLE INFORMATION

   First Commercial is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information concerning First Commercial may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the
   Commission: Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Additionally, such material may be accessed at the Commission's Web site (http://www.sec.gov).

   First Commercial has filed with the Commission a registration statement on Form S-4 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended. This Joint
   Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.
                            -----------------

              INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   AS IS MORE FULLY SET FORTH UNDER "INFORMATION CONCERNING FIRST COMMERCIAL" ELSEWHERE HEREIN, THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. FIRST COMMERCIAL HEREBY UNDERTAKES TO PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS JOINT PROXY STATEMENT/PROSPECTUS HAS BEEN DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS RELATING TO FIRST COMMERCIAL THAT HAVE BEEN INCORPORATED BY REFERENCE HEREIN, OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE THEREIN. REQUESTS FOR DOCUMENTS SHOULD BE DIRECTED TO J. LYNN WRIGHT, CHIEF FINANCIAL OFFICER, FIRST COMMERCIAL CORPORATION, POST OFFICE BOX 1471, LITTLE ROCK, ARKANSAS 72203, TELEPHONE (501) 371-7000. IN ORDER TO INSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY NOVEMBER 15, 1996.

                          TABLE OF CONTENTS


   Page

   AVAILABLE INFORMATION                                        i

   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE              i

   INTRODUCTION                                                iv

   SUMMARY                                                     iv
        The Companies                                          iv
        The CNB Transaction                                     v
        The SNB Transaction                                    vi
        Regulatory Approval                                   vii
        Dissenting Stockholders                              viii
        Federal Income Tax Consequences                      viii
        Selected Financial Data - First Commercial             ix
        Comparative Per Share Data                              x

   THE CITY NATIONAL BANK TRANSACTION                           1
        General                                                 1
        The CNB Special Meeting                                 1
        Shares Entitled to Vote; Vote Required                  1
        Solicitation, Voting and Revocation of Proxies          2
        The CNB Merger                                          2

   THE SECURITY NATIONAL BANK TRANSACTION                      11
        General                                                11
        The SNB Special Meeting                                11
        Shares Entitled to Vote; Vote Required                 12
        Solicitation, Voting and Revocation of Proxies         12
        The SNB Merger                                         13

   UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION          22

   INFORMATION CONCERNING CITY NATIONAL BANK                   37
        Business of CNB                                        37
        CNB Stock                                              37
        Selected Financial Data - City National Bank           40
        Management's Discussion and Analysis or Plan
             of Operation                                      41

   INFORMATION CONCERNING SECURITY NATIONAL BANK               44
        Business of SNB                                        44
        SNB Stock                                              45
        Selected Financial Data - Security National Bank       47
        Management's Discussion and Analysis or Plan
             of Operation                                      48
        Results of Operations                                  48
        Capital Resources, Liquidity, and Financial Condition  53

   INFORMATION CONCERNING FIRST COMMERCIAL                     62
        Information Incorporated by Reference                  62
        Recent Developments                                    62

   COMPARATIVE RIGHTS OF SHAREHOLDERS                          63
        General                                                63
        Authorized and Issued Shares                           63
        Dividends                                              63
        Voting Rights                                          64

        Preemptive Rights                                      67
        Indemnification of Directors and Officers and
             Limitation of Director Liability                  67
        Filling Vacancies on the Board of Directors            68
        Nomination of Director Candidates and Advance
          Notice of Matters to be Brought Before an
          Annual Meeting by Stockholders                       69
        Fair Price Provision                                   70

   LEGAL OPINIONS                                              72

   EXPERTS                                                     72

   FINANCIAL STATEMENTS OF CITY NATIONAL BANK             F-CNB-1

   FINANCIAL STATEMENTS OF SECURITY NATIONAL BANK         F-SNB-1

   Appendix A     -    12 USC 215a(b), (c) and (d)

                          INTRODUCTION

   This  Joint Proxy  Statement/Prospectus describes  and submits
   for the vote of the  stockholders of Security  National   Bank,
   Nacogdoches, Texas the proposed merger of Security National Bank into Stone Fort National Bank, Nacogdoches, Texas. Additionally, this Joint Proxy Statement/Prospectus describes the proposed merger of City National Bank, Whitehouse, Texas into Tyler Bank & Trust, N.A., Tyler, Texas.  Such transaction is subject to continuing negotiations, but the parties believe that it will be submitted for the vote of the stockholders of
   City National Bank prior to March 31, 1997. Exchange ratios used herein for the description of the proposed City National Bank transaction reflect the highes price that would be paid in connection with such transaction. THE TWO PROPOSED MERGERS ARE SEPARATE TRANSACTIONS, AND EITHER MAY PROCEED WITHOUT THE OTHER.
   A summary  of the  City National  Bank merger  begins on  page v
   and a  more detailed description  beings  on page  1.   A  summary
   of the Security National Bank merger beings on page vi and a more detailed description begins on page 11. Pro forma combined financial statements depicting the effect of the two mergers are presented beginning on page 23.

                             SUMMARY

   The  following   summary  of  the   proposed  transactions  is
   qualified in its entirety by the more detailed information appearing elsewhere herein and in the appendices hereto.

   The Companies

   First Commercial Corporation

   First Commercial Corporation ("First Commercial") is the largest multi-bank holding company headquartered in Arkansas, with its corporate offices located in Little Rock. The Company offers a broad range of bank and bank-related services through 15 commercial banking institutions in Arkansas, seven institutions in the State of Texas, one institution in each of the States of Louisiana and Tennessee, and a 50% interest in a commercial banking institution in Oklahoma. In addition, subsidiaries of the Company provide trust services and investment services, offer first mortgage loans and perform mortgage loan servicing operations. First Commercial is incorporated under the laws of the State of Arkansas. The executive offices of the Company are located at 400 West Capitol Avenue, Little Rock, Arkansas 72201, telephone number:
   (501)   371-7000.      See   "Information   Concerning   First
   Commercial."

   Tyler Bank and Trust, N.A., Tyler, Texas

   Tyler Bank and Trust, N.A. ("TBT") is a wholly-owned national banking subsidiary of First Commercial headquartered in Tyler, Texas. TBT is the third largest bank in Tyler, Texas with one full service branch and three ATM locations. TBT offers a large number of bank and bank-related services and is the leading mortgage and residential construction lender in Smith County. TBT has two wholly owned subsidiaries: Commercial Capital

   Funding, Inc., located in Dallas, Texas, which provides operating capital to moderate and small businesses by factoring accounts receivable, and Aircraft Financing, Inc., located in Tyler, Texas, which provides financing for the purchase of various types of aircraft at the consumer, commercial, wholesale and retail levels. TBT's principal office is located at 100 East Ferguson, Tyler, Texas 75702, telephone number: (903) 595-1941.

   Stone Fort National Bank, Nacogdoches, Texas

   Stone Fort National Bank ("Stone Fort") is a wholly-owned national banking subsidiary of First Commercial headquartered in Nacogdoches, Texas. First Commercial acquired Stone Fort from Texas Commerce Bancshares in November 1993. Stone Fort's principal office is located at 300 E. Main, Nacogdoches, Texas 75961, telephone number: (409) 564-4624.

   City National Bank, Whitehouse, Texas

   City National Bank ("CNB") is a national banking association headquartered in Whitehouse, Texas. CNB provides consumer and commercial lending for the Whitehouse and southeast Tyler communities. CNB has branches located in Gresham, the Lake Palestine area, the West Loop in Tyler and Gentry Parkway in Tyler. CNB's principal office is located at 1125 Highway 110 North, Whitehouse, Texas 75791, telephone number: (903)839-6000. As of June 30, 1996, CNB had total assets of $40,408,000, total deposits of $37,420,000, and total stockholders' equity of $2,655,000. See "Information Concerning City National Bank."

   Security National Bank, Nacogdoches, Texas

   Security National Bank ("SNB") is a national banking association organized in 1980 under the laws of the United States of America and is headquartered in Nacogdoches, Texas, where it owns its banking facility located at 3000 University Drive, Nacogdoches, Texas 75963-2018, telephone number:
   (409)560-2265. SNB engages in a general, full-service commercial and consumer banking business. As of June 30, 1996, SNB had total assets of $36,919,000, total deposits of $32,945,000, and total stockholders' equity of $3,683,000 (or approximately 9.98% of total assets). See "Information Concerning Security National Bank."

   The CNB Transaction

   The CNB Merger

   Subject to the outcome of currently ongoing negotiations with regard to purchase price (the "Ongoing Negotiations"), stockholders of CNB will be asked to consider and vote upon a proposal to approve the merger of CNB with and into TBT (the "CNB Merger") pursuant to the terms of a Plan and Agreement of Merger Among First Commercial, TBT and CNB dated May 9, 1996, as amended (the "CNB Agreement"). As stated above, subject to the outcome of the Ongoing Negotiations, under the terms of the CNB Agreement, each outstanding share of CNB Stock will be converted into a right to receive 1.01155 shares of common stock, $3.00 par value per share, of First Commercial (the "First Commercial Stock"). Given the Ongoing Negotiations, First Commercial believes that an exchange ratio of 1.01155 reflects the highest purchase price that it will pay in connection with the CNB Merger. Cash will be paid by First Commercial in lieu of
   issuing  fractional shares.   The  First Commercial  Stock and
   cash to be delivered to the CNB Stockholders are hereinafter referred to as the "CNB Merger Consideration." Subject to the outcome of the Ongoing Negotiations, CNB will have the right to terminate the CNB Agreement in the event the price of a share of First Commercial Common Stock drops below $26.669 per share for a period of time. See "The City National Bank Transaction
   - The CNB Special Meeting."

   The CNB Special Meeting

   Subject to a successful conclusion of the Ongoing Negotiations, a special meeting of the stockholders of CNB (the "CNB Special Meeting") will be held on the date and at the time and place set forth in a Notice of Special Meeting of Stockholders. Only record holders of the Common Stock, $5.00 par value per share, of CNB (the "CNB Stock"), will be entitled to notice of and to vote at the Special Meeting. Currently, there are 172,500 shares of CNB Stock outstanding, each of which would be entitled to one vote at the CNB Special Meeting.

   Vote Required

   The affirmative vote of the holders of at least two-thirds of the outstanding shares of CNB Stock is required to approve the CNB Agreement.

   First Commercial, as the sole stockholder of TBT, will, subject to a successful conclusion of the Ongoing Negotiations, vote to approve the CNB Merger.

   The SNB Transaction

   The SNB Merger

   Stockholders of SNB are being asked to consider and vote upon a proposal to approve the merger of SNB with and into Stone Fort (the "SNB Merger") pursuant to the terms of a Plan and Agreement of Merger Among First Commercial, Stone Fort and SNB dated June 28, 1996 (the "SNB Agreement"). Under the terms of the SNB Agreement, each outstanding share of SNB Stock will be converted into a right to receive 1.04857 shares of common stock, $3.00 par value per share, of First Commercial (the
   "First  Commercial  Stock").    Cash  will be  paid  by  First
   Commercial in lieu of issuing fractional shares. The First Commercial Stock and cash to be delivered to the SNB Stockholders are hereinafter referred to as the "SNB Merger Consideration." SNB will have the right to terminate the SNB Agreement if the price of a share of First Commercial Stock drops below $26.1375 per share for a period of time and if First Commercial does not agree to amend the SNB Agreement so that the SNB Merger Consideration will include a number of shares of First Commercial Stock having a market value equal to $6,303,600. See "The Security National Bank Transaction - The SNB Special Meeting."

   The SNB Special Meeting

   A special meeting of the stockholders of SNB (the "SNB Special Meeting") will be held on November 21, 1996, at the time and place set forth in the accompanying Notice of Special Meeting
   of Stockholders.   Only  record holders  of the  Common Stock,
   $5.00 par value per share, of SNB (the "SNB Stock"), on October 16, 1996 are entitled to notice of and to vote at the SNB Special Meeting. On that date there were 230,000 shares of SNB Stock outstanding, each of which is entitled to one vote at the SNB Special Meeting.

   Vote Required

   The affirmative vote of the holders of at least two-thirds of the outstanding shares of SNB Stock is required to approve the SNB Agreement. Directors, executive officers and their affiliates who own or control approximately 30.13% of the outstanding shares of SNB Stock entitled to vote at the SNB Special Meeting have indicated that they will vote in favor of the SNB Merger. See "The Security National Bank Transaction - Shares Entitled to Vote; Vote Required."

   First Commercial, as the sole stockholder of Stone Fort, will vote to approve the SNB Merger.

   Reasons for the SNB Merger

   The Boards  of Directors of  First Commercial, Stone  Fort and
   SNB have determined that the SNB Merger, pursuant to the terms of the SNB Agreement, is desirable and in the best interest of each organization and its respective stockholders.

   The  Board  of  Directors  of  SNB  has recommended  that  SNB
   Stockholders   vote  for   the   approval,  ratification   and
   confirmation of the  Merger.  See "The Security  National Bank
   Transaction - The SNB Merger."

   Regulatory Approval

   Consummation of each of the CNB Merger and the SNB Merger requires the prior approval of the Office of the Comptroller of the Currency of the United States (the "OCC") and the Texas Department of Banking. Applications for such regulatory approval for the CNB Merger were filed on July 18, 1996 and June 14, 1996, respectively, and applications for such regulatory approval for the SNB Merger were filed on September 11, 1996 and July 17, 1996, respectively. The Texas Department of Banking has approved the CNB Merger and the SNB Merger. See "The City National Bank Transaction - The CNB Merger" and "The Security National Bank Transaction - The SNB Merger."

   Dissenting Stockholders

   Stockholders of CNB and SNB who comply with the specific procedures set forth in 12 U.S.C. Section 215a(b), (c) and (d), which are described elsewhere herein, will have the right to dissent from the CNB Merger and SNB Merger, respectively, in which event, if such merger is consummated, they may be entitled to receive in cash the fair value of their shares of CNB Stock
   and  SNB  Stock, respectively.   See  "The City  National Bank
   Transaction - The CNB Merger" and "The Security National Bank Transaction - The SNB Merger."

   Federal Income Tax Consequences

   Each of the CNB Merger and the SNB Merger will qualify as a tax-free corporate reorganization for federal income tax purposes if it satisfies the specific requirements of the Internal Revenue Code of 1986, as amended (the "Code"), the
   Treasury regulations promulgated thereunder and pertinent judicial decisions. The most important of these requirements is that: (i) no stock of TBT or Stone Fort may be used in the transactions; (ii) substantially all of the properties of CNB and SNB, respectively, must be acquired by TBT and Stone Fort, respectively, in connection with each merger; and (iii) the stockholders of each of CNB and SNB must maintain a "continuity of interest" in First Commercial after each merger. Based upon the representation that these requirements will be satisfied in connection with the transaction, and subject to certain other assumptions and representations set forth in its opinion, Friday, Eldredge & Clark, special tax counsel to First Commercial, will render its opinion to the effect that, among other things, no taxable gain or loss will be recognized for federal income tax purposes by the stockholders of either CNB or SNB solely upon receipt of the First Commercial Stock in exchange for their shares of CNB Stock or SNB Stock in connection with each merger. See "The City National Bank Transaction - The CNB Merger" and "The Security National Bank Transaction - The SNB Merger."

    Selected Financial Data - First Commercial

    The following selected financial data should be read in conjunction with the more detailed information and financial statements, including the notes thereto, set forth in this document and incorporated herein by reference. See "Information Concerning First Commercial."



                                              FIRST COMMERCIAL CONSOLIDATED SELECTED FINANCIAL DATA
                                                      (In thousands, except per share data)


                                                                   (Unaudited)



                                     Six Months Ended June 30 <F1>                 Year Ended December 31,



                                         1996        1995         1995          1994         1993         1992         1991


        Period Ended:
         Net Interest Income          $ 105,718     $  87,423   $  184,550     $ 159,445    $ 144,574    $ 133,408     $ 119,056
         Provision for Possible
          Loan and Lease Losses           3,125         1,259        3,059        (3,092)       4,416       8,941          9,992
         Net Income                      32,583        26,417       56,910        50,308       45,965      39,967         33,961
         Per Common Share
          Data: <F2>
           Net Income                     1.19          1.01         2.17          1.96         1.74          1.52         1.35
           Cash Dividends                  .42           .38          .78           .67          .54           .42          .36
           Book Value                    16.36         14.31        15.81         13.49        12.66         11.18        10.23


        Average Assets                5,202,754     4,498,053    4,652,368      4,235,586    3,812,409    3,313,162    2,997,988
        Average Common Equity           445,832       367,668      378,807        337,557      310,252      271,598      229,975
        Average Total Equity            445,832       367,668      378,807        339,244      320,872      282,218      239,460

        Ratios(%)
         Return on:
           Average Assets                 1.26           1.18         1.22           1.19         1.21         1.21         1.13
           Average Common Equity         14.74          14.49        15.02          14.87        14.43        14.27        14.30
        Average Total Equity
           to Average Assets              8.57           8.17         8.14           8.01         8.42         8.52         7.99


<F1>

       The unaudited  operating results for First  Commercial for the  six months ended June  30, 1996 and  1995, in the opinion of  First Commercial  management, included all  adjustments (consisting  solely of  normal recurring
       adjustments) necessary  for a  fair presentation.   Interim  results for  the six   months  ended June  30, 1996,
       are  not necessarily indicative of results for the full year 1996.

<F2>

       All per share data has been restated to reflect the 10%  stock dividend declared July 1992, the 3 for 2 stock split
       in the form of  a stock  dividend   declared November   1993,  the 5%  stock dividend declared  November 1994, and the 7%  stock dividend declared November 1995.

Comparative Per Share Data

Information presented below may not be indicative of the results that actually would have occurred if the combination had been in effect on the dates indicated or indicative of future results. Additionally, such information is based upon an exchange ratio of 1.0116 for the CNB Merger. As discussed elsewhere herein, the CNB Merger is subject to Ongoing Negotiations. Given such negotiations, First Commercial believes that an exchange ratio of 1.0116 reflects the highest purchase price that it will pay in connection with the CNB Merger.

                                                  Six Months Ended June 30, <F1>              Years Ended December 31,
                                                   ---------------------------                  --------------------

                                                     1996            1995                1995             1994         1993
                                                    ------          ------              ------           ------       ------



Earnings Per Common Share (before the
cumulative effect of a change in
accounting principle common share):

Historical:
First Commercial <F2>                                1.19              1.01              2.17             1.96          1.74
CNB                                                  1.17              0.79              1.54             2.05          2.38
SNB                                                  1.15              0.86              1.89             1.83          2.26
Pro Forma - First Commercial                         1.19              1.01              2.16             1.96          1.75
Pro Forma Equivalent Share Basis  -
CNB/SNB(3                                            1.23              1.04              2.23             2.02          1.80

Cash Dividends Per Common Share:

Historical:
First Commercial <F2>                                0.42              0.38              0.78             0.67
CNB                                                     0                 0                0              0.25          0.54
SNB                                                  0.30              0.30              0.60             0.60             0
Pro Forma - First Commercial                         0.42              0.37              0.77             0.66          0.45
Pro Forma Equivalent Share Basis -                                                                                      0.53
 CNB/SNB(3)                                          0.43              0.38              0.80             0.68          0.55
Book Value Per Common Share (period
  end):

Historical:                                         16.36              ---              15.81             ---            ---
First Commercial <F2>                               15.39              ---              14.39             ---            ---
CNB                                                 16.02              ---              15.46             ---            ---
SNB                                                 16.34              ---              15.79             ---            ---
Pro Forma - First Commercial
Pro Forma Equivalent Share Basis -                   16.87             ---              16.31             ---            ---
  CNCB/SNB <F3>


<F1> The unaudited operating results for First  Commercial, CNB and SNB for the six months ended June 30, 1996 and 1995, in the opinion of First Commercial, CNB and SNB management, included all adjustments (consisting solely of normal recurring adjustments) necessary for
     a  fair presentation.   Interim  results  for the  six months  ended
     June 30, 1996, are not necessarily indicative of results for the full year 1996.

<F2> All First Commercial Corporation historical  and pro forma per share data has been restated to reflect the 3 for 2 stock split in the form of a stock dividend declared November 1993, the 5% stock dividend declared November 1994, and the 7% stock dividend declared November 1995.

<F3> The pro  forma equivalent  share amounts are  computed by  multiplying
     First Commercial's  pro forma  share information by 1.0327.

                      THE CITY NATIONAL BANK TRANSACTION


   Information in this section relates to the proposed merger of City National Bank, Whitehouse, Texas ("CNB") into Tyler Bank and Trust, N.A., Tyler, Texas ("TBT"), a wholly-owned national banking association of First Commercial Corporation
   ("First Commercial")  (the  "CNB Merger").   For  a discussion
   of the Security National Bank Merger, see the information contained under the heading "The Security National Bank Transaction."

   General

   Subject to a successful outcome of currently ongoing negotiations between First Commercial and CNB with regard to purchase price (the "Ongoing Negotiations"), this Joint
   Proxy Statement/Prospectus will be furnished to the stockholders of CNB in connection with the solicitation of proxies on behalf of its Board of Directors for use at a special meeting of stockholders of CNB (the "CNB Special Meeting") to be held on the date and at the time and place specified in a Notice of Special Meeting of Stockholders or any adjournment thereof.

   CNB and First Commercial each have supplied all information included herein with respect to itself.

   The CNB Special Meeting

   The purpose of the CNB Special Meeting will be to consider and vote upon a proposal to approve the CNB Merger pursuant to the
   terms  of  a  Plan   and  Agreement  of  Merger  among   First
   Commercial,  TBT  and   CNB  dated  May  9,   1996, as amended
   (the "CNB Agreement"). Subject to the outcome of the Ongoing Negotiations, under the terms of the CNB Agreement, each outstanding share of common stock of CNB, $5.00 par value per share (the "CNB Stock"), will be canceled and converted into the right to receive 1.01155 shares of First Commercial common stock, $3.00 par value per share (the "First Commercial
   Stock"), with  cash  payment due  in  lieu of  any  fractional
   shares.   Given the  Ongoing Negotiations,  First  Commercial
   believes that an exchange ratio of 1.01155 reflects the highest purchase price that it will pay in connection with the CNB Merger. The First Commercial Stock and cash in lieu of fractional shares to be delivered to CNB stockholders are hereinafter
   referred  to  as the  "CNB Merger  Consideration."   See "The
   City National Bank Transaction - The CNB Merger."

   Subject to the outcome of the Ongoing Negotiations, CNB may terminate the Agreement if the average of the bid and asked prices of a share of First Commercial Stock as reported on the Nasdaq National Market for the twenty business days preceding the Closing Date, based on the average of such prices as calculated for each such day, shall be less than $26.669 per share. The average of the bid and asked price of a share of the First Commercial Stock on October 17, 1996, was $34.625.

   Shares Entitled to Vote; Vote Required

   Only holders of record of the CNB Stock will be  entitled
   to notice of and to vote at the CNB Special Meeting.  Currently, the number of outstanding shares of the CNB Stock is 172,500, each of which would be entitled to one vote on each matter
   to  come before  the  CNB  Special Meeting.    Under  national
   banking  laws   approval  of  the  CNB   Merger  requires  the
   affirmative vote of the holders of at least two-thirds (2/3) of the outstanding shares of CNB Stock. Abstentions will not be counted as affirmative votes.

   Solicitation, Voting and Revocation of Proxies

   In addition to soliciting proxies by mail, directors, officers and employees of CNB, without receiving additional compensation therefor, may solicit proxies by telephone and in person. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of CNB Stock, and CNB will reimburse such parties for reasonable out-of-pocket expenses incurred in connection therewith. The cost of soliciting proxies is being paid by CNB.

   The proxies that accompany this Joint Proxy Statement/Prospectus permit each holder of CNB Stock on the CNB Record Date to vote on all matters that come before the CNB Special Meeting. When a stockholder specifies his choice on the proxy with respect to a matter being voted upon, the shares represented by the proxy will be voted in accordance with such specification. If no such specification is made, the shares will be voted in favor of approval of the CNB Merger. A proxy may be revoked by (i) giving written notice of revocation at any time before its exercise to Nancy Duress, Secretary, P.O. Box 710, Whitehouse, Texas 75791, (ii) executing and delivering to Nancy Duress at any time before its exercise a proxy bearing a subsequent date or (iii) attending the CNB Special Meeting and voting in person.

   The Board of Directors of CNB is not aware of any business to be acted upon at the CNB Special Meeting other than consideration of the CNB Merger. If, however, other proper matters are brought before the CNB Special Meeting, or any adjournments thereof, the persons appointed as proxies will have discretion to vote or abstain from voting thereon according to their best judgment.

   The CNB Merger

   General

   On June 18, 1996, and July 24, 1996, the Boards of Directors of First Commercial and CNB, respectively, each approved the CNB Agreement. The description of the CNB Agreement herein does not purport to be complete and is qualified in its entirety by reference to the CNB Agreement, which is made an exhibit to the Registration Statement of which this Joint Proxy Statement/Prospectus is a part and is incorporated herein by reference.

   During September, 1996, First Commercial became aware of certain issues regarding the CNB Merger which to date have not been resolved, and which have resulted in commencement of the Ongoing Negotiations. The parties to the CNB Merger are attempting to resolve such issues in order to close the CNB Merger prior to March 31, 1997.


   Subject to the outcome of the Ongoing Negotiations, under the CNB Agreement, CNB will be merged into TBT, and each share of CNB Stock outstanding on the Effective Date, as defined herein, will be converted into the right to receive 1.01155 shares of
   First Commercial Stock.   The exchange ratio was based upon
   historical and projected earnings of CNB, the amounts of CNB assets and liabilities, and the market value of First Commercial Stock. Projected earnings were based primarily on historical trends. Given the Ongoing Negotiations, First Commercial believes that an exchange ratio of 1.01155 reflects the highest purchase price that it will pay in connection with the CNB Merger.

   First Commercial is an Arkansas corporation and a multi-bank holding company registered under the Bank Holding Company Act of 1956, as amended ("BHCA"). CNB and TBT are each national banking associations operating under the laws of the United States of America.

   Stockholders of CNB will exchange their stock certificates for new certificates evidencing shares of First Commercial Stock. After the CNB Merger, and until so exchanged, the shares of CNB Stock will represent the right to receive the number of shares of First Commercial Stock into which such shares of CNB Stock will be converted. See "Distribution of First Commercial Stock Certificates" below.

   Reasons for the CNB Merger

   Several factors were important in the CNB Board's decision to pursue this opportunity for a merger with First Commercial's subsidiary, TBT. First, based on the market price of First Commercial's Stock at the time the negotiations began, it was apparent that the value of the proposed transaction was in the best interest of shareholders. A second important consideration of the Board of Directors was that First Commercial's Stock prices are quoted on the Nasdaq National Market and there is apparently sufficient market volume in the stock to afford shareholders of CNB an opportunity for liquidity. A third important consideration was First Commercial's sound record of dividend payout. A fourth and extremely important consideration in the decision was the financial soundness of First Commercial.
   Based on the financial information provided CNB directors concerning the financial performance of First Commercial over the preceding two years, it was apparent that First Commercial met or exceeded all soundness criteria comparable with its peer group. Additionally, its profitability performance had been at or above levels of peer financial institutions. A fifth important consideration was the general environment of the commercial banking industry in this country and the substantially enhanced activity of merger and acquisition opportunities in the industry.

   In  summary, the Board of  Directors of CNB  believes that the
   proposed   CNB  Merger  is  in   the  best  interests  of  its
   shareholders.

   Federal Income Tax Consequences

   The following is a discussion of certain of the material federal income tax considerations in connection with the CNB
   Merger and the tax opinion of Friday, Eldredge & Clark, special tax counsel to First Commercial.

   The CNB Merger will qualify as a tax-free corporate reorganization for federal income tax purposes under Sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code, as amended (the "Code"), if it satisfies the specific requirements of the Code, the regulations promulgated thereunder, and pertinent judicial decisions. The most important of these requirements is that (i) no stock of TBT may be used in the transaction, (ii) substantially all of the properties of CNB must be acquired by TBT in connection with the CNB Merger (the "Substantially All Test"), and (iii) the stockholders of CNB must, collectively as a group, maintain a "continuity of interest" in First Commercial after the CNB Merger (the "Continuity of Interest Test").

   The merger transaction does not contemplate the use of any stock of TBT in the transaction, and, accordingly, this requirement should be satisfied. For private letter ruling purposes, the Internal Revenue Service ("IRS") generally regards the Substantially All Test to be satisfied if at least 90% of the fair market value of CNB's net assets and at least 70% of the fair market value of CNB's gross assets held by CNB immediately prior to the transaction are acquired in connection with the CNB Merger. Management of CNB and TBT believe that this test will be satisfied in connection with the transaction contemplated by the CNB Merger. The IRS takes the position that the Continuity of Interest Test will be satisfied if the former CNB stockholders receive, in the CNB Merger, a number of shares of First Commercial Stock having a value, as of the Effective Date (as defined herein), equal to at least fifty percent (50%) of the value of all the outstanding stock of CNB as of such date. In general, this requires the stockholders of CNB to
   collectively surrender at  least 50%  of their   CNB Stock  in
   exchange for First Commercial Stock in the CNB Merger. In addition, in order for the Continuity of Interest Test to be satisfied, this 50% continuity of stock ownership generally must be maintained for a meaningful period of time following the CNB Merger. Moreover, at the time of the CNB Merger, there can be no plan or intention on the part of the shareholders of CNB to collectively dispose of an amount of the First Commercial Stock that would cause the 50% continuity of stock ownership requirement to not be satisfied.

   Accordingly, assuming the Substantially All Test and Continuity of Interest Test are satisfied, and provided other specific requirements contained in the Code, the regulations promulgated thereunder, and pertinent judicial decisions are met, the transaction should qualify as a tax-free corporate reorganization for federal income tax purposes pursuant to the provisions of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code.

   If the CNB Merger qualifies as a tax-free corporate reorganization, the material federal income tax consequences of the CNB Merger will be as follows: (i) no material gain or loss will be recognized by CNB, First Commercial or TBT as a result of the CNB Merger; (ii) no gain or loss will be recognized by the shareholders of CNB upon the receipt of First Commercial Stock solely in exchange for their shares of CNB Stock in connection with the CNB Merger; (iii) the tax basis of the shares of First Commercial stock received by the shareholders of CNB in the CNB Merger will, in each instance, be the same as the basis of the shares of CNB Stock surrendered in exchange therefor; (iv) the holding period of the shares of First Commercial Stock received by the shareholders of CNB in the CNB Merger will, in each instance, include the holding period of the shares of CNB Stock exchanged therefor, provided that the shares of CNB Stock were held as capital assets on the date of the CNB Merger; and (v) the payment of cash to shareholders of CNB in lieu of issuing fractional shares of First Commercial Stock will be treated as if the fractional shares were distributed as part of the exchange and then redeemed by First Commercial for cash, and any such payments will be treated as having been received by the shareholder as a distribution in redemption of the fractional share interest, subject to provisions of Section 302 of the Code.

   Shareholders of CNB who exercise dissenters rights and receive cash for their shares of CNB Stock will be treated as having received such cash as a distribution in redemption of such shareholder's CNB Stock, subject to the conditions and limitations of Section 302 of the Code.

   If the CNB Merger does not qualify as a tax-free corporate reorganization, the transaction will be treated for federal income tax purposes as a taxable purchase by First Commercial of the CNB Stock. In such event, the CNB Merger will constitute a taxable transaction to the shareholders of CNB and possibly also a taxable transaction to TBT. In such event, gain or loss will be recognized by the shareholders of CNB to the extent of the difference between (i) the fair market value, on the Effective Date, of the shares of First Commercial Stock received in connection with the CNB Merger, and (ii) the adjusted basis of the shares of CNB Stock surrendered in the transaction. The fair market value of the First Commercial Stock on the Effective Date may be determined on the basis of the average high and low selling prices of such stock on the day of the transaction. If the transaction does not qualify for tax-free reorganization treatment, (i) the holding period for the shares of First Commercial Stock to be received by the shareholders of CNB will commence on the day following the date of the transaction; (ii) gain or loss would likely be recognized by CNB on the transfer of its assets to TBT to the extent of the difference between the fair market value of the assets and the adjusted basis of the assets in the hands of CNB on the Effective Date and (iii) the holding period for the assets of CNB to be received by TBT would likely commence on the date following the transaction.

   The foregoing discussion is limited to matters pertaining to federal income tax law. Moreover, because of the complexity of federal, state and local tax laws, the tax consequences to any particular shareholder may be affected by matters not pertaining to the CNB Merger. Accordingly, it is recommended that each shareholder of CNB consult his own personal tax advisor concerning the specific federal, state and local income tax consequences of the CNB Merger.

   Rights of Dissenting CNB Stockholders

   Pursuant to 12 U.S.C. Section 215a, any holder of record of CNB Stock who objects to the proposed CNB Merger and who fully complies with all of the provisions of Section 215 (but not otherwise) shall be entitled to demand and receive payment for all (but not less than all) of his shares of CNB Stock if the CNB Merger is consummated.

   Any shareholder of CNB who objects to the CNB Merger and desires to receive payment for his CNB Stock:

        1. Must file a written objection to the CNB Merger with CNB either prior to the CNB Special Meeting or at the CNB Special Meeting, but before the vote is taken, or he must vote against approval of the CNB Merger at the CNB Special Meeting; AND

        2. Must file with TBT a written notice of his election to dissent within thirty (30) days after the date of consummation of the CNB Merger, and the notice of dissent must contain the shareholder's full name and address, the number of shares of CNB Stock held by him, and a demand for payment of the value of his shares; AND

        3. Must concurrently with the giving of the notice referred to in subparagraph 2 above submit his certificates for CNB Stock to Dana Gregory, Secretary of TBT, for notation thereon of the shareholder's election to dissent.

   Any notices required to be given to CNB should be forwarded to City National Bank, 1125 Highway 110 North, Whitehouse, Texas
   75791, to the attention of Nancy Duress, Secretary.

   Any notices required to be given to TBT should be forwarded to Tyler Bank and Trust, 100 East Ferguson, Tyler, Texas 75702, to the attention of Dana Gregory, Secretary.

   If the CNB Merger is approved, TBT will promptly mail by certified mail to each shareholder who has complied with the conditions above written notice of such approval, addressed to the shareholder at such address as he has furnished CNB in writing, or if none, at the shareholder's address as it appears on the records of CNB. Within thirty (30) days after the date of consummation of the CNB Merger, the shareholder must make the written election to dissent and demand for payment described in subparagraph 2 above.

   The value of the shares of CNB Stock held by dissenting shareholders shall be ascertained, as of the Effective Date of the CNB Merger, by an appraisal made by a committee of three persons, composed of (a) one selected by the vote of the holders of the majority of the CNB Stock, the owners of which are entitled to payment in cash, (b) one selected by the directors of TBT, and (c) one selected by the two so selected. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment, such shareholder may, within five (5) days after being notified of the appraised value of the shares, appeal to the Comptroller of the Currency of the United States of America (the "OCC"), which shall cause a reappraisal to be made, which shall be final and binding as to the value of the shares.

   If within ninety (90) days from the date of consummation of the CNB Merger for any reason one or more of the appraisers is not selected or the appraisers fail to determine the value of the shares of CNB Stock, the OCC shall upon written request of any interested party cause an appraisal to be made, which
   shall be  final and binding  on all parties.   The expenses of
   the OCC in  making the  reappraisal or the  appraisal, as  the
   case  may be, shall be  paid by TBT.   The value of the shares
   ascertained   shall  be  promptly   paid  to   the  dissenting
   shareholders by TBT. The shares of First Commercial Stock that would have been delivered to such dissenting shareholders had they not requested payment shall be sold by First Commercial at an advertised public auction, and First Commercial shall have the right to purchase any of such shares at such public auction, if it is the highest bidder therefor, for the purpose of reselling such shares within thirty (30) days thereafter to such person or persons and at such price, not less than par, as First Commercial's Board of Directors by resolution may determine. If the shares are sold at public auction at a price greater than the amount paid to the dissenting shareholders, the excess in such sale price shall be paid to such shareholders.

   If holders of more than 17,250 shares of CNB Stock perfect their dissenters' rights, CNB, First Commercial and TBT may elect not to consummate the CNB Merger, in which event the dissenters' rights described in this section would terminate. However, it is the intent of management of First Commercial to accommodate those CNB shareholders electing to dissent to the extent that funds may be obtained or financing may be arranged to purchase their shares and to the extent that such accommodation does not create tax, accounting or regulatory obstacles.

   The foregoing does not purport to be a complete statement of the provisions of Section 215a of Title 12 of the United States Code, and it is qualified in its entirety by reference to such provisions, which are reproduced in full as Appendix A to this Joint Proxy Statement/Prospectus.

   Upon compliance with the statutory procedures, dissenting shareholders will not have any rights as shareholders of CNB or of First Commercial, including, among other things, the right to receive dividends or the right to vote on matters submitted for shareholder consideration.

   Conditions of the CNB Merger

   In addition to being subject to a successful outcome of the
   Ongoing Negotiations, consummation of the CNB Merger is conditioned upon the occurrence of certain events on or prior to the Effective Date including, among other things, the
   following: (i) approval of the  CNB Merger by the  stockholders of CNB; (ii) confirmation by First Commercial and  CNB of the truth of their respective representations and warranties and compliance with their respective covenants as set forth in the CNB Agreement; (iii) the absence of any court or governmental proceeding undertaken or threatened to restrain, enjoin, prohibit, or obtain damages for the transaction contemplated by the CNB Agreement which, in the opinion of either First Commercial or CNB, would make the consummation of the CNB Merger inadvisable; (iv)
   the absence  of  any  suit,   action  or  proceedings  pending  or
   threatened against First Commercial or CNB or any of each other's officers or directors which, if successful, would, in
   the   reasonable  judgment   of  CNB   or   First  Commercial,
   respectively, have a material adverse effect on the financial condition of First Commercial or CNB, respectively; (v) receipt by First Commercial and CNB of letters, as considered necessary, from each other's independent certified public accountants relating to certain financial statements and information of the other and an opinion
   from Ernst & Young that the pooling of interests method of accounting applies to the CNB Merger; (vi) receipt by First Commercial and CNB of certain opinions from CNB's and First Commercial's counsel, respectively; (vii) receipt by First Commercial from affiliates of CNB of an agreement restricting disposition of First Commercial Stock for a certain period of time; (viii) receipt by First Commercial and CNB of an opinion from tax counsel addressing the tax consequences of the contemplated CNB Merger; and (ix) the absence of any material
   adverse  change  in  the   financial  condition,  business  or
   operations of either First Commercial or CNB.

   All of these conditions are expected to be met.

   Any of the conditions set forth above may be waived at the discretion of the respective institutions except as otherwise provided by law. However, neither First Commercial nor CNB will waive any condition if such waiver, in the judgment of its respective Board of Directors, would result in materially adverse consequences to it or its stockholders.

   Regulatory Approval

   Consummation of the CNB Merger requires the prior written approval of the OCC and the Texas Department of Banking. Applications for such approval were filed on July 18, 1996 and June 14, 1996, respectively. The Texas Department of Banking has approved the CNB Merger.

   Although no assurance can be provided, First Commercial and CNB currently expect the CNB Merger to be consummated on or before March 31, 1997. See "Termination of the CNB Merger" below.

   Termination of the CNB Merger

   The CNB Agreement provides that it may be terminated, whether before or after shareholder approval, by mutual consent of the Boards of Directors of First Commercial and CNB at any time before the Closing (as defined in the CNB Agreement). Either First Commercial or CNB, at its option, may terminate the CNB Agreement (unless such terminating party has breached a covenant under the CNB Agreement) if the Closing Date shall not have occurred on or before March 31, 1997.

   Either First Commercial or CNB may terminate the Agreement if any of the conditions precedent to its obligation to consummate the CNB Merger have not been met at or prior to the Closing, or if it shall have discovered a material breach by the other party of any representation, warranty or agreement contained in the CNB Agreement that has not been cured within twenty (20) days of the time that written notice of such breach is received by such other party. See "Conditions of the CNB Merger" above.

   Effective Date

   The CNB Agreement provides that the CNB Merger shall become effective at the time and on the date specified in the approval of merger issued by the OCC (the "CNB Effective Date"). Although no assurance can be given, the CNB Effective Date is expected to be on or before March 31, 1997.

   Distribution of First Commercial Stock Certificates

   After the CNB Effective Date, each holder of certificates previously evidencing shares of CNB Stock will be required to surrender such certificates for transfer and cancellation. Upon surrender each holder will receive certificate(s) representing the number of shares of First Commercial Common Stock which the holders of such shares of CNB Stock will have the right to receive (except for any fractional share interests as described below in "Fractional Shares"), together with any dividends which have been declared on such shares of First Commercial Common Stock and to which such holders are entitled.

   Holders of CNB Stock on the CNB Effective Date shall be entitled to receive dividends declared by First Commercial subsequent to the CNB Effective Date, but payment of such dividends will not be required of First Commercial until such persons have delivered their certificates representing shares of CNB Stock in exchange for certificates representing shares of First Commercial Stock.

   As soon as practicable after consummation of the CNB Merger, transmittal forms will be sent to stockholders of CNB for use in forwarding to First Commercial's transfer agent certificates previously evidencing CNB Stock for surrender and exchange for certificates evidencing First Commercial Stock. Until so surrendered, certificates formerly evidencing CNB Stock will be deemed for all corporate purposes (except for payment of dividends to CNB stockholders which may be withheld pending exchange of certificates) to evidence the right to receive the number of whole shares of First Commercial Stock and the right to receive cash in lieu of fractional shares which the holder thereof would be entitled to receive upon surrender. Stockholders of CNB are requested not to submit stock certificates for exchange until they have received written instructions to do so.

   If outstanding certificates for shares of CNB Stock are not surrendered, or if payment for them is not claimed prior to such date on which such payment would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed item shall, to the extent permitted by the abandoned property and/or any other applicable law, become the property of First Commercial (and to the extent not in its possession shall be paid over to it), free and clear of all claims or interests of any person previously entitled to such items. Notwithstanding the foregoing, neither First Commercial's transfer agent nor any party to the CNB Merger shall be liable to any holder of CNB

   Stock for any amount  paid to any governmental unit  or agency having jurisdiction  of such  unclaimed items pursuant  to the
   abandoned   property  or   other   applicable  law   of   such
   jurisdiction.

   Fractional Shares

   No fractional shares of First Commercial Stock will be issued for shares of CNB Stock. In lieu of fractional interests, First Commercial shall pay to such persons who would otherwise receive fractional shares cash in an amount equal to the market value of such fractional shares determined on the basis that one share of First Commercial Common Stock shall have a value equal to the average of the bid and asked prices of First Commercial Common Stock on the Closing Date. See "Federal Income Tax Consequences" above.

   Dilution

   Each common stockholder of CNB who exchanges his stock will receive a voting interest exactly in proportion to his relative voting common stock interest in relation to other CNB stockholders before the combination is effected. Each share of CNB Stock presently held by CNB stockholders will represent less of a percentage voting interest in the total number of outstanding shares of First Commercial (subsequent to the CNB Merger) than it now represents as a percentage of the total outstanding shares of CNB.

   Accounting Treatment

   The CNB Merger will be accounted for as a pooling of interests under generally accepted accounting principles. The assets and liabilities of CNB will be reflected in the consolidated financial statements of First Commercial at their book value as reflected in CNB's financial statements. Expenses incurred in connection with the CNB Merger will be considered as an expense of First Commercial.

   A condition of consummating the CNB Merger is that First Commercial receive an opinion from Ernst & Young LLP that the pooling of interests method of accounting applies to the CNB Merger. Management of First Commercial expects this condition to be met.

   Registration  of  First  Commercial  Common  Stock  Under  the
   Securities Act

   The shares of First Commercial Stock to be issued to CNB stockholders in the CNB Merger have been registered under the Securities Act of 1933, as amended (the "Securities Act"), thereby allowing such shares to be freely traded without restriction by persons who will not be "affiliates" of First Commercial and who were not affiliates of CNB, as that term is defined in the Securities Act.

   Directors and certain officers and stockholders of CNB may be deemed to be "affiliates" of CNB within the meaning of the Securities Act. Accordingly, resales by such persons of any shares of First Commercial Stock received by them in the CNB Merger are restricted and may be made only if such stock is registered under the Securities Act or an exemption from the registration requirements of the Securities Act is available. All such persons should carefully consider the limitations imposed by Rules 144 and 145 promulgated under the Securities Act ("Rule 144" and "Rule 145") prior to effecting any resales of such First Commercial Stock.

   Pursuant to Rule 145, the sale of First Commercial Stock held by those persons who are affiliates of CNB will be subject to certain restrictions. For two years following the Effective Date, such persons may sell the First Commercial Stock only if
   (i) First Commercial has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), during the preceding twelve months, (ii) such First Commercial Stock is sold in "brokers' transactions" as that term is defined in Section 4(4) of the Securities Act, (iii) the person selling such First Commercial Stock does not solicit or arrange for the solicitation of orders to buy such First Commercial Stock in anticipation of or in connection with such transaction nor make any payment in connection with the offer or sale of such First Commercial Stock to any person other than the broker who executes the order to sell, and (iv) sales made by such person within the preceding three months do not exceed 1% of the outstanding shares of that class. Shares of the First Commercial Stock held for more than two years but less than three years after the CNB Effective Date may be sold freely if First Commercial is in compliance with the above discussed Exchange Act reporting requirements. Once the shares of First Commercial Stock have been held for three years from the CNB Effective Date, they may be sold free from the restrictions of Rules 144 and 145.

   It is a condition of First Commercial's obligation to consummate the CNB Merger that First Commercial shall have received an agreement in form and substance satisfactory to it, executed and delivered by each holder of CNB Stock who is determined to be an affiliate of CNB, providing, among other things, that such holder (i) will not sell, transfer or in any way reduce his risk with respect to his shares of First Commercial Stock until such time as First Commercial shall have published financial results covering at least 30 days of post-Merger combined operations, (ii) has no present intent to sell, transfer or otherwise dispose of any of his shares of First Commercial Stock and (iii) will not sell, transfer or otherwise dispose of more than fifty percent (50%) of his shares of First Commercial Stock for a period of at least one
   (1) year following the Closing.

                   THE SECURITY NATIONAL BANK TRANSACTION

   Information in this section relates to the merger of Security National Bank, Nacogdoches, Texas ("SNB") into Stone Fort National Bank, Nacogdoches, Texas ("Stone Fort"), a wholly-owned subsidiary of First Commercial Corporation ("First Commercial") (the "SNB Merger"). For a discussion of the City National Bank Merger, see the information above contained under the heading "The City National Bank Transaction."

   General

   This Joint Proxy Statement/Prospectus is furnished to the stockholders of SNB in connection with the solicitation of proxies on behalf of its Board of Directors for use at a special meeting of stockholders of SNB (the "SNB Special Meeting") to be held on the date and at the time and place specified in the accompanying Notice of Special Meeting of Stockholders or any adjournment thereof.

   SNB and First Commercial each have supplied all information included herein with respect to itself.

   This Joint Proxy Statement/Prospectus was first mailed to shareholders of SNB on October 23, 1996.

   The SNB Special Meeting

   The purpose of the SNB Special Meeting is to consider and vote upon a proposal to approve the SNB Merger pursuant to the terms of a Plan and Agreement of Merger among First Commercial, Stone Fort and SNB dated June 28, 1996 (the "SNB Agreement"). Under the terms of the SNB Agreement, each outstanding share of common stock of SNB, $5.00 par value per share (the "SNB Stock"), will be canceled and converted into the right to receive 1.04857 shares of First Commercial common stock, $3.00 par value per share (the "First Commercial Stock"), with cash payment due in lieu of any fractional shares. The First Commercial Stock and cash in lieu of fractional shares to be delivered to SNB stockholders are hereinafter referred to as the "SNB Merger Consideration." See "The Security National Bank Transaction - The SNB Merger."

   SNB may terminate the SNB Agreement if the average of the bid and asked prices of the First Commercial Stock as reported on the Nasdaq National Market for the twenty business days preceding the Closing Date, based on the average of such prices as calculated for each such day, shall be less than $26.1375 per share. SNB may not, however, terminate the SNB Agreement if First Commercial agrees to amend and restate the SNB Agreement to provide that the First Commercial Stock portion of the SNB Merger Consideration shall be that number of shares having an aggregate market value closest to, but not exceeding, $6,303,600, based on the average of the bid and asked prices for a share of First Commercial Stock reported on the Nasdaq National Market as of the close of business on each of the twenty (20) days immediately preceding the date SNB would otherwise have elected to terminate the SNB Agreement. The average of the bid and asked price of a share of the First Commercial Stock on October 17, 1996, was $34.625.

   Shares Entitled to Vote; Vote Required

   Only holders of record of the SNB Stock at the close of business on October 16, 1996 (the "SNB Record Date") are entitled to notice of and to vote at the SNB Special Meeting. On that date, the number of outstanding shares of the SNB Stock was 230,000, each of which is entitled to one vote on each matter to come before the SNB Special Meeting. Under national banking laws approval of the SNB Merger requires the affirmative vote of the holders of at least two-thirds (2/3) of the outstanding shares of SNB Stock. Abstentions will not be counted as affirmative votes. Directors, executive officers and their affiliates who own or control approximately 30.13% of the outstanding shares of SNB Stock entitled to vote have indicated that they will vote in favor of the SNB Merger.


   Solicitation, Voting and Revocation of Proxies

   In addition to soliciting proxies by mail, directors, officers and employees of SNB, without receiving additional compensation therefor, may solicit proxies by telephone and in person. The cost of soliciting proxies is being paid by SNB.

   The proxies that accompany this Joint Proxy Statement/Prospectus permit each holder of SNB Stock on the SNB Record Date to vote on all matters that come before the SNB Special Meeting. When a stockholder specifies his choice on the proxy with respect to a matter being voted upon, the shares represented by the proxy will be voted in accordance with such specification. If no such specification is made, the shares will be voted in favor of approval of the SNB Merger. A proxy may be revoked by (i) giving written notice of revocation at any time before its exercise to Michael C. Haas at 3000 University Drive, Nacogdoches, Texas 75963-2018,
   (ii) executing and delivering to Michael C. Haas at any time before its exercise a proxy bearing a subsequent date or (iii) attending the Special Meeting and voting in person.

   The Board of Directors of SNB is not aware of any business to be acted upon at the SNB Special Meeting other than consideration of the SNB Merger. If, however, other proper matters are brought before the SNB Special Meeting, or any adjournments thereof, the persons appointed as proxies will have discretion to vote or abstain from voting thereon according to their best judgment.

   The SNB Merger

   General

   On June 18, 1996, and June 12, 1996, the Boards of Directors of First Commercial and SNB, respectively, each approved the SNB Agreement. The description of the SNB Agreement herein does not purport to be complete and is qualified in its entirety by reference to the SNB Agreement, which is made an exhibit to the Registration Statement of which this Joint Proxy Statement/Prospectus is a part and is incorporated herein by reference.

   Under the SNB Agreement, SNB will be merged into Stone Fort, and each share of SNB Stock outstanding on the Effective Date, as defined herein, will be converted into the right to receive
   1.04857 shares of First Commercial Stock. The exchange ratio was based upon historical and projected earnings of SNB, the amounts of SNB assets and liabilities, and the market value of First Commercial Stock. Projected earnings were based primarily on historical trends.

   The SNB Agreement was  the result of arm's-length negotiations
   between representatives  of First  Commercial and SNB.   SNB's
   Board of Directors believes the terms of the SNB Merger are fair.

   First Commercial  is an Arkansas corporation  and a multi-bank
   holding company registered under the BHCA.   SNB and Stone Fort
   are each national banking associations operating under the laws of the United States of America.

   Stockholders of SNB will exchange their stock certificates for new certificates evidencing shares of First Commercial Stock. After the SNB Merger, and until so exchanged, the shares of SNB Stock will represent the right to receive the number of shares of First Commercial Stock into which such shares of SNB Stock will be converted. See "The Security National Bank Transaction - The SNB Merger."

   Reasons for the SNB Merger

   Several factors were important in the SNB Board's decision to pursue this opportunity for a merger with First Commercial's subsidiary, Stone Fort. First, based on the market price of First Commercial's Stock at the time the negotiations began, it was apparent that the value of the proposed transaction was in the best interest of shareholders. A second important consideration of the Board of Directors was that First Commercial's Stock prices are quoted on the Nasdaq National Market and there is apparently sufficient market volume in the stock to afford shareholders of SNB an opportunity for liquidity. A third important consideration was First Commercial's sound record of dividend payout. A fourth and extremely important consideration in the decision was the
   financial  soundness  of  First  Commercial.    Based  on  the
   financial  information provided  SNB directors  concerning the financial
   performance of First Commercial over the preceding two years, it was apparent that First Commercial met or exceeded all soundness criteria comparable with its peer group. Additionally, its profitability performance had been at or above levels of peer financial institutions. A fifth important consideration was the general environment of the commercial banking industry in this country and the substantially enhanced activity of merger and acquisition opportunities in the industry. Finally, the combined resources of the two companies will allow them to offer an even greater array of products and services to meet those needs.

   In  summary, the Board of  Directors of SNB  believes that the
   proposed  SNB  Merger   is  in  the  best   interests  of  its
   shareholders.

   Federal Income Tax Consequences

   The following is a discussion of certain of the material federal income tax considerations in connection with the SNB
   Merger and the tax opinion of Friday, Eldredge & Clark, special tax counsel to First Commercial.

   The SNB Merger will qualify as a tax-free corporate reorganization for federal income tax purposes under Sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code, as amended (the "Code"), if it satisfies the specific requirements of the Code, the regulations promulgated thereunder, and pertinent judicial decisions. The most important of these requirements is that (i) no stock of Stone Fort may be used in the transaction, (ii) substantially all of the properties of SNB must be acquired by Stone Fort in connection with the SNB Merger (the "Substantially All Test"), and (iii) the stockholders of SNB must, collectively as a group, maintain a "continuity of interest" in First Commercial after the SNB Merger (the "Continuity of Interest Test").

   The merger transaction does not contemplate the use of any stock of Stone Fort in the transaction, and, accordingly, this requirement should be satisfied. For private letter ruling purposes, the Internal Revenue Service ("IRS") generally regards the Substantially All Test to be satisfied if at least 90% of the fair market value of SNB's net assets and at least 70% of the fair market value of SNB's gross assets held by SNB immediately prior to the transaction are acquired in connection with the SNB Merger. Management of SNB and Stone Fort believe that this test will be satisfied in connection with the transaction contemplated by the SNB Merger. The IRS takes the position that the Continuity of Interest Test will be satisfied if the former SNB stockholders receive, in the SNB Merger, a number of shares of First Commercial Stock having a value, as of the Effective Date (as defined herein), equal to at least fifty percent (50%) of the value of all the outstanding stock of SNB as of such date. In general, this requires the stockholders of SNB to collectively surrender at least 50% of their SNB Stock in exchange for First Commercial Stock in the SNB Merger. In addition, in order for the Continuity of Interest Test to be satisfied, this 50% continuity of stock ownership generally must be maintained for a meaningful period of time following the SNB Merger. Moreover, at the time of the SNB Merger, there can be no plan or intention on the part of the shareholders of SNB to collectively dispose of an amount of the First Commercial Stock that would cause the 50% continuity of stock ownership requirement to not be satisfied.

   Accordingly, assuming the Substantially All Test and Continuity of Interest Test are satisfied, and provided other specific requirements contained in the Code, the regulations promulgated thereunder, and pertinent judicial decisions are met, the transaction should qualify as a tax-free corporate reorganization for federal income tax purposes pursuant to the provisions of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code.

   If the SNB Merger qualifies as a tax-free corporate reorganization, the material federal income tax consequences of the SNB Merger will be as follows: (i) no material gain or loss will be recognized by SNB, First Commercial or Stone Fort as a result of the SNB Merger; (ii) no gain or loss will be recognized by the shareholders of SNB upon the receipt of First Commercial Stock solely in exchange for their shares of SNB Stock in connection with the SNB Merger; (iii) the tax basis of the shares of First Commercial stock received by the shareholders of SNB in the SNB Merger will, in each instance, be the same as the basis of the shares of SNB Stock surrendered in exchange therefor; (iv) the holding period of the shares of First Commercial Stock received by the shareholders of SNB in the SNB Merger will, in each instance, include the holding period of the shares of SNB Stock exchanged therefor, provided that the shares of SNB Stock were held as capital assets on the date of the SNB Merger; and (v) the payment of cash to shareholders of SNB in lieu of issuing fractional shares of First Commercial Stock will be treated as if the fractional shares were distributed as part of the exchange and then redeemed by First Commercial for cash, and any such payments will be treated as having been received by the shareholder as a distribution in redemption of the fractional share interest, subject to provisions of Section 302 of the Code.

   Shareholders of SNB who exercise dissenters rights and receive cash for their shares of SNB Stock will be treated as having received such cash as a distribution in redemption of such shareholder's SNB Stock, subject to the conditions and limitations of Section 302 of the Code.

   If the SNB Merger does not qualify as a tax-free corporate reorganization, the transaction will be treated for federal income tax purposes as a taxable purchase by First Commercial of the SNB Stock. In such event, the SNB Merger will constitute a taxable transaction to the shareholders of SNB and possibly also a taxable transaction to Stone Fort. In such event, gain or loss will be recognized by the shareholders of SNB to the extent of the difference between
   (i) the fair market value, on the Effective Date, of the shares of First Commercial Stock received in connection with the SNB Merger, and (ii) the adjusted basis of the shares of SNB Stock surrendered in the transaction. The fair market value of the First Commercial Stock on the Effective Date may be determined on the basis of the average high and low selling prices of such stock on the day of the transaction. If the transaction does not qualify for tax-free reorganization treatment, (i) the holding period for the shares of First Commercial Stock to be received by the shareholders of SNB will commence on the day following the date of the transaction; (ii) gain or loss would likely be recognized by SNB on the transfer of its assets to Stone Fort to the extent of the difference between the fair market value of the assets and the adjusted basis of the assets in the hands of SNB on the Effective Date and (iii) the holding period for the assets of SNB to be received by Stone Fort would likely commence on the date following the transaction.

   The foregoing discussion is limited to matters pertaining to federal income tax law. Moreover, because of the complexity of federal, state and local tax laws, the tax consequences to any particular shareholder may be affected by matters not pertaining to the SNB Merger. Accordingly, it is recommended that each shareholder of SNB consult his own personal tax advisor concerning the specific federal, state and local income tax consequences of the SNB Merger.

   Rights of Dissenting SNB Stockholders

   Pursuant to 12 U.S.C. Section 215a, any holder of record of SNB Stock who objects to the proposed SNB Merger and who fully complies with all of the provisions of Section 215 (but not otherwise) shall be entitled to demand and receive payment for all (but not less than all) of his shares of SNB Stock if the SNB Merger is consummated.

   Any shareholder of SNB who objects to the SNB Merger and desires to receive payment for his SNB Stock:

        1. Must file a written objection to the SNB Merger with SNB either prior to the SNB Special Meeting or at the SNB Special Meeting, but before the vote is taken, or he must vote against approval of the SNB Merger at the SNB Special Meeting; AND

        2. Must file with Stone Fort a written notice of his election to dissent within thirty (30) days after the date of consummation of the SNB Merger, and the notice of dissent must contain the shareholder's full name and address, the number of shares of SNB Stock held by him, and a demand for payment of the value of his shares; AND

        3. Must concurrently with the giving of the notice referred to in subparagraph 2 above submit his certificates for SNB Stock to Lynn Mills, Secretary of Stone Fort, for notation thereon of the shareholder's election to dissent.

   Any notices required to be given to SNB should be forwarded to Security National Bank, 3000 University Drive, Nacogdoches,
   Texas  75963-2018,  to  the  attention  of  Michael  C.  Haas,
   President.

   Any  notices  required to  be given  to  Stone Fort  should be
   forwarded  to   Stone  Fort   National  Bank,  300   E.  Main,
   Nacogdoches,  Texas 75961,  to  the attention  of Lynn  Mills,
   Secretary.

   If the SNB Merger is approved, Stone Fort will promptly mail by certified mail to each shareholder who has complied with the conditions above written notice of such approval, addressed to the shareholder at such address as he has furnished SNB in writing, or if none, at the shareholder's address as it appears on the records of SNB. Within thirty
   (30) days after the date of consummation of the SNB Merger, the shareholder must make the written election to dissent and demand for payment described in subparagraph 2 above.

   The value of the shares of SNB Stock held by dissenting shareholders shall be ascertained, as of the Effective Date of the SNB Merger, by an appraisal made by a committee of three persons, composed of (a) one selected by the vote of the holders of the majority of the SNB Stock, the owners of which are entitled to payment in cash, (b) one selected by the directors of Stone Fort, and (c) one selected by the two so selected. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment, such shareholder may, within five (5) days after being notified of the appraised value of the shares, appeal to the OCC, which shall cause a reappraisal to be made, which shall be final and binding as to the value of the shares.

   If within ninety (90) days from the date of consummation of the SNB Merger for any reason one or more of the appraisers is not selected or the appraisers fail to determine the value of the shares of SNB Stock, the OCC shall upon written request of any interested party cause an appraisal to be made, which shall be final and binding on all parties. The expenses of the OCC in making the reappraisal or the appraisal, as the case may be, shall be paid by Stone Fort. The value of the shares ascertained shall be promptly paid to the dissenting shareholders by Stone Fort. The shares of First Commercial Stock that would have been delivered to such dissenting shareholders had they not requested payment shall be sold by First Commercial at an advertised public auction, and First Commercial shall have the right to purchase any of such shares at such public auction, if it is the highest bidder therefor, for the purpose of reselling such shares within thirty (30) days thereafter to such person or persons and at such price, not less than par, as First Commercial's Board of Directors by resolution may determine. If the shares are sold at public auction at a price greater than the amount paid to the dissenting shareholders, the excess in such sale price shall be paid to such shareholders.

   If holders of more than 23,000 shares of SNB Stock perfect their dissenters' rights, SNB, First Commercial and Stone Fort may elect not to consummate the SNB Merger, in which event the dissenters' rights described in this section would terminate. However, it is the intent of management of First Commercial to accommodate those SNB shareholders electing to dissent to the extent that funds may be obtained or financing may be arranged to purchase their shares and to the extent that such accommodation does not create tax, accounting or regulatory obstacles.

   The foregoing does not purport to be a complete statement of the provisions of Section 215a of Title 12 of the United States Code, and it is qualified in its entirety by reference to such provisions, which are reproduced in full as Appendix A to this Joint Proxy Statement/Prospectus.

   Upon compliance with the statutory procedures, dissenting shareholders will not have any rights as shareholders of SNB or of First Commercial, including, among other things, the right to receive dividends or the right to vote on matters submitted for shareholder consideration.

   Conditions of the SNB Merger

   Consummation of the SNB Merger is conditioned upon the occurrence of certain events on or prior to the Effective Date including, among other things, the following: (i) approval of the SNB Merger by the stockholders of SNB; (ii) confirmation by First Commercial and SNB of the truth of their respective representations and warranties and compliance with their respective covenants as set forth in the SNB Agreement; (iii) the absence of any court or governmental proceeding undertaken or threatened to restrain, enjoin, prohibit, or obtain damages for the transaction contemplated by the SNB Agreement which, in the opinion of either First Commercial or SNB, would make the consummation of the SNB Merger inadvisable; (iv) the absence of any suit, action or proceedings pending or threatened against First Commercial or SNB or any of each other's officers or directors which, if successful, would, in the reasonable judgment of SNB or First Commercial, respectively, have a material adverse effect on the financial condition of First Commercial or SNB, respectively; (v) receipt by First Commercial and SNB of letters, as considered necessary, from each other's independent certified public accountants relating to certain financial statements and information of the other and an opinion from Ernst & Young LLP that the pooling of interests method of accounting applies to the SNB Merger; (vi) receipt by First Commercial and SNB of certain opinions from SNB's and First Commercial's counsel, respectively; (vii) receipt by First Commercial from affiliates of SNB of an agreement restricting disposition of First Commercial Stock for a certain period of time; (viii) receipt by First Commercial and SNB of an opinion from tax counsel addressing the tax consequences of the contemplated SNB Merger; and (ix) the absence of any material adverse change in the financial condition, business or operations of either First Commercial or SNB.

   All of these conditions are expected to be met.

   Any of the conditions set forth above may be waived at the discretion of the respective institutions except as otherwise provided by law. However, neither First Commercial nor SNB will waive any condition if such waiver, in the judgment of its respective Board of Directors, would result in materially adverse consequences to it or its stockholders.

   Regulatory Approval

   Consummation of the SNB Merger requires the prior written approval of the OCC and the Texas Department of Banking. Applications for such approval were filed on September 11, 1996 and July 17, 1996, respectively. The Texas Department of Banking has approved the SNB Merger.

   Although no assurance can be provided, First Commercial and SNB currently expect the SNB Merger to be consummated on or before December 31, 1996. See "Termination of the SNB Merger" below.

   Termination of the SNB Merger

   The SNB Agreement provides that it may be terminated, whether before or after shareholder approval, by mutual consent of the Boards of Directors of First Commercial and SNB at any time before the Closing (as defined in the SNB Agreement). Either First Commercial or SNB, at its option, may terminate the SNB Agreement (unless such terminating party has breached a covenant under the SNB Agreement) if the Closing Date shall not have occurred on or before December 31, 1996.

   Either First Commercial or SNB may terminate the Agreement if any of the conditions precedent to its obligation to consummate the SNB Merger have not been met at or prior to the Closing, or if it shall have discovered a material breach by the other party of any representation, warranty or agreement contained in the SNB Agreement that has not been cured within twenty (20) days of the time that written notice of such breach was received by such other party. See "Conditions of the SNB Merger" above.

   Effective Date

   The SNB Agreement provides that the SNB Merger shall become effective at the time and on the date specified in the approval of merger issued by the OCC (the "SNB Effective Date"). Although no assurance can be given, the SNB Effective Date is expected to be on or before December 31, 1996.

   Distribution of First Commercial Stock Certificates

   After the SNB Effective Date, each holder of certificates previously evidencing shares of SNB Stock will be required to surrender such certificates for transfer and cancellation. Upon surrender each holder will receive certificate(s) representing the number of shares of First Commercial Stock which the holders of such shares of SNB Stock will have the right to receive (except for any fractional share interests as described below in "Fractional Shares"), together with any dividends which have been declared on such shares of First Commercial Stock and to which such holders are entitled.

   Holders of SNB Stock on the SNB Effective Date shall be entitled to receive dividends declared by First Commercial subsequent to the SNB Effective Date, but payment of such dividends will not be required of First Commercial until such persons have delivered their certificates representing shares of SNB Stock in exchange for certificates representing shares of First Commercial Stock.

   As soon as practicable after consummation of the SNB Merger, transmittal forms will be sent to stockholders of SNB for use in forwarding to First Commercial's transfer agent certificates previously evidencing SNB Stock for surrender and exchange for certificates evidencing First Commercial Stock. Until so surrendered, certificates formerly evidencing SNB Stock will be deemed for all corporate purposes (except for payment of dividends to SNB stockholders which may be withheld pending exchange of certificates) to evidence the right to receive the number of whole shares of First Commercial Stock and the right to receive cash in lieu of fractional shares which the holder thereof would be entitled to receive upon surrender. Stockholders of SNB are requested not to submit stock certificates for exchange until they have received written instructions to do so.

   If outstanding certificates for shares of SNB Stock are not surrendered, or if payment for them is not claimed prior to such date on which such payment would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed item shall, to the extent permitted by the abandoned property and/or any other applicable law, become the property of First Commercial (and to the extent not in its possession shall be paid over to it), free and clear of all claims or interests of any person previously entitled to such items. Notwithstanding the foregoing, neither First Commercial's transfer agent nor any party to the SNB Merger shall be liable to any holder of SNB Stock for any amount paid to any governmental unit or agency having jurisdiction of such unclaimed items pursuant to the abandoned property or other applicable law of such jurisdiction.
   Fractional Shares

   No fractional shares of First Commercial Stock will be issued for shares of SNB Stock. In lieu of fractional interests, First Commercial shall pay to such persons who would otherwise receive fractional shares cash in an amount equal to the market value of such fractional shares determined on the basis that one share of First Commercial Stock shall have a value equal to the average of the bid and asked prices of First Commercial Stock on the Closing Date. See "Federal Income Tax Consequences" above.

   Dilution

   Each common stockholder of SNB who exchanges his stock will receive a voting interest exactly in proportion to his relative voting common stock interest in relation to other SNB stockholders before the combination is effected. Each share of SNB Stock presently held by SNB stockholders will represent less of a percentage voting interest in the total number of outstanding shares of First Commercial (subsequent to the SNB Merger) than it now represents as a percentage of the total outstanding shares of SNB.

   Accounting Treatment

   The SNB Merger will be accounted for as a pooling of interests under generally accepted accounting principles. The assets and liabilities of SNB will be reflected in the consolidated financial statements of First Commercial at their book value as reflected in SNB's financial statements. Expenses incurred in connection with the SNB Merger will be considered as an expense of First Commercial.

   A condition of consummating the SNB Merger is that First Commercial receive an opinion from Ernst & Young LLP that the pooling of interests method of accounting applies to the SNB Merger. Management of First Commercial expects this condition to be met.

   Registration of  First Commercial Stock  Under the  Securities
   Act

   The shares of First Commercial Stock to be issued to SNB stockholders in the SNB Merger have been registered under the Securities Act of 1933, as amended (the "Securities Act"), thereby allowing such shares to be freely traded without restriction by persons who will not be "affiliates" of First Commercial and who were not affiliates of SNB, as that term is defined in the Securities Act.

   Directors and certain officers and stockholders of SNB may be deemed to be "affiliates" of SNB within the meaning of the Securities Act. Accordingly, resales by such persons of any shares of First Commercial Stock received by them in the SNB Merger are restricted and may be made only if such stock is registered under the Securities Act or an exemption from the registration requirements of the Securities Act is available.

   All such persons should carefully consider the limitations imposed by Rules 144 and 145 promulgated under the Securities
   Act ("Rule 144" and "Rule 145") prior to effecting any resales of such First Commercial Stock.

   Pursuant to Rule 145, the sale of First Commercial Stock held by those persons who are affiliates of SNB will be subject to certain restrictions. For two years following the Effective Date, such persons may sell the First Commercial Stock only if
   (i) First Commercial has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), during the preceding twelve months, (ii) such First Commercial Stock is sold in "brokers' transactions" as that term is defined in Section 4(4) of the Securities Act, (iii) the person selling such First Commercial Stock does not solicit or arrange for the solicitation of orders to buy such First Commercial Stock in anticipation of or in connection with such transaction nor make any payment in connection with the offer or sale of such First Commercial Stock to any person other than the broker who executes the order to sell, and (iv) sales made by such person within the preceding three months do not exceed 1% of the outstanding shares of that class. Shares of the First Commercial Stock held for more than two years but less than three years after the SNB Effective Date may be sold freely if First Commercial is in compliance with the above discussed Exchange Act reporting requirements. Once the shares of First Commercial Stock have been held for three years from the SNB Effective Date, they may be sold free from the restrictions of Rules 144 and 145.

   It is a condition of First Commercial's obligation to consummate the SNB Merger that First Commercial shall have received an agreement in form and substance satisfactory to it, executed and delivered by each holder of SNB Stock who is determined to be an affiliate of SNB, providing, among other things, that such holder (i) will not sell, transfer or in any way reduce his risk with respect to his shares of First Commercial Stock until such time as First Commercial shall have published financial results covering at least 30 days of post-Merger combined operations, (ii) has no present intent to sell, transfer or otherwise dispose of any of his shares of First Commercial Stock and (iii) will not sell, transfer or otherwise dispose of more than fifty percent (50%) of his shares of First Commercial Common Stock for a period of at least one (1) year following the Closing.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

   The following unaudited pro forma combined balance sheets as of December 31, 1995 and June 30, 1996 and unaudited pro forma combined statements of income for the three years ended December 31, 1995 and for the six month periods ended June 30, 1996 and 1995 give effect to the following transactions:

   As described herein, on May 9, 1996, First Commercial entered into a definitive agreement with TBT and CNB, whereby CNB will be merged with and into TBT, a subsidiary of First Commercial. As also described herein, such transaction is currently the subject of Ongoing Negotiations between the parties with regard to the purchase price. For purposes of the following pro forma combined financial information, it is assumed that the transaction will be effected through an exchange of 174,492 shares of First Commercial common stock for all of the outstanding shares of CNB. Given the Ongoing Negotiations, First Commercial believes that 174,492 shares reflects the highest number of shares that it will exchange in connection with the CNB Merger. The consummation of the merger requires the prior approval of the OCC and the Texas Department of Banking. The merger will be accounted for as a pooling of interests.

   As further described herein, on June 28, 1996, First Commercial entered into a definitive agreement with Stone Fort and SNB, whereby SNB will be merged with and into Stone Fort, a subsidiary of First Commercial. This transaction will be effected through an exchange of 241,171 shares of First Commercial common stock for all of the outstanding shares of SNB. The consummation of the merger requires the prior approval of the OCC and the Texas Department of Banking. This merger will also be accounted for as a pooling of interests.

   The following unaudited pro forma financial information is not necessarily indicative of the results of operation of First
   Commercial as if the acquisition had occurred on January 1, 1993.



                                                       PRO FORMA COMBINED BALANCE SHEET
                                                                  June 30, 1996
                                                                   (Unaudited)

                                                               Pending
                                                           --------------

(Dollars in Thousands)                        First Commercial    CNB        SNB     Pro forma
                                                Corporation    (Pooling)  (Pooling)  Adjustment    Pro forma
                                                    <F1>          <F2>      <F3>                     <F4>
                                                ------------    --------   ------     --------     --------

ASSETS
Cash and due from banks                           $291,109     $3,187     $1,934                   $296,230
Investment securities held-to-maturity             336,529                 9,987                    346,516
Investment securities available-for-sale         1,015,985      2,111      6,079                  1,024,175
Trading account securities                             556                                              556
Short-term investments                              78,124      1,771         35                     79,930
Loans, net                                       3,168,239     30,238     16,478                  3,214,955
Premises and equipment, net                        103,957      2,396      1,939                    108,292
Other assets                                       226,892        705        467                    228,065
                                                ----------    -------    -------                 ----------
                                                $5,221,391    $40,408    $36,920                 $5,298,719
                                                ==========    =======    =======                 ==========

LIABILITIES AND
  STOCKHOLDERS' EQUITY
Deposits:
  Non-interest bearing                            $867,225     $7,372     $4,982                   $879,579
  Interest bearing                               3,671,072     30,048     27,963                  3,729,083
                                                ----------    -------     ------                 ----------
    Total deposits                               4,538,297     37,420     32,945                  4,608,662
Short-term borrowings                              169,851                                          169,851
Other liabilities                                   59,769        333        291                     60,393
Long-term debt                                       6,098                                            6,098
                                                ----------    -------    -------                 ----------
  Total liabilities                              4,774,015     37,753     33,236                  4,845,004
                                                ----------    -------    -------                 ----------

Stockholders' equity:
  Common stock                                      82,168        863      1,150     (766) <F5>      83,415
  Surplus                                          195,381        862      1,150      766  <F5>     198,159
  Retained earnings                                175,445        976      1,463                    177,884
  Unrealized net gains (losses) on available-
   for-sale securities, net of income               (4,221)       (46)      (80)                     (4,347)
  Treasury stock                                    (1,397)                                          (1,397)
                                                ----------    -------    -------                 ----------
  Total stockholders' equity                       447,376      2,655      3,683                    453,714
                                                ----------    -------    -------                 ----------
                                                $5,221,391    $40,408    $36,920                 $5,298,718
                                                ==========    =======    =======                 ==========

<F1>  Represents historical balance sheet of First Commercial Corporation.

<F2>  Represents historical balance sheet of City National Bank.

<F3>  Represents historical balance sheet of Security National Bank.

<F4>  Represents pro forma combined balances, as if these pooling transactions had occurred on or prior to June 30, 1996.

<F5>  This entry reflects the actual amount of First Commercial Corporation common stock to be outstanding after the acquisition of City National Bank and Security National Bank.




                                PRO FORMA COMBINED BALANCE SHEET
                                        December 31, 1995
                                           (Unaudited)


                                                              Pending


(Dollars in Thousands)                     First Commercial          CNB           SNB            Pro forma
                                             Corporation          (Pooling)     (Pooling)        Adjustment     Pro forma
                                                 <F1>                <F2>         <F3>                            <F4>
                                              ----------            ------       ------           --------       ------

ASSETS
Cash and due from banks                          $432,117          $2,233         $4,929                        $439,279
Investment securities held-to-maturity            351,415                          8,305                         359,720
Investment securities available-for-sale          973,129           2,357          6,824                         982,310
Trading account securities                            449                                                            449
Short-term investments                            108,181           2,491            225                         110,897
Loans, net                                      3,164,221          29,376         16,685                       3,210,282
Premises and equipment, net                       106,665           2,293          1,975                         110,933
Other assets                                      224,763             785            472                         226,020
                                               ----------         -------        -------                      ----------
                                               $5,360,940         $39,535        $39,415                      $5,439,890
                                               ==========         =======        =======                      ==========
LIABILITIES AND
  STOCKHOLDERS' EQUITY
Deposits:
  Non-interest bearing                         $1,018,181          $6,709         $6,712                      $1,031,602
  Interest bearing                              3,612,360          30,072         28,810                       3,671,242
                                               ----------          ------         ------                      ----------
    Total deposits                              4,630,541          36,781         35,522                       4,702,844
Short-term borrowings                             235,378                                                        235,378
Other liabilities                                  55,592             272            338                          56,202
Long-term debt                                      7,170                                                          7,170
                                               ----------          ------         ------                      ----------
  Total liabilities                             4,928,681          37,053         35,860                       5,001,594
                                               ----------          ------         ------                      ----------


Stockholders' equity:
  Common stock                                     82,030             863          1,150         (766) <F5>       83,277
  Surplus                                         195,019             862          1,150          766  <F5>      197,797
  Retained earnings                               154,356             774          1,267                         156,397
  Unrealized net gains (losses) on
    available-for-sale securities, net
    of income tax                                     854             (17)           (12)                            825
  Total stockholders' equity                      432,259           2,482          3,555                         438,296
                                               ----------         -------        -------                      ----------
                                               $5,360,940         $39,535        $39,415                      $5,439,890
                                               ==========         =======        =======                      ==========


<F1>  Represents historical balance sheet of First Commercial Corporation.

<F2>  Represents historical balance sheet of City National Bank.

<F3>  Represents historical balance sheet of Security National Bank.

<F4>  Represents pro forma combined balances, as if these pooling transactions had occurred on or prior to December 31, 1995.

<F5>  This entry reflects the actual amount of First Commercial Corporation common stock to be outstanding after the acquisition of City National Bank and Security National Bank.


                        PRO FORMA COMBINED STATEMENT OF INCOME
                        For the Six Months Ended June 30, 1996
                                       (Unaudited)

(In thousands except for per share data.)

                                     Pending

                                  First
                               Commercial      CNB        SNB      Pro
                               Corporation  (Pooling)  (Pooling)   forma
                                   <F1>        <F2>        <F3>    <F4>
                                 --------     ------     ------   ------

Interest income                  $184,227     $1,629    $1,366   $187,222
Interest expense                   78,509        646       619     79,774
                                  -------      -----     -----    -------
Net interest income               105,718        983       747    107,448

Provision for possible loan
 and lease losses                   3,125         92       (56)     3,161

Net interest income after
  provision for possible loan
  and lease losses                102,593        891       803    104,287

Other operating income             51,418        346       275     52,039
Other operating expenses          103,761        955       694    105,410
                                 --------      -----     -----   --------
Income before income taxes         50,250        282       384     50,916
Income tax expense (benefit)       17,667         80       119     17,866
                                 --------      -----     -----   --------
Net income                        $32,583       $202      $265    $33,050
                                 ========      =====     =====    =======

Average common shares
 outstanding during period     27,343,316    172,500   230,000  27,758,979

Net income per common share         $1.19      $1.17     $1.15       $1.19


<F1>  Represents historical income statement of First Commercial Corporation.

<F2>  Represents historical income statement of City National Bank.

<F3>  Represents historical income statement of Security National Bank.

<F4>  Represents pro forma results as if these pooling transactions had occurred on or prior to June 30, 1996.

                       PRO FORMA COMBINED STATEMENT OF INCOME
                       For the Six Months Ended June 30, 1995
                                      (Unaudited)

(In thousands except for per share data.)

                                             Pending


                                       First
                                     Commercial     CNB       SNB      Pro
                                     Corporation   Pooling  Pooling    Forma
                                        <F1>        <F2>     <F3>      <F4>
                                      ---------    ------    -----    ------

Interest income                      $152,180     $1,377    $1,203   $154,760
Interest expense                       64,757        588       522     65,867
                                      -------     ------    ------   --------
Net interest income                    87,423        789       681     88,893

Provision for possible loan
 and lease losses                       1,259         40        (6)     1,293

Net interest income after
 provision for possible loan
 and lease losses                      86,164        749       687     87,600

Other operating income                 31,469        313       254     32,036
Other operating expenses               78,016        881       658     79,555
                                      -------      -----     -----    -------
Income before income taxes             39,617        181       283     40,081
Income tax expense (benefit)           13,200         44        86     13,330
                                      -------      -----     -----    -------
Net income                            $26,417       $137      $197    $26,751
                                      =======      =====     =====    =======

Average common shares
 outstanding during period <F5>    26,141,512    172,500   230,000  26,557,175

Net income per common share             $1.01      $0.79     $0.86       $1.01


<F1>  Represents historical income statement of First Commercial Corporation.

<F2>  Represents historical income statement of City National Bank.

<F3>  Represents historical income statement of Security National Bank.

<F4>  Represents pro forma results as if these pooling transactions had occurred on or prior to June 30, 1995.

<F5>  Average shares outstanding for First Commercial Corporation and pro forma combined have been restated to reflect the 7% stock dividend declared November 1995.

                     PRO FORMA COMBINED STATEMENT OF INCOME
                      For the Year Ended December 31, 1995
                                  (Unaudited)


(In thousands except for per share data.)


                                     Pending


                                     First
                                  Commercial     CNB        SNB        Pro
                                  Corporation  (Pooling)  (Pooling)   forma
                                     <F1>        <F2>       <F3>       <F4>
                                    --------     ------     ------    -----

Interest income                     $322,182     $2,924    $2,541    $327,647
Interest expense                     137,632      1,270     1,121     140,023
                                    --------     ------    ------    --------
Net interest income                  184,550      1,654     1,420     187,624

Provision for possible loan
  and lease losses                     3,059        100       (21)      3,138

Net interest income after
  provision for possible loan
  and lease losses                   181,491      1,554     1,441     184,486

Other operating income                73,988        656       519      75,163
Other operating expenses             170,306      1,822     1,335     173,463
                                     -------      -----     -----     -------
Income before income taxes            85,173        388       625      86,186
Income tax expense (benefit)          28,263        123       190      28,576
                                     -------      -----     -----     -------
Net income                           $56,910       $265      $435     $57,610
                                     =======      =====     =====     =======

Average common shares
  outstanding during period       26,221,023   172,500   230,000   26,636,686

Net income per common share            $2.17     $1.54     $1.89        $2.16


<F1>  Represents historical income statement of First Commercial Corporation.

<F2>  Represents historical income statement of City National Bank.

<F3>  Represents historical income statement of Security National Bank.

<F4>  Represents pro forma results as if these pooling transactions had occurred on or prior to December 31, 1995.

                  PRO FORMA COMBINED STATEMENT OF INCOME
                   For the Year Ended December 31, 1994
                                (Unaudited)

(In thousands except for per share data.)

                                     Pending


                                    First
                                  Commercial     CNB        SNB       Pro
                                 Corporation  (Pooling)  (Pooling)   forma
                                     <F1>        <F2>       <F3>      <F4>
                                   ---------     -----     ------     -----

Interest income                     $257,751     $2,380    $2,265    $262,396
Interest expense                      98,306        724       898      99,928
                                    --------     ------    ------    --------
Net interest income                  159,445      1,656     1,367     162,468

Provision for possible loan
  and lease lossess                   (3,092)       120       (44)     (3,016)

Net interest income after
  provision for possible loan
  and lease losses                   162,537      1,536     1,411     165,484

Other operating income                68,652        477       550      69,679
Other operating expenses             156,875      1,492     1,355     159,722
                                     -------     ------    ------    --------
Income before income taxes            74,314        521       606      75,441
Income tax expense (benefit)          24,006        167       185      24,358
                                     -------     ------    ------    --------
Net income                           $50,308       $354      $421     $51,083
                                     =======     ======    ======    ========

Preferred stock dividend                 129                              129
Income applicable to common
  shares                             $50,179       $354      $421     $50,954

Average common shares
  outstanding during period <F5>  25,607,960    172,500    230,000  26,023,623

Net income per common share            $1.96      $2.05     $1.83        $1.96

<F1>  Represents historical income statement of First Commercial Corporation.

<F2>  Represents historical income statement of City National Bank.

<F3>  Represents historical income statement of Security National Bank.

<F4>  Represents pro forma results as if these pooling transactions had occurred on or prior to December 31, 1994.

<F5>  Average shares outstanding for First Commercial Corporation and pro forma combined have been restated to reflect the 7% stock dividend declared November 1995.

                        PRO FORMA COMBINED STATEMENT OF INCOME
                         For the Year Ended December 31, 1993
                                      (Unaudited)


(In thousands except for per share data.)


                                             Pending


                                     First
                                   Commercial      CNB        SNB      Pro
                                   Corporation  (Pooling)  (Pooling)  forma
                                      <F1>        <F2>       <F3>     <F4>
                                    ---------    ------     -------   -----

Interest income                     $234,995     $2,148    $2,242    $239,385
Interest expense                      90,421        646       892      91,959
                                    --------     ------    ------    --------
Net interest income                  144,574      1,502     1,350     147,426

Provision for possible loan
  and lease losses                     4,416         54         5       4,475

Net interest income after
  provision for possible loan
  and lease losses                   140,158      1,448     1,345     142,951

Other operating income                58,957        448       591      59,996
Other operating expenses             135,191      1,438     1,245     137,874
                                    --------     ------    ------    --------
Income before income taxes            63,924        458       691      65,073
Income tax expense (benefit)          17,959         48       219      18,226
                                    --------     ------    ------    --------
Net income before cumulative
  effect of a change in
  accounting principle                45,965        410       472      46,847
Cumulative effect on prior
  years of adopting FAS 109                                    47          47
                                     -------      -----     -----     -------
Net income                           $45,965       $410      $519     $46,894
                                     =======      =====     =====     =======
Preferred stock dividend               1,210                            1,210
Income applicable to common
  shares                             $44,755       $410      $519     $45,684
                                     =======      =====     =====     =======

Average common shares
  outstanding during period <F5>  25,714,354    172,500   230,000   26,130,017

Net income per common share            $1.74      $2.38     $2.26        $1.75

<F1>  Represents historical income statement of First Commercial Corporation.

<F2>  Represents historical income statement of City National Bank.

<F3>  Represents historical income statement of Security National Bank.

<F4>  Represents pro forma results as if these pooling transactions had occurred on or prior to December 31, 1993.

<F5>  Average shares outstanding for First Commercial Corporation and pro forma combined have been restated to reflect the 5% stock dividend declared November 1994 and the 7% stock dividend declared November 1995.

                 INFORMATION CONCERNING CITY NATIONAL BANK

   Business of CNB

   CNB was organized as a national banking association on June 24, 1985, and provides consumer and commercial lending for the Whitehouse and southeast Tyler communities. The Bank has branches located in Gresham, the Lake Palestine area, the West Loop in Tyler and Gentry Parkway in Tyler. CNB's principal office is located at 1125 Highway 110 North, Whitehouse, Texas 75791, telephone number: (903)839-6000.

   CNB Stock

   General

   As  of July 31, 1996, there were 172,500 outstanding shares of
   CNB Stock.  The approximate number  of holders of CNB Stock on
   that  date was  75.   There is  no established  public trading
   market for shares of CNB Stock.

   On May 8, 1996, the date preceding the announcement of the CNB
   Merger, there was no independent  basis for establishing a per
   share  cash market price  for CNB  Stock.   Book value  of CNB
   Stock equaled $15.33 per share on that date.

   CNB's dividends for the six month period ended June 30, 1996 and the last two fiscal years are as follows:



                   First    Second     Third    Fourth      Total
                  Quarter   Quarter   Quarter   Quarter
   Dividend
                  Dividend  Dividend  Dividend  Dividend
   Declared

   1996:
   Per share      $     0   $   0     $  -      $  -      $  -
   Total Declared       0       0        -         -         -


   1995:
   Per share      $     0   $   0     $  0      $  0      $  0
   Total Declared       0       0        0         0         0

   1994
   Per share      $   .25   $   0     $  0      $  0      $ .25
   Total Declared  43,125       0        0         0     43,125

   Security Ownership of Certain Beneficial Owners

   The following table sets forth, as of July 31, 1996, the identity and total number of shares of CNB Common Stock owned by persons known by management of CNB to own more than five percent (5%) of the total outstanding shares.

                                                First Commercial
                                                Common Stock to
                            CNB Common Stock    be Owned Upon
   Name and Address of      Beneficially Owned  Consummation of
   Beneficial Owner         on July 31, 1996      the Merger (1)
                                      % of                % of
                            Shares     Class    Shares    Class

   Nancy Duress             12,522(2)  7.26     12,666      *
   P.O. Box 1046
   Whitehouse, TX 75791

   D.W. Hamilton            16,173     9.38     16,359      *
   P.O. Box 516
   Whitehouse, TX 75791

   Ray Howard               30,874(3) 17.90     31,230      *
   P.O. Box 176
   Whitehouse, TX 75791

   John B. McDonald         33,633    19.50     34,021      *
   P.O. Box 39
   Troup, TX 75789

   Jess Odom                25,466(4) 14.76     25,760      *
   16027 County Line Road
   Troup, TX  75789

   Clyde Weaver             19,220    11.14     19,442      *
   208 Ackertap
   Whitehouse, TX 75791

   *Denotes less than 1%

   (1) Assumes an exchange ratio of 1.01155 First Commercial shares for each outstanding CNB share.
   (2)  200 shares are held by Mrs. Duress's husband.
   (3) 4,000 shares are owned jointly by Mr. Howard and his wife, and 26,874 are owned by the Ray Howard Company, of which Mr. Howard serves as President.
   (4)  These shares are held jointly with his wife.

   Security Ownership of Management

   The following table sets forth the beneficial ownership of shares of CNB Common Stock by each director of CNB and by all directors and executive officers of CNB as a group as of July 31, 1996. The number of shares shown as being beneficially owned by each director are those over which he or she has either sole or shared voting and/or investment powers.

                                                First Commercial
                                                Common Stock to
                            CNB Common Stock    be Owned Upon
                            Beneficially Owned  Consummation of
   Name of Directors        on July 31, 1996      the Merger (1)

                                      % of                % of
                            Shares     Class    Shares    Class

   Nancy Duress             12,522(2)  7.26     12,666      *
   D.W. Hamilton            16,173     9.38     16,359      *
   Ray Howard               30,874(3) 17.90     31,230      *
   John B. McDonald         33,633    19.50     34,021      *
   Jess Odom                25,466(4) 14.76     25,760      *
   Tom Tatum                 8,401(5)  4.87      8,498      *
   Ray Terry                 8,026(6)  4.65      8,118      *
   Clyde Weaver             19,220    11.14     19,442      *

   All Directors and Exe-
   cutive Officers as a
   Group (a total of 14
   individuals)            156,474    90.71     158,281     *

   *Denotes less than 1%

   (1) Assumes an exchange ratio of 1.01155 First Commercial shares for each outstanding CNB share.
   (2)  200 shares are held by Mrs. Duress's husband.
   (3) 4,000 shares are owned jointly by Mr. Howard and his wife, and 26,874 shares are owned by the Ray Howard Company, of which Mr. Howard serves as President.
   (4)  These shares are held jointly with his wife.
   (5)  459 shares are held by Mr. Tatum's wife.
   (6) 275 shares are held by Terry's Plant Farm, a company of which Mr. Terry serves as President.


     Selected Financial Data - City National Bank

     The following selected financial data should be read in conjunction with the financial statements, including the notes thereto, set forth in this document. See "Consolidated Financial Statements of CNB."

                                                            CITY NATIONAL BANK
                                                      (In thousands, except per share data)

                                                                 (Unaudited)


                                         Six Months Ended June 30, <F1>                      Year Ended December 31,


                                                 1996           1995          1995         1994         1993       1992     1991


        Summary of Operating Results:
         Net Interest Income                    $   983       $   789       $ 1,654      $ 1,656      $ 1,502     $1,216    $871
         Provision for Possible
          Loan and Lease Losses                      92            40           100          120           54         20       0
          Net Income                                202           137           265          354          410        476     303


        Period End Balance Sheet Data:
         Total Assets                             40,408        37,265        39,535       32,879       30,047    24,042  21,750
         Total Deposits                           37,420        34,570        36,781       28,548       27,983    22,408  20,583
         Shareholders' Equity                      2,655         2,371         2,482        2,234        1,923     1,513   1,037

        Per Common Share Data:
         Net Income                                 1.17           .79          1.54         2.05         2.38      2.76    1.76
         Cash Dividends                                0             0             0          .25            0         0       0
         Book Value                                15.39         13.74         14.39        12.95        11.15      8.77    6.01


<F1>
       The unaudited  operating results  for CNB  for   the six  months ended  June 30,  1996 and   1995, in the
       opinion of  CNB management,  included  all  adjustments  (consisting  solely  of  normal  recurring adjustments)  necessary  for  a  fair presentation.  Interim results  for the six months ended June 30, 1996, are not necessarily  indicative of results for the full year 1996.


   Management's Discussion and Analysis or Plan of Operation

   The following discussion provides certain information concerning CNB's financial condition and results of operations. For a more complete understanding of the
   following  discussion,  reference  should   be  made  to   the
   financial statements of CNB and related notes thereto presented elsewhere in this Joint Proxy Statement/Prospectus.

   Financial Condition  - June  30, 1996  Compared with June  30,
   1995

   Throughout the preceding twelve months CNB management concentrated its efforts toward increasing the size of CNB. Deposits increased by $2,879,679 or 8.24%. This deposit growth was used to fund an additional $2,589,908 in loans (9.26% increase). During this time period, dividends were not paid, thereby creating a $329,970 or a 13.92% increase in stockholders' equity. Risk weighted assets totaled $31,414,000 at June 30, 1996 with a capital to risk weighted asset ratio of 9.61%. CNB concluded the first six months of 1996 with a return on assets of 1.00% and a return on equity of 15.54%.

   Statement of Income - Six Months Ended June 30, 1996 Compared with June 30, 1995

   Net income for the first six months of 1996 was $202,039 compared to $136,586 for the same period in 1995. Net interest margin was strengthened by increased loan volume with minimal negative impact from increased deposits. An eighty basis point increase in loan yield was the primary stimulus for a $252,457 increase in total interest income contrasting with a ten basis point increase in deposit rates for a $58,452 increase in interest expense. Net interest margin improved by $194,005.

   CNB increased its loan loss provision from $40,000 for the first six months of 1995 to $92,000 for the same period in 1996. As a result of the expansion of CNB's facilities in 1995 and 1994, occupancy expense increased by $61,880. Finally, the loss on sale of assets created a $13,069 negative impact on other income in 1996.

   1995 Compared to 1994

   1995 was a period of excellent growth for CNB. Loans increased by $4,383,638 or 17.34%, deposits increased by $8,233,224 or 28.84% and total assets increased by $6,697,345 or 20.37%. The increase in loans and deposits was prompted by CNB expanding its facilities - building, furniture and fixtures increased by $675,570 or 41.78%. Dividends were not paid in 1995, which created a $264,517 or 11.84% increase in stockholders' equity. In addition to the increase in loans, the deposit growth was used to eliminate $1,855,000 in borrowings and increase short term investments by $1,716,749. CNB concluded the year with a return on assets of .72% and a return on equity of 11.17%, both of which decreased from 1994.

   Net income for 1995 was $264,517 compared to $354,363 in 1994. The $543,356 increase in interest income was offset by a $545,803 increase in interest expense creating a flat net interest margin. The $1,421,912 increase in demand deposits yielded a $126,852 increase in deposit fee income. The increase in other income resulted mainly from losses on sale of assets sustained in 1994.

   The  primary  negative impact  on  earnings  was the  $186,953
   (73.64%) increase in occupancy and equipment costs. Interim earnings suffered from CNB's expansion.

   1994 compared to 1993

   1994 was a period of above average growth for CNB. Assets increased by $2,831,343 or 9.42%. Deposits remained relatively flat with a $565,112 or 2.02% increase; however, loan growth had a substantial $4,739,403 or 23.07% increase. Minimal deposit growth required the use of short-term investments and borrowings to fund loans. Short term investments decreased by $2,953,000 or 79.23% and borrowings increased by $1,855,000. CNB used a portion of its resources for expansion by adding approximately $400,000 to building and equipment. Return on assets and return on equity were of 1.14% and 16.99%, respectively.

   Net  income fell by $55,776  or 13.60% from  1993 to $354,363.
   The increase in loan volume strengthened the net interest margin by $153,370 or 10.21%. Although total deposit growth was minimal, demand deposits increased by $1,031,633 or 24.24% resulting in a $51,808 or 14.22% increase in deposit fee income. Other income fell sharply by $22,799 or 27.22% due to the loss on sale of assets of $27,398.

   Non interest expense increased by $119,655 or 8.02% which was evenly distributed among the major expense categories. Salaries increased by $45,694 or 8.08%, occupancy expense increased by $35,066 or 16.03% and all other expenses increased by $38,895 or 5.50%. The provision for federal income taxes increased by $118,500 or 244.33%.

   Allowance for Loan Losses

   A summary of the changes in the allowance for loan losses for each of the past two years, including loan loss experience by major category, is presented below.

                                           Six Months Ended
                                               June 30
                                           1996      1995

   Balance at beginning of period       $292,000    $278,000
   Amounts charged-off:
        Commercial                        16,000       31,000
        Real estate mortgage                   0           0
        Consumer                          68,000       22,000

          Total loans charged-off          84,000      53,000

   Recoveries on amounts previously
        charged-off:
        Commercial                          9,000       3,000
        Real estate mortgage                    0          0
        Consumer                             8,000     12,000

             Total recoveries               17,000     15,000

             Net charge-offs                67,000     38,000

   Provision for loan losses                92,000     40,000

   Balance at end of period               $317,000   $280,000
                                          ========   ========
   Ratio of net charge-offs
   during the period to average
   loans outstanding during the
   period                                  .37%         .39%

   The allowance for loan losses is established through a provision for loan losses charged to expenses. The allowance represents an amount which, in management s judgment, will be adequate to absorb probable losses on existing loans that may become uncollectible. The adequacy of the allowance for loan losses is determined on an ongoing basis by means of an analysis of the overall quality of the loan portfolio, the historical loan loss experience of the bank, loan delinquency trends and the economic conditions within the trade area. Also, additional allocations are made to the allowance based on specially identified potential loss situations. These potential loss situations are identified by an internal loan review function reporting directly to CNB s Board of Directors, as well as by the account officers evaluation of their portfolios.

   The tables below set forth an allocation of the allowance for loan losses according to the categories of loans indicated and a percentage distribution of the allowance allocation. In making the allocation, consideration was given to such factors as management s evaluation of risk in each category, current economic conditions and charge-off experience. The following allocation does not indicate the unavailability of any portion of the allowance for loan losses to absorb losses in any loan category.

   Allocation of Allowance for loan losses
                                             June 30
                                        1996        1995

   Commercial                         $134,000    $129,000
   Real Estate                          53,000      50,000
   Consumer                            130,000     101,000

        Total                         $317,000    $280,000
                                      ========    ========

   Percentage  Distribution  of  Allowance  for  Loan  Losses and
   Categories of Loans as Percent of Gross Loans at June 30

                           1996                             1995
                  Allowance     Loans             Allowance
   Loans

   Commercial       42.42%    22.14%                  45.96%
   28.62%
   Real Estate      16.71     45.75                   18.02
   41.75
   Consumer         40.87     32.11                   36.02
   29.63

                  100.00%     100.00%              100.00%
   100.00%
                  ======      ======              ======
   ======

   Nonaccrual and Past Due Loans

   It is the policy of CNB to place loans greater than ninety days past due on nonaccrual status, unless the lending officer can provide sufficient evidence supporting probable collection within the near future. All loans greater than one hundred and twenty days past due are placed on nonaccrual. At the discretion of the lending officer, some loans past due less than ninety days may be placed on nonaccrual.

   As of June 30, 1996 and 1995, there was approximately $165 and $135 thousand, respectively, in nonaccrual loans and $224 and $26 thousand, respectively, in accruing loans contractually past due 90 days or more as to principal or interest payments.



                  INFORMATION CONCERNING SECURITY NATIONAL BANK

   Business of SNB

   SNB was organized as a national banking association on December 15, 1980 under the laws of the United States of America and is headquartered in Nacogdoches, Texas, where it owns its banking facility located at 3000 University Drive, Nacogdoches, Texas 75963-2018, telephone number: (409)560-2265. SNB engages in a general, full-service commercial and consumer banking business. As of June 30, 1996, SNB had total assets of approximately $36,919,000, total deposits of approximately $32,945,000, and total stockholders' equity of approximately $3,683,000 (or approximately 9.98% of total assets).

   SNB Stock

   General

   As  of June 30, 1996, there were 230,000 outstanding shares of
   SNB Stock.   The approximate number of holders of SNB Stock on
   that date was  300.   There is no  established public  trading
   market for shares of SNB Stock.

   On June 27, 1996, the date preceding the announcement of the SNB Merger, there was no independent basis for establishing a per share cash market price for SNB Stock. Book value of SNB
   Stock equaled $16.01 per share on that date.

   SNB's dividends for the six month period ended June 30, 1996 and the last two fiscal years are as follows:

                   First    Second     Third    Fourth      Total
                  Quarter   Quarter   Quarter   Quarter
   Dividend
                  Dividend  Dividend  Dividend  Dividend
   Declared

   1996:
   Per share      $   .15   $    .15  $  -      $   -     $   .30

   Total Declared  34,500     34,500     -          -      69,000

   1995:
   Per share      $   .15   $    .15  $   .15   $   .15   $   .60
   Total Declared  34,500     34,500   34,500    34,500   138,000

   1994:
   Per share      $   .15   $    .15  $   .15   $   .15   $   .60
   Total Declared  34,500     34,500   34,500    34,500   138,000


   Security Ownership of Certain Beneficial Owners

   The following table sets forth, as of June 30, 1996, the identity and total number of shares of SNB Common Stock owned by persons known by management of SNB to own more than five percent (5%) of the total outstanding shares.

                                                First Commercial
                                                Common Stock to
                            SNB Common Stock    be Owned Upon
   Name and Address of      Beneficially Owned  Consummation of
   Beneficial Owner         on June 30, 1996(1)   the Merger
   -------------------      ------------------- -----------------
                                      % of                % of
                            Shares     Class    Shares    Class
                            ------    -----     ------    -----

   Joan Cason Smith         14,620    6.36      15,330      *
   Route 13, Box 8100
   Nacogdoches, TX 75961

   Paul H. Smith            20,914    9.09      21,929      *
   P.O. Box 630808
   Nacogdoches, TX 75963-0808

   Commercial National Bank 14,557    6.33      15,264      *
   P.O. Box 630847
   Nacogdoches, TX 75963-0847

   Maxine Jones Children's  14,880    6.47      15,602      *
     Trust
   Route 1, Box 41-A
   Cushing, TX  75760

   *Denotes less than 1%

   (1)  As of June  30, 1996,  there were 230,000  shares of  SNB
        Stock outstanding.

   Security Ownership of Management

   The following table sets forth the beneficial ownership of shares of SNB Common Stock by each director and executive officer of SNB and by all directors and executive officers of SNB as a group as of June 30, 1996. The number of shares shown as being beneficially owned by each director are those over which he or she has either sole or shared voting and/or investment powers.

                                                First Commercial
                                                Common Stock to
   Name of Directors        SNB Common Stock    be Owned Upon
     and Executive         Beneficially Owned   Consummation of
       Officers             on June 30, 1996(1)   the Merger
   -----------------       -------------------- ----------------
                                      % of                % of
                            Shares     Class    Shares    Class
                            ------    -----     ------    -----

   Donald Alexander          2,436     1.06      2,554      *

   Bob DeWitt                7,754     3.37      8,130      *

   Michael C. Haas           4,473     1.94      4,690      *

   R. Gerald Jones(2)        3,800     1.65      3,984      *

   Bob McKnight              6,504     2.83      6,819      *

   Bill Pederson, Jr.        4,899     2.13      5,136      *

   Frank Sisco               1,336      .58      1,400      *

   Joan Cason Smith         14,620     6.36     15,330      *

   Paul H. Smith            20,914     9.09     21,929      *

   Thomas J. Stanly          7,127     3.10      7,473      *

   All Directors and Exe-   70,691    30.74     74,124      *
   cutive Officers (14)
   as a Group

   *Denotes less than 1%

   (1)  As of June  30, 1996,  there were 230,000  shares of  SNB
        Stock outstanding.
   (2)  Includes  3,500  shares  held  by  Pineywoods  Investment
        Company, a corporation controlled by Mr. Jones.


          Selected Financial Data - Security National Bank

          The  following   selected  financial  data  should   be  read  in
          conjunction  with the  financial statements, including  the notes thereto, set forth in this document.  See "Consolidated Financial
          Statements of SNB."

                                                          SECURITY NATIONAL BANK
                                                      (In thousands, except per share data)

                                        (Unaudited)
                                   Six Months Ended June 30,
                                             <F1>                                      Year Ended December 31,
                                    ----------------------            -------------------------------------------------------
                                       1996          1995           1995         1994           1993          1992         1991


    Summary of Operating Results:
     Net Interest Income                  747       681           1,420         1,367         1,350         1,210        1,011
     Provision for Possible
      Loan and Lease Losses               (56)      (6)             (21)          (44)            5            28          176
      Net Income                          265       197             435           421           519           510          162

     Period End Balance Sheet
     Data:
      Total Assets                     36,920    36,079          39,415        35,679        38,289        34,785       31,506
      Total Deposits                   32,945    32,476          35,522        32,295        34,921        31,977       29,178
      Long-Term Debt                     -0-       -0-            -0-           -0-           -0-           -0-          -0-
      Shareholders' Equity              3,683     3,369           3,555         3,101         2,987         2,571        2,118

      Per Common Share Data:
       Net Income                        1.15       .86            1.89          1.83          2.26          2.22          .70
       Cash Dividends                     .30       .30             .60           .60           .45           .45          -0-
       Book Value                       16.02     14.65           15.46         13.48         12.99         11.18         9.21

<F1>

    The unaudited operating results for SNB for  the six months ended June 30, 1996 and 1995, in the opinion of SNB management, included all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation.  Interim results for the six months ended June 30,
    1996, are not necessarily indicative of results for the full year 1996.


   Management's Discussion and Analysis or Plan of Operation

   The following discussion provides certain information regarding the financial condition and results of operations of SNB. This discussion should be read in conjunction with the SNB's Financial Statements and Notes to Financial Statements presented elsewhere in this Joint Proxy Statement/Prospectus. See "Index to SNB Financial Statements."

   Results of Operations

   General

   The earnings of SNB depend primarily on SNB's net interest income (i.e., the difference between the income earned on SNB's loans and investments and the interest paid on its deposits and other borrowed funds). Among the factors affecting net interest income are the type, volume, and quality of SNB's assets, the type and volume of its deposits and other borrowed funds, and the relative sensitivity of its interest-bearing liabilities to changes in market interest rates.

   SNB's income is also affected by fees it receives from other banking services, by its provision for loan losses and by the level of its operating expenses. All aspects of SNB's operations are affected by general market, economic, and competitive conditions.

   SNB reported net income of $264,882 for the six months ended June 30, 1996, an increase from net income of $197,298 for the six months ended June 30, 1995. Pretax income was $384,294 for the six months ended June 30, 1996, a $101,497 increase from the $282,797 earned during the six months ended June 30, 1995. SNB had net income of $434,640 for the year ended December 31, 1995, $421,138 for the year ended December 31, 1994, and $519,433 for the year ended December 31, 1993. Changes occurring in the major components of SNB's income statement for such periods are discussed below.

   Net Interest Income

   Net interest income is the primary source of income for SNB and represents the amount by which interest and fees generated by earning assets exceed the cost of funds, primarily interest paid to SNB's depositors on interest-bearing accounts. Net interest income was $747,697 for the six months ended June 30, 1996, a 9.76% increase from the net interest income of $681,214 for the six months ended June 30, 1995. Average rates earned on interest-bearing assets increased from 7.77% as of June 30, 1995 to 8.19% as of June 30, 1996.

   Average loans, net of unearned discount of $16,836,431 for the six months ended June 30, 1996 increased 3.66% over average loans of $16,241,907 for the same period in 1995. Average deposits for the six months ended June 30, 1996 were $33,854,219, an increase of 4.84% of average deposits of $32,290,888 for the same period in 1995.

   For the year ended December 31, 1995, net interest income increased $52,519, or 3.84%, over the year ended December 31, 1994. Net interest income increased $17,653 in 1994, or 1.31%, over 1993 net interest income of $1,349,606. The increase of $52,519 from 1994 to 1995 was primarily due to increased interest rates on loans and the implementation of a new loan product called the "Cash Flow Manager System." Under the Cash Flow Manager System, SNB provides a loan based on a customer's accounts receivable, maintaining billing and collection controls over the receivables, and applying a certain percentage of collections to the balance of the loan.

   The portion of the  increase of net interest income  from 1994 to 1995 attributed to the new Cash Flow Manager System product
   was $25,779.   The increase  of $17,653 from 1993  to 1994 was
   primarily due to increased interest rates on loans.

   The following table sets forth for the periods indicated an analysis of net interest income by each major category of interest-earning assets and interest-bearing liabilities. The rates earned and paid on each major type of asset and liability account are set forth beside the average level in the account for the period, and the average yields on all interest-bearing liabilities are also summarized, for the six months ended June 30, 1996 and 1995.

              Analysis of Net Interest Income

                                                                  Six Months Ended June 30,
                                                               ------------------------------
                                                            1996                            1995
                                                           ------                          ------
                                                Average    Income/    Yield/    Average    Income/     Yield/
                                                Balance    Expense    Rate      Balance    Expense     Rate
                                                 -----      -----     -----      -----      -----      ----
                                                                    (dollars in thousands)


                 ASSETS
          Interest earning assets:
             Loans                             $16,985      $897     10.56%     $16,395      $767      9.36%

             Securities - Held to Maturity       7,753       215      5.55%       5,895       167      5.67%

             Securities - Available for Sale     6,295       191      6.07%       7,007       224      6.39%

             Federal Funds Sold                    175         5      5.71%         502        14      5.58%

             Interest-bearing deposits
                in banks                         2,194        59      5.38%       1,178        31      5.26%
                                               -------     -----      -----      ------      ----     -----
             Total interest-bearing assets/     33,402     1,367      8.19%      30,977     1,203      7.77%
                interest income/average yield

          Non-interest earning assets:
             Cash and due from banks             2,278                            2,509

             Other assets                        2,385                            2,384

             Allowance for loan losses            (149)                            (153)
                                               --------                          -------
             TOTAL                              $37,916                          $35,717
                                                =======                          =======

             LIABILITIES & STOCKHOLDERS' EQUITY

          Interest-bearing liabilities:

             NOW, money market, and savings     $11,154     $158      2.83%       11,058     $159      2.88%

             Certificates of deposit             17,249      457      5.30%       15,844      362      4.57%

             Other borrowings                       179        4      4.47%           12        1      16.67%
                                                -------     ----      ----        ------      ---      -----
             Total interest-bearing liabilites/  28,582      619      4.33%       26,914      522       3.88%
                interest expense/ rate


             Noninterest-bearing demand deposits   5,451                           5,388

             Other liabilities                       226                             182
                                                  ------                          ------
             Total liabilities                    34,259                          32,484

             Stockholders' equity                  3,657                           3,233
                                                 -------                          ------
             TOTAL                               $37,916                         $35,717
                                                 =======                         =======

             Net interest income                            $748                             $681
                                                            ====                             ====
             Net yield on interest-earning                            3.85%                             3.89%
               assets (annualized)                                    =====                             =====



          The rates earned and paid on each major type of asset and liability account are set forth beside the average level in the account for the period, and the average yields on all interest-bearing liabilities are also summarized, for the previous three calendar years.




                                                             Years Ended December 31,
                                                          ------------------------------
                                             1995                        1994                         1993
                                            ------                      ------                       ------
                                Average    Income/   Yield/   Average    Income/    Yield/   Average    Income/   Yield/
                                Balance    Expense   Rate     Balance    Expense    Rate     Balance    Expense   Rate
                                -------    ------    ----     -------    -------    ----      -----      -----     ---
                                                    (dollars in thousands)

  ASSETS

  Interest earning assets:

    Loans                     $16,437    $1,629     9.91%    $16,300    $1,385     8.50%    $16,456   $1,331     8.09%

    Investment securities      13,248       801     6.05%     13,920       790     5.68%     12,937      833     6.44%

    Federal funds sold            423        24     5.67%        946        44     4.65%      1,183       37     3.13%

   Interest-bearing deposits    1,519        87     5.73%      1,039        46     4.43%      1,229       41     3.34%
      in banks
                               ------     -----     -----     ------     -----     -----     -----     -----     -----
      Total interest-bearing   31,627     2,541     8.03%     32,205     2,265     7.03%     31,805    2,242     7.05%
            assets/interest
            income/average
            yield

  Non-interest earning
      assets:

    Cash and due from banks     2,543                          2,420                          2,095

    Other assets                2,361                          2,202                          1,965

    Allowance for loan losses    (150)                          (175)                          (273)
                               -------                       --------                       --------
       TOTAL                   $36,381                       $36,652                        $35,592
                               =======                       =======                        =======


  LIABILITIES & STOCKHOLDERS'
     EQUITY

 Interest-bearing
     liabilities:

     NOW, money market,        $10,924    $ 314     2.87%    $11,349     $ 315     2.78%    $11,183     $296     2.65%
          and savings
     Certificates of deposit    16,347      806     4.93%     15,695       582     3.71%     15,899      596     3.75%

     Other borrowings                6        1    16.67%         24         1     4.17%          0        0     0.00%
                                ------    -----    -----      ------       ---     -----     ------
      Total interest-           27,277    1,121     4.11%     27,068       898     3.32%     27,082      892     3.29%
        bearing liabilities/
        interest expense/rate

 Noninterest-bearing demand      5,549                         6,227                          5,524
     deposits

 Other liabilities                 198                           217                            191
                                ------                       -------                        -------
     Total liabilities          33,024                        33,512                         32,797

     Stockholders' equity        3,357                         3,140                          2,795
                               -------                       -------                        -------
       TOTAL                   $36,381                       $36,652                        $35,592
                               =======                       =======                        =======

 Net interest income                     $1,420                         $1,367                        $1,350
                                         ======                         ======                        ======
 Net yield on interest-                             3.92%                          3.72%                         3.76%
     earning assets                                 =====                          =====                         =====
     (annualized)


      The following table sets forth for the periods indicated a summary of the changes in interest earned and interest paid resulting from changes in volume and rate.





                         Change From Six Months Ended              Change From Year Ended              Change From Year Ended
                          June 30, 1995 To Six Months             December 31, 1994 To Year           December 31, 1993 To Year
                              Ended June 30, 1996                  Ended December 31, 1995             Ended December 31, 1994
                         -----------------------------            ---------------------------       ----------------------------
                           Total    Attributed To                 Total    Attributed To             Total    Attributed To
                          Change   Volume   Rate   Mix           Change   Volume   Rate   Mix        Change   Volume   Rate   Mix
                         -------   ------   ----   ---           ------   ------   ----   ---

                                                                    (dollars in thousands)

Interest Income:

    Loans                 $130     $58      $111    $(39)        $244      $14     $232   $(2)       $54      $(14)    $66     $2

    Securities              14      46       (38)      6           11      (41)      49     3        (43)       55    (106)     8

    Federal funds sold      (9)    (14)        0       5          (20)     (30)       4     6          7       (11)     14      4

    Interest-bearing        28      36        (8)      0           41       27       20    (6)         5        (8)     11      2
      deposits in banks
                          ----    ----      ----    ----         ----     ----     ----   ----      ----      ----    ----    ----
Net increase (decrease)   $163    $126       $65    $(28)        $276     $(30)    $305    $1        $23       $22    $(15)   $16
    in interest income
                          ====    ====       ====   =====        ====     =====    ====   ====      ====      =====   =====   ====

Interest Expense:

    Savings and            $(1)     $7       $(4)    $(4)         $(1)    $(12)     $10    $1        $19        $4     $14     $1
      transaction

    Certificates            94      48        64     (18)          224      32      200    (8)       (14)       (8)     (7)     1
      of deposit

    Other borrowings         4       8       (22)     18             0      (3)       1     2          1         1       1     (1)
                          ----    ----       ----   ----          ----     ----    ----   ----      ----      -----   -----   ----
Net increase (decrease)    $97     $63       $38     $(4)         $223     $17     $211   $(5)        $6       $(3)     $8     $1
    in interest expense
                          ====    ====      ====    =====         ====     ====    ====   ====      ====      =====   =====   ====


   Provision for Loan Losses

   SNB allowance for loan losses is established through charges to operating income in the form of the provision for loan losses. Actual loan losses or recoveries of loan losses are charged or credited directly to the allowance for loan losses. No additions were made to the allowance for loan losses for the six months ended June 30, 1996 or 1995, due to significant recoveries on loans that had been written off in earlier years. The recoveries resulted in credits of $55,716 and $5,823 being recorded for the six months ended June 30, 1996 and 1995, respectively.

   Similarly, no additions were made to the allowance for loan losses for the year ended December 31, 1995 or 1994, due to significant recoveries on loans that had been written off in earlier years. The recoveries resulted in credits of $21,163 and $43,752 being recorded for the years ended December 31, 1995 and 1994, respectively.

   The allowance for loan losses expressed as a percentage of outstanding loans, net of unearned interest, was 0.89% and 0.97% as of June 30, 1996 and 1995, respectively. This decrease in percentage from 1995 to 1996 is the result of an improved local economy.

   For the years ended December 31, 1993, 1994, and 1995, total nonaccrual, past due greater than 90 days, and restructured loans decreased from $523,000 to $151,000 to $141,000, respectively. The allowance for loan losses expressed as a percentage of outstanding loans, net of unearned interest was 0.81%, 0.86%, and 1.10% as of December 31, 1995, 1994, and
   1993, respectively.

   Non-interest Income

   Non-interest income, which includes, among other things, service charges and fees, increased 8.43% from $253,673 for the six months ended June 30, 1995 to $275,068 for the six months ended June 30, 1996. The increase was attributable primarily to an increase in transaction account service charges.

   Non-interest income increased 2.20% from $507,383 to $518,563 for the years ended December 31, 1994 and 1995, respectively. This increase of $11,180 was attributable primarily to an increase in transaction account service charges. Non-interest income increased 1.76%, from $498,599 for the year ended December 31, 1993, to $507,383 for the year ended December 31, 1994. This small increase was primarily the result of lower transaction account service charges and an increase in the gain on sale of assets.

   Operating Expenses

   Non-interest expenses include expenses which SNB incurs in the normal course of operations such as employee compensation and benefits, occupancy expense, data processing charges, FDIC insurance premiums, communication expense, professional fees, advertising, supplies, and depreciation of the building and equipment. These expenses increased $36,274, or 5.51%, from $657,913 for the six months ended June 30, 1995 to $694,187 for the six months ended June 30, 1996. The net increase in non-interest expense was primarily the result of an increase of $19,421 in salaries and benefits, an increase of $23,017 in professional fees, an increase of $19,655 in fees relating to the implementation of the "Cash Flow Manager System," and a decrease of $35,112 in FDIC insurance premiums.

   Operating expenses decreased $20,404, or 1.51%, from $1,355,149 for the year ended December 31, 1994 to $1,334,745 for the year ended December 31, 1995. This decrease was primarily the result of the sum of an increase of $47,032 in salaries and benefits, a decrease of $37,863 in FDIC insurance premiums, and a decrease of $41,586 in expenses attributed to the maintenance of foreclosed real estate.

   Operating expenses increased $110,390, or 8.87%, from $1,244,759 for the year ended December 31, 1993 to $1,355,149 for the year ended December 31, 1994. This increase was primarily the result of the sum of an increase of $50,823 in salaries and benefits, an increase of $15,970 in occupancy expense, and an increase of $25,740 in equipment and depreciation expenses.

   Federal Income Taxes

   In 1993, SNB adopted Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes" (FAS 109). As permitted under the new rules, prior years' financial statements have not been restated. The cumulative effect of adopting FAS 109 as of January 1, 1993 was an increase in income of $47,174.

   The provision for income taxes for the six month period ended June 30, 1996 was $119,412, compared to a provision of $85,499 for the same period in 1995. SNB's provision for federal income taxes was $190,119 and $184,588 for the years ended December 31, 1995 and 1994, respectively. As of December 31, 1995, SNB had no net operating loss carryforwards nor investment and minimum tax credit carryovers for federal income tax purposes.

   Deferred federal income taxes result primarily from the use of the cash basis of accounting, accelerated depreciation, and the "direct write-off" method in accounting for bad debts for income tax purposes. The net deferred federal income tax liability was $63,773 and $43,998 at June 30, 1996 and 1995, respectively. At December 31, 1995, SNB carried a net deferred federal income tax liability of $75,759; at December 31, 1994, SNB carried a net deferred federal income tax asset of $30,236; and at December 31, 1993, SNB carried a net deferred federal income tax liability of $61,339.

   SNB's provision for federal income taxes was $219,152 for 1993. For 1992, federal income taxes of $166,458 were totally offset by a net operating loss carryforward, leaving $7,660 in losses which were carried forward to 1993. The net operating loss carryforward was eliminated in 1993 by offsetting taxable income.

   Capital Resources, Liquidity, and Financial Condition

   Capital Resources

   The OCC has adopted risk-based and leverage capital measures to assist in the assessment of the capital adequacy of the banks it regulates. The principal objectives of the risk-based measures are to (i) make regulatory capital requirements more sensitive to differences in risk profiles among financial institutions; (ii) factor off-balance sheet exposures into the assessment of capital adequacy; (iii) minimize disincentives to holding liquid, low-risk assets; and (iv) achieve greater consistency in the evaluation of the capital adequacy of financial institutions.

   The risk-based capital guidelines include both a definition of capital and a framework for calculating risk weighted assets by assigning assets and off-balance sheet items to broad risk categories. A financial institutions's risk-based capital ratio is calculated by dividing its qualifying capital (the numerator of the ratio) by its risk weighted assets (the denominator).

   The risk-based capital ratio focuses principally on broad categories of credit risk. The risk-based ratio does not, however, incorporate other factors that can affect a bank's financial condition. These factors include overall interest rate exposure, liquidity, funding and market risks, the quality and level of earnings, investment or loan portfolio concentrations, the quality of loans and investments, the effectiveness of loan and investment policies, and management's ability to monitor and control financial and operating risks.

   SNB is a national bank, and as such, its qualifying total capital consists of two types of capital components: "core capital elements" (comprising Tier 1 capital) and "supplementary capital elements" (comprising Tier 2 capital). Certain assets are deducted from a financial institution's capital for the purpose of calculating the risk-based capital ratio.

   Assets  and credit  equivalent  amounts  of off-balance  sheet items are assigned to one of four risk categories, according to certain criteria. The aggregate dollar value of the amount in each category is then multiplied by the risk weight associated with that category. The resulting weighted values from each of the risk categories are added together, and this sum is the financial institution's total risk weighted assets that comprise the denominator of the risk-based capital ratio. Assets deducted from a bank's capital in determining the numerator of the risk-based capital ratio are not included as part of the financial institution's risk weighted assets.

   Risk-weights for off-balance sheet items are determined by a two-step process. First, the "credit equivalent amount" of off-balance sheet items is determined, in most cases by multiplying the off-balance sheet items by a credit conversion factor. Second, in most cases, the credit equivalent amount is assigned to the appropriate risk category according to designated criteria.

   National banks are required to maintain a minimum risk-based capital ratio of total capital (after deductions) to risk weighted assets of 8%. In general, 50% of this ratio must consist of Tier 1 capital. Certain restrictions and limitations also apply regarding the calculation of Tier 1 capital. Tier 2 capital elements that are not used as part of Tier 1 capital generally will qualify for inclusion in a financial institution's capital base up to a maximum of 100% of the financial institution's Tier 1 capital. As of June 30, 1996, SNB's Tier 1 risk-based capital ratio was 18.65%.

   In addition, the OCC has promulgated capital leverage guidelines designed to supplement the risk-based capital guidelines. The principal objective of the leverage ratio is to address the extent to which a financial institution could leverage its equity capital base. The OCC requires national banks to meet a minimum leverage capital requirement of Tier 1 capital to total assets of not less than 3% for a bank that is not anticipating or experiencing significant growth and is highly rated (i.e., a composite rating of 1 on a scale of 1 to
   5). Banks that the OCC determines are anticipating or experiencing significant growth or that are not highly rated must meet a minimum leverage ratio of 3% plus an additional cushion of at least 100 to 200 basis points. SNB's leverage ratio was 9.85% as of June 30, 1996, 9.45% as of March 31, 1996, and 9.37% as of December 31, 1995.

   Liquidity

   SNB's asset and liability management policy is intended to maintain adequate liquidity and thereby enhance its ability to raise funds to support asset growth, meet deposit withdrawals and lending needs, maintain reserve requirements, and otherwise sustain operations. SNB accomplishes this through management of the maturities of its interest earning assets and interest-bearing liabilities. Liquidity is monitored daily and overall interest rate risk is assessed through reports showing both sensitivity ratios and existing dollar "gap" data. SNB believes its present position to be adequate to meet its current and foreseeable liquidity needs.

   The liquidity of SNB is maintained in the form of readily marketable securities, demand deposits with commercial banks, vault cash, and federal funds sold. While the minimum liquidity requirement for banks is determined by federal bank regulatory agencies as a percentage of deposit liabilities, SNB's management monitors liquidity requirements as warranted by interest rate trends, changes in the economy, and the scheduled maturity and interest rate sensitivity of the investment and loan portfolios, deposits, and anticipated loan fundings. In addition to the liquidity provided by the foregoing, SNB has correspondent relationships with other institutions with available unsecured lines of credit to purchase overnight funds totalling $1,000,000 should additional liquidity be needed. These lines are subject to restrictions such as the financial strength of SNB and the lender's ability to facilitate the credit.

   On December 31, 1993, SNB adopted the provisions of FAS 115. The opening balance of shareholders' equity was increased by $188,457 to reflect the net unrealized holding gains, net of tax, on securities classified as available for sale which were previously carried at amortized cost. As of June 30, 1996, SNB's available-for-sale portfolio account totalled $6,079,389 out of a total security portfolio of $14,162,676.

   Average non-interest bearing demand deposits were $5,451,000 for the period ended June 30, 1996, compared to $5,388,000 as of June 30, 1995, an increase of $63,000. Average non-interest bearing demand deposits were $5,549,000 as of December 31, 1995, a decrease of $678,000 over the average balance as of December 31, 1994 of $6,227,000. Average interest bearing deposits were $27,271,000 as of December 31, 1995 compared to $27,044,000 as of December 31, 1994 and $27,082,000 as of December 31, 1993.

   Net cash generated by operating activities was $472,348, $475,677, and $652,295 as of the end of 1995, 1994 and 1993,
   respectively. Proceeds from principal paydowns and maturities of investment securities were $3,183,055, $2,273,431 and $3,197,199, for the same periods. Sales of loans were immaterial for 1995 through 1993. SNB utilized these funds to originate loans and purchase investment securities. Loans originated, net of principal collected, were $(110,098) and $22,959 in 1995 and 1994, respectively.

   Funds utilized for the purchase of bank premises and equipment were $110,679, $530,759, and $83,125 during 1995, 1994, and
   1993, respectively.

    The following table shows interest sensitivity gaps for these different intervals as of June 30, 1996.



                                                  Estimated Period of Repricing
                                                       (dollars in thousands)
                                             -------------------------------------------------------------------
                                          Floating    One Day to     Over Three    Over Six     Over One     Total
                                                         Three         to Six      Months to      Year
                                                         Months        Months      One Year
                                           ------      ---------      --------      ------      -------     -----



Interest Sensitive Assets ("ISA")


     Loans

              Loans at Fixed Rates                        $1,926         $630        $464        $3,530       $6,550

              Loans at Floating Rates       586                5           14          13         9,601       10,219

     Securities

              Securities at Fixed                            631        1,005         562         8,887       11,085
                 Rates

              Securities at Floating                       2,998                                               2,998
                 Rates

              Federal Funds Sold             35                                                                   35

              Interest Bearing Deposits   1,706               99                                     99        1,904
                 in Banks                ------           ------       ------      ------       -------      -------
TOTAL Interest Sensitive Assets          $2,327           $5,659       $1,649      $1,039       $22,117      $32,791
                                         ======           ======       ======      ======       =======      =======

Interest Sensitive Liabilities ("ISL")

    Interest Bearing Deposits

              NOW Accounts                                $5,638                                              $5,638

              Savings Accounts                             1,567                                               1,567

              Money Market                                 3,603                                               3,603
                Accounts

              Certificates                                 5,481        3,675       4,876         3,124       17,156
              of Deposit
                                         ------           ------       ------      ------        ------       ------
    Total Deposits                            0           16,289        3,675       4,876         3,124       27,964

    Other Interest Sensitive                  0                0            0           0             0            0
              Liabilities                ------           ------       ------      ------        ------      -------
TOTAL Interest Sensitive Liabilites          $0          $16,289       $3,675      $4,876        $3,124      $27,964
                                         ======          =======       ======      ======        ======      =======
PERIODIC GAP                             $2,327         $(10,630)     $(2,026)    $(3,837)      $18,993       $4,827
                                         ======         =========     =======     ========      =======      =======
CUMULATIVE GAP                           $2,327          $(8,303)    $(10,329)   $(14,166)        4,827
                                         ======         =========    =========   =========      =======
PERIODIC GAP TO TOTAL INTEREST             7.10%          -32.42%       -6.18%     -11.70%        57.92%
        SENSITIVE ASSETS                 =======        =========    =========   =========      ========



       Investment Securities

       Set forth is a distribution of SNB's investment securities by contractual maturity dates at June 30, 1996 (mortgage-backed securities are classified in the period of final maturity):



                                                                  (dollars in thousands)

                                     Within One          After One But           Maturing            After Ten
                                        Year              Within Five         After Five But           Years
                                                             Years            Within Ten Years

                                 Amount    Average     Amount    Average    Amount    Average    Amount    Average    Total
                                             Yield                 Yield               Yield                Yield    Amount
                                 ------    -------     ------    -------    ------    -------    ------    -------   ------



Securities being held to
    maturity:

    U.S. Treasury                 --         --        $3,500     5.77%       --        --         --         --      $3,500

    U.S. Agency                   --         --         1,500     5.26%       --        --         --         --       1,500

    State and municipal           --         --          --        --        $263      5.40%     $1,090      5.22%     1,353

    Mortgage-backed              $190       8.24%       1,540     5.11%       --        --         --         --       1,730
                                -----      ------      ------    ------     -----     ------     ------      -----    ------
Total securities being held      $190       8.24%      $6,540     5.50%      $263      5.40%     $1,090      5.22%    $8,083
    to maturity                 =====      ======      ======    ======     =====     ======     ======      =====    ======

Securities available for
    sale:

    U.S. Treasury              $2,000       6.96%      $1,000     6.02%       --        --         --         --      $3,000

    U.S. Agency                   --         --           898     4.63%       --        --         --         --         898

    State and municipal           --         --           --       --         --        --         --         --           0

    Mortgage-backed               --         --           --       --         --        --       $2,223      5.83%     2,223
                               ------      -----       ------     -----     ------   ------      ------      -----    ------
Total securities available     $2,000       6.96%      $1,898     5.36%       $0                 $2,223      5.83%    $6,121
    for sale                   ======       =====      ======     =====     ======   ======      ======      =====    ======



        Deposits

        The daily average balances and average rates paid by category of deposit at the dates shown are as follows:


                                           (Dollars in Thousands)

                                As of                    As of                  As of
                            June 30, 1996         December 31, 1995      December 31, 1994
                          Amount     Average     Amount   Average       Amount    Average
                                      Rate                  Rate                   Rate
                          ------     ------      -------   -------     -------    -------


 Demand                   $5,451       --        $5,549      --         $6,228      --

 NOW accounts              5,689      2.71%       5,123     2.75%        5,822     2.66%

 Money market              3,874      2.99%       4,291     3.01%        4,045     2.99%

 Savings                   1,591      2.89%       1,510     2.91%        1,482     2.70%

 Certificates of          17,249      5.29%      16,347     4.94%       15,695     3.70%
 Deposit                 -------      -----     -------     -----      -------     -----
                         $33,854      3.63%     $32,820     3.42%      $33,272     2.70%
                         =======      =====     =======     =====      =======     =====


  The   scheduled  maturities   of  certificates   of  deposit   in
  denominations of $100,000 or more at June 30, 1996 and December 31, 1995, including public funds, are shown below:


                                   (Dollars in Thousands)

                                   June 30,     December 31,
                                     1996          1995
                                   -------      -----------


 Due in three months or less        $1,341       $1,224


 Due in over three months to         1,504        1,917
    six months

 Due in over six months to           1,412        1,007
    twelve months

 Due in over twelve months             871          770
                                    ------       ------
         Total                      $5,128       $4,918
                                    ======       ======

   Loans

   The following table classifies SNB's loans according to type as of the dates shown:



                                                  (Dollars in Thousands)

                                    June 30,    December 31,    December 31,
                                      1996         1995            1994
                                   --------     -----------     -----------


   Real estate development             $385         $479          $422

   Real estate one-to-four family     5,884        6,368         6,799
     residential mortgages

   Real estate commercial             2,133        2,242         2,468

   Real estate other                  2,232        1,689         1,295
                                     ------       -----         ------
   Total real estate                 10,634       10,778        10,984

   Installment                        1,383        1,290         1,264

   Commercial                         4,311        4,681         4,572

   Other loans                          441          201             0
                                     ------       ------        ------
                                     16,769       16,950        16,820

   Less unearned discounts             (143)        (128)         (123)

   Less allowance for loan losses      (148)        (137)         (144)
                                    -------      -------       -------
                 Total              $16,478      $16,685       $16,553
                                    =======      =======       =======

   Total loans, net of unearned income and allowance for possible loan losses, increased 0.80% in 1995 from 1994 levels. At June 30, 1996, total loans, net of unearned income and allowance for possible loan losses, decreased from year-end 1995 levels by 1.24%.

   As of June 30, 1996, fixed rate loans aggregated $6,550,261, which consisted in part of loans totaling $3,020,398 which mature within one year, and loans totaling $2,276,256 which mature within one to five years. Commercial and real estate loans with a fixed rate and maturing within one year at June 30, 1996, totaled $2,442,052 while those with a fixed rate and maturing within one to five years totaled $969,157. Real estate construction loans with a fixed rate and maturing within one year at December 31, 1995, totaled $433,314, and there were no real estate construction loans with a fixed rate and maturing after one year.

   Allowance for Loan Losses and Risk Elements

   The provision for loan losses represents a determination by SNB's management of the amount necessary to be charged to operating income and transferred to the allowance for loan losses to maintain a level which it considers adequate in relation to the risk of future losses inherent in the loan portfolio. It is SNB's policy to provide for exposure to losses of specifically identified credits and a general allowance for the remainder of the loan portfolio, and, while it is also SNB's policy to charge off in the current period those loans in which a loss is deemed to exist, risks of future losses also exist which cannot be quantified precisely or attributed to particular loans or classes of loans.

   In assessing the adequacy of its allowance for loan losses, management relies predominantly on its ongoing review of the loan portfolio, which is undertaken both to ascertain whether there are probable losses which must be charged off and to assess the risk characteristics of significant individual loans and of the portfolio in the aggregate This review takes into consideration the judgments of the responsible lending officer, the senior credit officer, the CEO, the loan review officer and the Board of Directors, and also those of bank regulatory agencies that review the loan portfolio as part of their regular examinations of SNB.

   In evaluating the allowance for loan losses, management also considers SNB's loan loss experience, the amount of past due and non-performing loans, current and anticipated economic conditions, and other appropriate information. The allowance for loan losses also reflects an analysis of the risks associated with each class of loans.

   The allowance for loan losses at June 30, 1996 was $148,172, compared to $136,905 at December 31, 1995, and $143,922 at December 31, 1994. Management believes the allowance for loan losses to be adequate as of the date presented.

                                      (Dollars in Thousands)

                             As of and for the      As of and for the
                             six months ended           year ended
                                 June 30,              December 31,
                                   1996              1995       1994
                                  ------            ------     ------

Balance at beginning of period     $137              $144       $184

Charge-Offs

            Commercial                                 10         29

            Real estate-
            mortgage

            Real estate-
            construction

            Installment               3                 9          8

            Other
                                  -----             -----      -----
                   Total              3                19         37
                   Charge-Offs    -----             -----      -----


Recoveries:

            Commercial               65                28         19

            Real estate-                                1         11
            mortgage

            Real estate-
            construction

            Installment               5                 4         11

            Other
                                  -----             -----      -----
                   Total             70                33         41
                   Recoveries
                                  -----             -----       -----
Net Charge-Offs                     (67)              (14)        (4)

Provision charged to expense        (56)              (21)       (44)
                                  -----             -----      -----
Balance at end of period           $148              $137       $144
                                  =====             =====      =====
Net charge-offs (recoveries)      -0.40%            -0.09%     -0.02%
   as a percentage of average
   loans (annualized to 1996)     =====             =====      =====



 Non-Accrual, Past Due, and Restructured Loans

 The following is an analysis of non-performing assets as of the dates shown:

                                            (Dollars in Thousands)

                                  As of and for the      As of and for the
                                  six months ended          years ended
                                     June 30,              December 31,
                                       1996              1995       1994
                                     --------           ------     ------

 Loans accounted for on a non-         $114              $129       $142
    accrual basis

 Accruing loans which are                96                12         11
    contractually past due
    90 days or more as to
    principal or interest
    payments

 Troubled debt restructuring
                                       -----          -----      -----
 Total                                  $210           $141       $153
                                       =====          =====      =====
 Interest income included in              $6             $1         $0
    net income for the period

 Foregone interest on non-               $10            $16        $30
    accrual loans                      =====          =====      =====


   The accrual of interest on a loan is discontinued when, in the opinion of management (based upon such criteria as default in payment, decline of cash flow, bankruptcy and other financial conditions which could result in default), the borrower's financial condition is such that the collection of interest is doubtful. Management believes the risks in these loans to be significant as there may be some portion of the principal which will become uncollectible. As of June 30, 1996, loans totalling $114,134 or 0.68% of total net loans outstanding, were on a non-accrual basis, therefore, no income was being recognized.

   Placing a loan on non-accrual status has a two-fold impact on net interest income. First, it generally causes an immediate charge against earnings with respect to that particular loan. Second, it eliminates future interest earnings with respect to that particular loan. Interest on such loans is not recognized until all of the principal is collected or until the loan is returned to a performing status.

   Non-accrual loans decreased by $14,667 from $128,801 at December 31, 1995 to $114,134 at June 30, 1996. This decrease is attributed to continuing collection efforts on the impaired loans. Non-accrual loans decreased by $13,803 from $142,604 at December 31, 1994 to $128,801 at December 31, 1995. This decrease is attributed to continuing collection efforts on the impaired loans. The anticipated amounts of charge-offs by category during the next full year of operations are as follows:


                                       Dollars in Thousands
                                           -------------

             Commercial                           $10

             Real estate - mortgage                 0

             Real estate - construction             0

             Installment                            9

             Other loans                            0

             Overdrafts                            24
                                                -----
                         Total                    $43
                                                =====

 Return on Equity and Assets

 The return on equity and return on assets for the periods shown below are as follows:

                                  As of and for the      As of and for the
                                  six months ended          years ended
                                      June 30,              December 31,
                                        1996               1995      1994
                                      --------            ------    ------


     Return on Average Assets           1.40%              1.20%     1.15%
                                       ======             ======    ======
     Return on Average Equity          14.49%             12.96%    13.41%
                                       ======             ======    ======
     Equity to Assets Ratio             9.65%              9.23%     8.57%
                                       ======             ======    ======
     Dividend Payout Ratio (1)         26.04%             31.72%    32.78%
                                       ======             ======    ======

     (1) Computed as dividends declared divided by net income.

                 INFORMATION CONCERNING FIRST COMMERCIAL

   Information Incorporated by Reference

   The following documents, or the indicated portions thereof, have been filed by First Commercial with the Commission under the Exchange Act and are incorporated by reference in this Joint Proxy Statement/Prospectus:

        1.   Annual  Report  on  Form  10-K  for the  year  ended
             December 31, 1995,  as amended by Form  10-K/A filed
             June 28, 1996;

        2. Proxy Statement for annual meeting of stockholders held April 16, 1996;

        3. Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1996 and June 30, 1996;

        4.   Current Reports on Form 8-K dated March 13, 1996 and
             June 21, 1996;

        5.   Form 10-C filed January 9, 1996;

        6. The description of the Company's common Stock contained in the Registration Statement on Form 10 filed April 30, 1981 and any amendment or report filed for the purpose of updating such description; and

        7. Registration Statement on Form 8-A for the preferred share purchase rights as filed on January 9, 1991.

   In addition, all other reports filed by First Commercial under the Exchange Act between the date of this Joint Proxy Statement/Prospectus and the date of the CNB Special Meeting and the SNB Special Meeting, respectively, are incorporated herein by reference from date of filing. Any statement contained in any document incorporated or deemed to be incorporated  by  reference  herein  shall  be  deemed  to  be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus. See "Incorporation of Certain Documents by Reference" for information with respect to securing copies of documents incorporated by reference in this Joint Proxy Statement/Prospectus.

   Recent Developments

   On October 4, 1996, First Commercial announced that it had entered into a definitive agreement to purchase W.B.T. Holding Company ("WBT") and its wholly-owned subsidiary, United American Bank, in Memphis, Tennessee. United American Bank has assets of $267 million, loans of $177 million and deposits of $244 million. First Commercial will issue approximately 1.3 million shares of its common stock in exchange for all of the outstanding shares of WBT common stock, subject to adjustments for non-bank assets and liabilities of WBT. First Commercial expects to close the transaction, which is subject to regulatory approval, in the first quarter of 1997.


                     COMPARATIVE RIGHTS OF SHAREHOLDERS

   General

   If the stockholders of CNB and SNB approve the CNB Merger and the SNB Merger, respectively, and if each Merger is subsequently consummated, stockholders of CNB and SNB, other than those exercising dissenters' rights, will become stockholders of First Commercial. The rights of stockholders of First Commercial will be governed by and be subject to the Arkansas Business Corporation Act of 1987 and First Commercial's Second Amended and Restated Articles of Incorporation, as amended ("First Commercial's Articles"). The following is a brief summary of certain of the principal differences between the rights of the stockholders of First Commercial and the rights of the stockholders of each of CNB and SNB.

   Authorized and Issued Shares

   First Commercial's Articles authorize the Corporation to issue a maximum of 50,000,000 shares of common stock, $3.00 par value per share, of which 27,188,547 shares are outstanding, and 400,000 shares of preferred stock, $1.00 par value per share, of which no shares are outstanding.

   CNB's Articles of Association authorize it to issue a maximum of 187,500 shares of common stock, $5.00 par value per share, of which 172,500 shares are issued and outstanding.

   SNB is authorized by its Articles of Association to issue a maximum of 250,000 shares of common stock, $5.00 par value per share, of which 230,000 shares are issued and outstanding.

   Federal banking laws provide, with certain exceptions, that the capital stock of either CNB or SNB may be sold only for cash consideration and that any issuance of capital stock must be approved by the OCC and by the vote of the holders of two-thirds of the outstanding bank stock. On the other hand, the issuance of stock by First Commercial will not be subject to regulatory or shareholder approval, and such stock may be issued for cash, property or services rendered.

   First Commercial has the ability to issue and sell its common stock through public offerings or private placements. Private placements may be used to dilute the stock ownership of persons seeking to acquire control of First Commercial. Dilution would occur because the person's percentage ownership of First Commercial would be reduced. It should be recognized that private placements would dilute the stock ownership of all shareholders, not just those seeking to acquire control. At this time, however, First Commercial has no plans to issue additional shares or privately place any such shares, except for shares of common stock to be issued in connection with the acquisition of WBT. See "Information Concerning First Commercial - Recent Developments."

   Dividends

   The payment of dividends by each of CNB and SNB is subject to various conditions and restrictions which are set forth in applicable federal banking laws. Among other things, the approval of the OCC is required if the total of all dividends declared by a bank in any calendar year will exceed the total of its net profits of that year combined with its retained net profits of the preceding two years. In addition, a bank may increase its capital stock through the payment of a stock dividend only after obtaining the approval of the OCC and the holders of at least two-thirds of the outstanding bank stock.

   If the CNB Merger and SNB Merger are approved, the foregoing restrictions will continue to apply to dividends paid by either Bank to First Commercial. However, the payment of dividends by First Commercial to its shareholders (including the former shareholders of CNB and SNB) will be subject to the Arkansas Business Corporation Act of 1987. The Arkansas Business Corporation Act of 1987 provides, among other things, that dividends may be paid in cash, property or shares of company stock, unless the dividend payment would render the company insolvent.

   Voting Rights

   General

   Holders of First Commercial Common Stock are entitled to one vote for each share held on all matters on which holders of Common Stock are entitled to vote. Stockholders of CNB Stock and SNB Stock also are entitled to one vote for each share held on all matters brought to a vote.

   Generally, under federal banking laws, action on a matter presented to the shareholders of a bank is approved if a majority of the shares represented at a meeting are voted in favor of the action, provided that a quorum of shares is represented at the meeting. The Arkansas Business Corporation Act of 1987 provides that if a quorum exists, action on a matter presented to shareholders will be approved if the votes cast favoring the action exceed the votes cast opposing the action. Accordingly, under the Arkansas Business Corporation Act of 1987, matters can be approved by shareholders of First Commercial by less than a majority of the shares represented at a meeting, if any shares represented at the meeting are not voted.

   Under First Commercial's Articles, the Board of Directors of First Commercial is authorized to issue preferred stock. In the event a series of preferred stock is issued, the holders of such preferred stock shall be entitled to vote on the election of two directors in the event of a default in preference dividends on the preferred stock and shall have such other voting rights as may be prescribed by First Commercial's Board of Directors in the articles of amendment creating such series of preferred stock, which articles of amendment may be adopted by the Board of Directors without further stockholder action.

   Voting Requirements for Extraordinary Corporate Matters

   For CNB and SNB, the affirmative vote of two-thirds of the outstanding shares of bank stock is required by the federal
   Bank Merger Act to approve a merger or consolidation.

   The corporate law governing First Commercial generally requires the affirmative vote of the holders of a majority of the votes entitled to be cast to approve mergers, consolidations, sales of all or substantially all of the corporation's assets, or voluntary dissolution. First Commercial's Articles provide that if a transaction is contemplated with an "Interested Stockholder" of First Commercial, as defined in the fair price provision discussed below, the transaction must be approved by the holders of at least 80% of the votes entitled to be cast. If, on the other hand, the transaction is approved by a majority of disinterested directors or if the price paid to all stockholders in connection with the transaction meets certain standards of fairness set forth in the fair price provision, the 80% vote requirement does not apply.

   Voting for Election of Directors

   Stockholders of CNB and stockholders of SNB are entitled to cumulate votes when electing directors for their respective banks. A stockholder entitled to vote for the election of directors may vote the number of shares owned for as many candidates as a stockholder is entitled to elect, or the stockholder may cumulate his votes and distribute them among any candidate or candidates as he sees fit. Such cumulative voting rights afford minority stockholders some assurance of representation on a bank's board of directors. Under the law governing First Commercial, however, cumulative voting is authorized only if affirmatively stated in a corporation's articles of incorporation. First Commercial's Articles do not grant cumulative voting rights. Accordingly, any stockholder who obtains a majority of the outstanding shares of First Commercial Common Stock will have the power to elect all directors.

   The directors of each of CNB and SNB are elected for a term of one year. Pursuant to First Commercial's Articles, its board of directors is divided into three classes of approximately equal size. Such a board is referred to as a classified or staggered board of directors. Each director of First Commercial is elected for a term of three years, and the terms are staggered in such a way that approximately one-third of the terms expire at each annual meeting. The staggering of terms of directors has the potential effect of increasing the difficulty of changing the composition of First Commercial's Board of Directors to the extent that at least two annual meetings, rather than one, will be required in order for First Commercial stockholders to effect a change in the majority control of its Board of Directors.

   Amendment of Articles of Incorporation

   Amendments to the Articles of Association of either CNB or SNB must be approved by a majority of the outstanding shares entitled to vote thereon. Amendments to First Commercial's Articles are deemed approved if the number of votes cast in favor of the amendment exceed the votes cast against the amendment, provided that a quorum of those entitled to vote is represented at the meeting; provided, however, if the amendment creates dissenters' rights for a voting group, the amendment must be approved by a majority of the votes entitled to be cast by such voting group. The reduced voting requirement for stockholder approval may make stockholder approval for amendments to First Commercial's Articles easier to obtain and thus more difficult for minority stockholders to defeat. However, First Commercial's Articles do require the approval of at least 80% of the shares entitled to vote with regard to the amendment, modification or repeal of provisions dealing with a classified Board of Directors, advance notice from stockholders of nominations for election of First Commercial Directors, the filling of vacancies on the First Commercial Board of Directors, removal of First Commercial Directors, action of stockholders without a meeting, and an amendment of parallel provisions in First Commercial's Bylaws.

   First Commercial's Board of Directors has the power to amend First Commercial's Articles with respect to matters of a routine nature without shareholder approval. Such types of amendment include those: (i) to change each issued and unissued authorized share of an outstanding class into a greater number of whole shares if only shares of that class are outstanding; (ii) to change the corporate name in limited fashion; or (iii) to adopt any other amendment allowed to be adopted without shareholder approval under the corporate law governing First Commercial.

   First Commercial stockholders, to the extent they comply with the appropriate dissenting stockholder provisions, obtain certain rights when amendments are approved that (i) alter or abolish a preferential right of the shares; (ii) create, alter or abolish a right in respect of redemption; (iii) alter or abolish preemptive rights; (iv) exclude or limit the rights of shares to vote on any matter or cumulative voting rights; or
   (v) reduce the number of shares of any holder to a fractional share if such fractional share is to be acquired for cash.

   Amendment of Bylaws

   Stockholders of CNB and SNB have the power to amend the Bylaws of their respective banks. Stockholders of First Commercial have the power to amend the Bylaws of First Commercial with the exception that Bylaw provisions relating to the nomination of directors by stockholders, notice from stockholders of matters to be brought before an annual meeting by stockholders, special meetings, the taking of action by stockholders without a meeting, the number, election and terms of directors, the removal of directors, and the filling of vacancies may be amended or appealed only with the consent of the holders of at least 80% of the First Commercial Common Stock entitled to vote.

   Removal of Directors

   Stockholders of CNB and SNB may remove a director, either with or without cause, by a vote of the majority of the shares entitled to vote at an election of directors. The stockholders of First Commercial may remove a director for cause only.

   Preemptive Rights

   Shareholders of CNB have preemptive rights, meaning that upon a proposed sale by CNB of additional shares of bank stock, shareholders of that bank have the right to acquire such shares in proportion to their present holdings of bank stock upon terms no less favorable than those of the proposed sale. Stockholders of First Commercial Common Stock and SNB Common Stock do not have preemptive rights.

   Indemnification of Directors and Officers and Limitation of Director Liability

   The Arkansas Business Corporation Act of 1987 contains detailed provisions for indemnification of directors and officers of Arkansas corporations against expenses, judgments, fines and settlements incurred by them in connection with litigation. Article Twelfth of First Commercial's Articles provides for mandatory indemnification of the directors and executive officers of First Commercial to the fullest extent legally permissible under the provisions of the Arkansas Business Corporation Act of 1987. The Articles of Association of each of CNB and SNB merely provide that each bank may indemnify a director, officer, or employee in such situations.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling First Commercial pursuant to the foregoing provisions, First Commercial has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

   Article Eleventh of First Commercial's Articles provides that to the fullest extent permitted by the Arkansas Business Corporation Act of 1987 no director of First Commercial shall be personally liable to First Commercial or its stockholders for monetary damages for or with respect to any acts or omissions in the performance of his duties. These provisions do not extend protection to directors for claims by third parties, but only eliminate personal liability of a director to First Commercial or its stockholders for monetary damages for a breach of his fiduciary duty as a director. A director is personally liable for monetary  damages to First Commercial  or its stockholders
   (i) for breach of a duty of loyalty to First Commercial or its stockholders, (ii) for an act of omission not in good faith or involving intentional misconduct or a knowing violation of law, (iii) for the payment of unlawful dividends or unlawful stock repurchases or redemptions in violation of Arkansas law, or (iv) for a transaction in which the director received an improper personal benefit. The provisions do not eliminate or limit the liability of a director arising in connection with causes of action brought under federal or state securities laws or under federal or state banking laws. Furthermore, since these director liability provisions only eliminate money damage awards, they do not affect the availability of equitable relief, such as an injunction or rescission (although in a given situation such relief may not be available or as effective as personal liability for monetary damages). The provisions do not eliminate or limit liability for acts or omissions by an officer or employee of First Commercial, even though such person may also be a director, if the act or omission in question was performed by such person while acting in a capacity other than that of a director.

   Under certain circumstances, the director liability provisions of First Commercial's Articles could have an anti-takeover effect with respect to First Commercial. Because of the decreased likelihood of being held accountable for monetary damages for a breach of fiduciary duty as directors, the directors of First Commercial may have a greater tendency to reject takeover proposals benefiting stockholders of First Commercial which the directors might have accepted absent such statutory protection provided by First Commercial's Articles.

   SNB's Articles of Association do not provide for any limitations on the liability of an SNB director to the Bank or to its stockholders. Article TWELFTH of CNB's Articles provides that to the fullest extent not prohibited by law, no director of CNB shall be personally liable to the Bank or any of its shareholders for monetary damages for an act or omission in the director's capacity as a director. Such provision does not eliminate or limit the liability of a director for:

        1. A breach of his duty of loyalty to the Bank or its shareholders;

        2. An act or omission not in good faith or that involved intentional misconduct or a knowing violation of the law;

        3. A transaction from which he received an improper benefit;

        4. An act or omission for which the liability of a director is expressly provided for by statute; or

        5. An act related to an unlawful stock repurchase or payment of a dividend.

   Filling Vacancies on the Board of Directors

   Under the Articles of Association of each of CNB and SNB, vacancies on the banks' respective Boards of Directors may be filled by the remaining members of the Board. Under the corporate law governing First Commercial, and as provided in First Commercial's Articles, vacancies on its board of directors shall be filled solely by the affirmative vote of a majority of the remaining directors then in office. This provision precludes the holder of a majority of First Commercial Stock from removing incumbent directors and simultaneously gaining control of the Board of Directors by filling the vacancies created by removal with his own nominees.

   Nomination  of  Director  Candidates  and  Advance  Notice  of
   Matters to be Brought Before an Annual Meeting by Stockholders


   First Commercial's Articles  provide that nominations for  the election of directors and placement of matters before the stockholders at an annual meeting must be made as provided by the First Commercial Bylaws. The pertinent bylaw provisions provide that stockholders intending to nominate director candidates for election must deliver written notice thereof to the Secretary of First Commercial not later than (i) with respect to an election to be held at an annual meeting of stockholders, ninety (90) days prior to the anniversary date of the immediately preceding annual meeting of stockholders, and (ii) with respect to an election to be held at a special meeting of stockholders, the close of business on the tenth day following the date on which notice of such meeting is first given to stockholders. The Bylaws further provide that the notice shall set forth certain information concerning such stockholder and his nominee(s), including their names and addresses, a representation that the stockholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, a description of all arrangements or understandings between the stockholder and each nominee, such other information as would be required to be included in a proxy statement soliciting proxies for the election of the nominees of such stockholder and the consent of each nominee to serve as a director of First Commercial if so elected.

   The First Commercial Bylaws further provide that for business properly to be brought before an annual meeting by a stockholder, the stockholder must deliver written notice of such matter to the Secretary of First Commercial not less than ninety (90) days prior to the anniversary date of the immediately preceding annual meeting of stockholders and the notice must set forth as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business, (ii) the name and address of the stockholder proposing such business, (iii) the class and number of shares of First Commercial beneficially owned by the stockholder, and (iv) any material interest of the stockholder in such business.

   The advance notice requirements, by regulating stockholder nominations and matters to be brought before an annual meeting by stockholders, afford the board of directors of First Commercial the opportunity to consider the qualifications of proposed nominees and the importance of matters proposed to be brought before an annual meeting and to the extent deemed necessary or desirable by the Board, inform stockholders about the qualifications of nominees and issues important to the consideration of matters brought before an annual meeting. There is the chance that these provisions may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or to adopt a matter which serves its own interest, without regard to whether such might be harmful or beneficial to First Commercial and its stockholders.

   The Articles of Association of each of CNB and SNB provide that in order for shareholders to nominate individuals for election to the Board of Directors such nomination must be in writing and must be delivered or mailed to the President of the respective bank and to the OCC not less than fourteen (14) nor more than fifty (50) days prior to any meeting of stockholders called for the election of directors; provided, however, that if less than twenty-one (21) days notice of the meeting is given to stockholders, such nomination shall be mailed or delivered not later than the close of business on the seventh (7th) day following the day on which notice of the meeting was mailed. Such notice must contain the following information: (i) the name and address of the proposed nominee;
   (ii) the principal occupation of the nominee; (iii) the total number of shares of capital stock of the bank that will be voted for the nominee; (iv) the name and residence address of the notifying shareholder; and (v) the number of shares of capital stock of the bank owned by the notifying shareholder.

   Fair Price Provision

   The following summary of the fair price provision in First Commercial's Articles (the "Fair Price Provision") is
   qualified in its entirety by reference to the Fair Price Provision found in Article Eighth of First Commercial's
   Articles, which appear as an exhibit to the Registration Statement of which this Joint
   Proxy Statement/Prospectus is a part.

   First Commercial's Articles require approval by holders of eighty percent (80%) of the votes entitled to be cast as a condition for mergers and certain other business combinations (as hereinafter more fully defined, "Business Combination") involving First Commercial and any person or group holding five percent (5%) or more of the First Commercial Stock (an "Interested Shareholder"), unless the transaction is approved by a majority of the members of the First Commercial Board who are unaffiliated with the Interested Shareholder and who were directors before the Interested Shareholder became an Interested Shareholder ("Disinterested Directors"), or certain minimum price and procedural requirements are met.

   A Business Combination includes (a) a merger or consolidation of First Commercial with an Interested Shareholder, (b) the sale or other disposition by First Commercial or a subsidiary of assets of $10,000,000 or more if an Interested Shareholder is a party to the transaction, (c) the issuance of stock or other securities of First Commercial or of a subsidiary to a person that, immediately prior to such issuance, is an Interested Shareholder in exchange for cash or property of $10,000,000 or more, (d) the adoption of any plan or proposal for the liquidation or dissolution of First Commercial proposed by or on behalf of an Interested Shareholder, or (e) any reclassification of securities, recapitalization, merger with a subsidiary or other transaction which has the effect, directly or indirectly, of increasing the proportionate shares of the outstanding stock of any class of First Commercial or a subsidiary owned by an Interested Shareholder.

   The 80% affirmative stockholder vote contemplated by the Fair Price Provision is not required if (1) the transaction is approved by a majority of the Disinterested Directors or (2) all of the various minimum price criteria and procedural requirements are satisfied.

   The minimum price criteria referred to above require that when cash or other consideration is being paid to First Commercial stockholders in connection with a Business Combination, the consideration to be paid would be required to be either cash or the same type of consideration used by the Interested Shareholder in acquiring the largest portion of its common stock prior to the first public announcement of the terms of the proposed Business Combination. In the case of payments to First

   Commercial stockholders, the per share fair market value of such payments would have to be at least equal in value to the higher of (i) the highest per share price paid by an Interested Shareholder in acquiring any shares during the two years prior to announcement of the Business Combination or in the transaction in which it became an Interested Shareholder (whichever is higher) or (ii) the fair market value per share of common stock on the date of the announcement of the Business Combination or on the date on which the Interested Shareholder became an Interested Shareholder (whichever is higher), in either case appropriately adjusted for any stock dividend, stock split or combination of shares.

   The Fair Price Provision provides that a vote of the holders of eighty percent (80%) or more of the votes entitled to be cast by the holders of First Commercial Common Stock is required in order to amend, alter or repeal, or adopt any provisions inconsistent with, the Fair Price Provision.

   Because of the higher percentage requirement for stockholder approval of any Business Combination not meeting the price and procedural requirements described above, and the possibility of having to pay a higher price than would otherwise be the case to other stockholders in such a Business Combination, it may become more costly for a purchaser to acquire control of First Commercial. The Fair Price Provision may therefore decrease the likelihood that a tender offer will be made for less than 80% of the voting power of First Commercial Common Stock and, as a result, may adversely affect those stockholders who would desire to participate in such a tender offer. The Fair Price Provision also has the effect of giving veto power to the holders of a minority of the voting power of First Commercial Common Stock with respect to a Business Combination that is opposed by the Board of Directors but which a majority of the stockholders may believe to be desirable and beneficial. In addition, since only the disinterested directors will have the authority to eliminate the 80% stockholder vote required for a Business Combination, the Fair Price Provision may have the effect of insulating current management against the possibility of removal in the event of a takeover bid.

                            LEGAL OPINIONS

   The validity of the shares of First Commercial Common Stock offered hereby will be passed upon for First Commercial by Friday, Eldredge & Clark, Little Rock, Arkansas. Legal opinions relating to tax matters will be furnished by Friday, Eldredge & Clark, special tax counsel to First Commercial. Certain legal matters will be passed upon for CNB by Thomas T. Tatum, and for SNB by Zelesky, Cornelius, Hallmark, Roper & Hicks L.L.P.

                            EXPERTS

   Security National Bank

   The financial statements of SNB for the years ended December 31, 1995, 1994 and 1993 are included and incorporated herein by reference in reliance upon the reports of Ken Rogers & Associates, Ltd., independent certified public accountants, which is included and incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing.

   First Commercial

   The consolidated financial statements of First Commercial at December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995 incorporated by reference in First Commercial's Annual Report (Form 10-K) for the year ended December 31, 1995, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon and incorporated by reference herein which, as to the year 1993, are based in part on the report of KPMG Peat Marwick LLP, independent auditors. The financial statements referred to above are included in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

                    FINANCIAL STATEMENTS OF CITY NATIONAL BANK

                        INDEX TO FINANCIAL STATEMENTS OF CNB


                                                                  Page

   Balance Sheets for June 30, 1996 and 1995 (unaudited)         F-CNB-2

   Statements of Income for the Six Months Ended June 30, 1996
   and 1995 (unaudited)                                          F-CNB-3

   Balance Sheets for December 31, 1995 and 1994 (unaudited)     F-CNB-4

   Statements of Income for the Years Ended December 31, 1995
   and 1994 (unaudited)                                          F-CNB-5

   Balance Sheets for December 31, 1994 and 1993 (unaudited)     F-CNB-6

   Statements of Income for the Years Ended December 31,
   1994 and 1993 (unaudited)                                     F-CNB-7

   Statements of Cash Flows for the Six Months Ended June 30,
   1996 and 1995 and for the Years Ended December 31, 1995,
   1994 and 1993 (unaudited)                                     F-CNB-8

                          City National Bank
                            Balance Sheets
                               Unaudited


                                        June 30,
                                       ----------
                                    1996        1995
                                   -------     -------

         Assets
       ---------

Cash and Due from Banks           3,187,066   2,950,651

Short Term Investments            1,771,000   1,121,251

Investment Securities             2,110,576   2,556,358

Real Estate Loans                13,979,723  11,674,479
Commercial Loans                  6,764,128   8,003,382
Consumer Loans and Other         10,432,899   8,942,145
Unearned Discount                  (620,736)   (654,900)
                                 ----------  ----------
Total Loans                      30,555,014  27,965,106

Reserve for Loan Losses            (316,810)   (279,922)

Building                          1,922,321   1,879,518
Furniture and Fixtures              473,679     459,570
Bank Auto                                 0      13,556
                                  ---------   ---------
Total Fixed Assets                2,396,000   2,352,644

Other Assets                        705,410     598,984

Total Assets                     40,408,256  37,265,072
                                 ==========  ==========

       Liabilities
      -------------

Non Interest Bearing Demand       7,371,639   6,557,251
Interest Bearing Demand          11,268,276  11,746,553
Savings                           3,137,723   3,227,156
Certificates of Deposit          15,642,133  13,039,132
                                 ----------  ----------
Total Deposits                   37,419,771  34,570,092

Borrowed Funds                            0           0

Other Liabilities                   333,649     324,114
                                 ----------  ----------
Total Liabilities                37,753,420  34,894,206
                                 ----------  ----------

Common Stock                        862,500     862,500
Surplus                             862,500     862,500
Undivided Profits                   975,836     645,866
Unrealized losses                   (46,000)          0
                                 ----------  ----------
Total Equity                      2,654,836   2,370,866
                                 ----------  ----------

Total Liabilities and Equity     40,408,256  37,265,072
                                 ==========  ==========

                            City National Bank
                           Statements of Income
                                Unaudited


                                 Six Months Ended June 30,

                                     1996        1995
                                    ------      ------
       Net Income
      ------------

Interest Income on Securities       116,098     132,750
Interest Income on Loans          1,460,418   1,195,030
Loan Fee Income                      52,459      48,738
                                  ---------   ---------

Total Interest Income             1,628,975   1,376,518
Interest Expense                    646,167     587,715
                                  ---------   ---------

Net Interest Income                 982,808     788,803

Deposit Fee Income                  309,417     245,959
Other Income                         36,963      67,151
                                  ---------   ---------

Total Income                      1,329,188   1,101,913

Salaries and Benefits               397,901     355,682
Occupancy Expense                   241,988     180,108
All Other Expenses                  407,260     385,537
                                  ---------   ---------

Total Expenses                    1,047,149     921,327
                                  ---------   ---------

Net Income Before FIT               282,039     180,586
Federal Income Tax Provision         80,000      44,000
                                  ---------   ---------

Net Income After Taxes              202,039     136,586
                                  =========   =========

                      City National Bank
                        Balance Sheets
                           Unaudited


                                     December 31,
                                     ------------
                                     1995     1994
                                    ------  --------
         Assets
     -------------

Cash and Due from Banks           2,232,512   2,263,118

Short Term Investments            2,491,000     774,251

Investment Securities             2,357,173   2,655,303

Real Estate Loans                12,935,132   9,928,944
Commercial Loans                  8,080,734   7,596,676
Consumer Loans and Other          9,291,714   8,386,478
Unearned Discount                  (639,642)   (627,798)
                                 ----------  ----------

Total Loans                      29,667,938  25,284,300

Reserve for Loan Losses            (291,748)   (278,214)

Building                          1,877,794   1,378,444
Furniture and Fixtures              414,744     238,524
Bank Auto                                 0      15,847
                                 ----------   ---------

Total Fixed Assets                2,292,538   1,632,815

Other Assets                        785,445     546,940
                                 ----------  ----------

Total Assets                     39,534,858  32,878,513
                                 ==========  ==========


       Liabilities
      -------------

Non Interest Bearing Demand       6,709,097   5,287,185
Interest Bearing Demand          12,340,583  11,224,325
Savings                           3,205,331   2,956,734
Certificates of Deposit          14,526,108   9,079,651
                                 ----------  ----------

Total Deposits                   36,781,119  28,547,895

Borrowed Funds                            0   1,855,000

Other Liabilities                   271,942     241,338
                                 ----------  ----------

Total Liabilities                37,053,061  30,644,233

Common Stock                        862,500     862,500
Surplus                             862,500     862,500
Undivided Profits                   773,797     509,280
Unrealized Gain (Losses)            (17,000)          0

Total Equity                      2,481,797   2,234,280
                                 ----------   ---------

Total Liabilities and Equity     39,535,858  32,878,513
                                 ==========  ==========

                         City National Bank
                        Statements of Income
                            Unaudited


                                  Year ended December 31,

                                     1995         1994
                                    ------       ------

       Net Income
      ------------

Interest Income on Securities       259,054     209,572
Interest Income on Loans          2,566,025   2,071,099
Loan Fee Income                      98,470      99,522
                                  ---------   ---------

Total Interest Income             2,923,549   2,380,193
Interest Expense                  1,270,238     724,435
                                  ---------   ---------

Net Interest Income               1,653,311   1,655,758

Deposit Fee Income                  543,092     416,240
Other Income                        112,737      60,960
                                  ---------   ---------

Total Income                      2,309,140   2,132,958

Salaries and Benefits               737,607     611,095
Occupancy Expense                   440,819     253,866
All Other Expenses                  743,497     746,634
                                  ---------   ---------

Total Expenses                    1,921,923   1,611,595
                                  ---------   ---------

Net Income Before FIT               387,217     521,363
Federal Income Tax Provision        122,700     167,000

Net Income After Taxes              264,517     354,363
                                  =========   =========

                      City National Bank
                        Balance Sheets
                          Unaudited

                                  December 31,
                                 --------------

                                  1994        1993
       Assets                   --------    --------
   --------------

Cash and Due from Banks        2,263,118    1,904,690

Short Term Investments           774,251    3,727,251

Investment Securities          2,655,303    2,170,813

Real Estate Loans              9,928,944    8,835,786
Commercial Loans               7,596,676    6,624,651
Consumer Loans and Other       8,386,478    5,680,620
Unearned Discount               (627,798)    (596,160)
                              ----------   ----------
Total Loans                   25,284,300   20,544,897

Reserve for Loan Losses         (278,214)    (291,529)

Building                       1,378,444    1,098,327
Furniture and Fixtures           238,524      124,006
Bank Auto                         15,847       20,430
                              ----------   ----------
Total Fixed Assets             1,632,815    1,242,763

Other Assets                     546,940      748,285
                              ----------   ----------
Total Assets                  32,878,513   30,047,170
                              ==========   ==========


       Liabilities
    -----------------

Non Interest Bearing Demand    5,287,185    4,255,552
Interest Bearing Demand       11,224,325   14,336,001
Savings                        2,956,734    2,076,355
Certificates of Deposit        9,079,651    7,314,875
                              ----------   ----------

Total Deposits                28,547,895   27,982,783

Borrowed Funds                 1,855,000            0

Other Liabilities                241,338      141,344
                              ----------   ----------

Total Liabilities             30,644,233   28,124,127
                              ----------   ----------

Common Stock                     862,500      862,500
Surplus                          862,500      862,500
Undivided Profits                509,280      198,043
Unrealized Gains (Losses)              0            0

Total Equity                   2,234,280    1,923,043

Total Liabilities and Equity  32,878,513   30,047,170
                              ==========   ==========

                       City National Bank
                      Statements of Income
                           Unaudited


                               Year Ended December 31,
                              ------------------------
                                   1994        1995
                                  ------      ------
       Net Income
    ----------------

Interest Income on Securities    209,572      237,589
Interest Income on Loans       2,071,099    1,826,646
Loan Fee Income                   99,522       83,865
                               ---------    --------

Total Interest Income          2,380,193    2,148,100
Interest Expense                 724,435      645,712

Net Interest Income            1,655,758    1,502,388

Deposit Fee Income               416,240      364,432
Other Income                      60,960       83,759
                               ---------    ---------

Total Income                   2,132,958    1,950,579

Salaries and Benefits            611,095      565,401
Occupancy Expense                253,866      218,800
All Other Expenses               746,634      707,739


Total Expenses                 1,611,595    1,491,940
                               ---------    ---------

Net Income Before FIT            521,363      458,639
Federal Income Tax Provision     167,000       48,500
                               ---------    ---------

Net Income After Taxes           354,363      410,139
                               =========    =========

                                                     City National Bank
                                                  Statements of Cash Flows
                                                           (000's)
                                                                           Unaudited
                                                                          -----------

                                                        Six Months Ended
                                                             June 30,                     Year Ended December 31,
                                                        1996          1995            1995           1994           1993
                                                       ------        ------          ------         ------         ------


Operating Activities
  Net Income                                            202             137            265            354            410
  Adjustments to reconcile net income to
   net cash provided by operating activities:
    Depreciation                                         69              37            132             70             64
    Increase (decrease) in loan loss reserve             25               2             14            (13)            18
    Increase (decrease) in taxes payable                (59)             23            133             49             58
    Decrease (increase) in interest receivable          (71)            (19)           (57)           (41)            10
    Increase (decrease) in interest payable              (1)             35             33             20             (9)
    Decrease (increase) in prepaid and other assets      62             (72)          (170)             5             (1)
    Increase (decrease) in accrued expenses              91              20           (111)            31             (8)
                                                      -----           -----          -----          -----           -----

Net cash provided by operating activities               318             163            239            475            542

Investing Activities
    Proceeds from maturing investment securities        200               0            400            165            400
    Paydowns on investment securitites                   45             104            260              4             44
    Purchases of investment securities                    0               0           (400)          (654)          (660)
    Decrease (increase) in Fed Funds sold               720            (347)        (1,717)         2,953         (1,163)
    Decrease (increase) in loans                       (887)         (2,681)        (4,384)        (4,739)        (4,202)
    Fixed asset purchases                              (172)           (757)          (792)          (460)          (150)
    Proceeds from sale of fixed assets                    0               0              0              0              0
    Purchase of other real estate owned                   0               0            (14)           237              0
    Proceeds from sale of other real estate owned        91              39              0              0            246

                                                      -----           -----          -----          -----          -----
Net cash used in investing activities                    (3)         (3,642)        (6,647)        (2,494)        (5,485)

Financing Activities
    Dividends paid                                        0               0              0            (43)             0
    Increase (decrease) in deposits                     639           6,022          8,233            565          5,574
    Increase (decrease) in short-term borrowings          0          (1,855)        (1,855)         1,855              0
                                                      -----           -----          -----          -----          -----

Net cash provided by financing activities                63           4,167          6,378          2,377          5,574

Net increase (decrease) in cash and cash equivalents     954            688            (30)           358            631

Cash and cash equivalents at beginning of period       2,233          2,263          2,263          1,905          1,274

Cash and cash equivalents at end of period             3,187          2,951          2,233          2,263          1,905
                                                       =====          =====          =====          =====          =====

                 FINANCIAL STATEMENTS OF SECURITY NATIONAL BANK

                     INDEX TO FINANCIAL STATEMENTS OF SNB


                                                                     Page

   1.   Compiled Financial Statements for the Six Months
        Ended June 30, 1996 and 1995                                F-SNB-2

   2.   Audit Report - December 31, 1995 and 1994                  F-SNB-21

   3.   Audtied Financial Statements - December 31, 1994           F-SNB-40

                          SECURITY NATIONAL BANK

                      Compiled Financial Statements
                         For The Six Months Ended
                          June 30, 1996 and 1995

                          SECURITY NATIONAL BANK

                      Compiled Financial Statements
                         For The Six Months Ended
                          June 30, 1996 and 1995

                                                         Page

      Accountant's Compilation Report  . . . . . . . . .   1

      Statements of Condition   . . . . . . . . . . . . .  2

      Statements of Income   . . . . . . . . . . . . . .   3

      Statements of Changes in Stockholders' Equity . . .  4

      Statements of Cash Flows  . . . . . . . . . . . . .  5

      Notes to Compiled Financial Statements  . . . . .  6-17

                              KEN ROGERS & ASSOCIATES, LTD.
                              CERTIFIED PUBLIC ACCOUNTANTS
                              A LIMITED LIABILITY COMPANY
                  1329 N. University Drive, Nacogdoches, Texas  75961
                                     409-564-8186

          Ken Rogers, CPA (Retired)
          Gary Johnson, CPA
          Michael Halls, CPA
          Terre McLemore, CPA
          Kenneth Rodrigues, CPA


                                   August 13, 1996



          To the Directors
          Security National Bank
          Nacogdoches, Texas

          We have compiled the accompanying statements of condition of Security National Bank (a Texas corporation) as of June 30, 1996 and 1995, and the related statements of income, changes in stockholders' equity, and cash flows for the six months then ended, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants.

          A compilation is limited to presenting in the form of financial statements information that is the representation of management. We have not audited or reviewed the accompanying financial statements and, accordingly, do not express an opinion or any other form of assurance on them.


          KEN ROGERS & ASSOCIATES, LTD.

                          SECURITY NATIONAL BANK
                          STATEMENTS OF CONDITION



                                                           June 30,
                                                       1996         1995
                                                      ------       ------

     ASSETS

        Cash and due from banks                     $1,934,531    $2,817,310
        Interest-bearing deposits with banks         1,903,657     1,017,576
        Federal funds sold                              35,000     1,230,000
        Securities available for sale                6,079,389     6,981,742

        Securities being held to maturity            8,083,287     5,830,960
        Loans, net of allowance for credit
        losses of $148,172 and $156,092,
        respectively                                16,477,521    15,861,055
        Property and equipment                       1,938,738     1,936,254
        Accrued interest receivable                    341,682       282,401
        Foreclosed real estate, net of allowance
          of $14,640 and $14,640, respectively          73,941        81,141
        Other assets                                    51,963        40,608
                                                   -----------   -----------
     Total Assets                                  $36,919,709   $36,079,047
                                                   ===========   ===========


     LIABILITIES AND STOCKHOLDERS' EQUITY
     Liabilities:

        Deposits:
          Demand and savings                       $15,789,320   $16,458,624
          Other time                                17,156,091    16,017,858
                                                    ----------    ----------
          Total deposits                            32,945,411    32,476,482

        Accrued interest payable                       100,274       107,953
        Other liabilities                              190,705       125,416
                                                    ----------    ----------
        Total Liabilities                           33,236,390    32,709,851
                                                    ==========    =========

     Stockholders' Equity:
        Common stock, 250,000 shares at $5 par
          value authorized; 230,000 shares
          issued; and 230,000 shares outstanding     1,150,000     1,150,000
        Capital surplus                              1,150,000     1,150,000
        Retained earnings                            1,462,993     1,098,769
        Net unrealized appreciation (depreciation)
          on securities available for sale, net of
          tax benefit of $41,044 and $15,235,
          respectively                                 (79,674)      (29,573)

        Total stockholders' equity                   3,683,319     3,369,196
                                                   -----------   -----------
     Total Liabilities and Stockholders' Equity    $36,919,709   $36,079,047
                                                   ===========   ===========


See accountant's compilation report and accompanying notes.

                          SECURITY NATIONAL BANK
                           STATEMENTS OF INCOME
             For the Six Months Ended June 30, 1996 and 1995


                                                  June 30,  June 30,
                                                    1996      1995
                                                   ------    ------

     Interest and dividend income:
        Interest and fees on loans                $897,249  $766,729
        Interest on U.S. Treasury obligations      189,064   125,961
        Interest on U.S. government agency         178,682   232,105
        obligations
        Interest on state and political             35,668    31,074
        subdivision obligations
        Dividends on restricted equity               2,286     2,123
        securities
        Interest on federal funds sold               4,771    14,303
        Interest on deposits with banks             58,668    31,064
                                                 --------- ---------
        Total interest and dividend income       1,366,388 1,203,359
                                                 ========= =========
     Interest expense:
        Interest on deposits                       614,382   521,700
        Interest on federal funds purchased              0       445
        Interest on securities sold under            4,309         0
        repurchase agreements
                                                  --------   -------
        Total interest expense                     618,691   522,145
                                                  --------   -------
     Net interest income                           747,697   681,214

     Benefit (provision) for credit losses          55,716     5,823
                                                   -------   -------
     Net interest income after provision for       803,413   687,037
     credit losses                                 =======   =======

     Other income:
        Service charges                            262,950   240,738
        Net realized gains on sales of
        securities available for sale                    0         0
        Other income                                12,118    12,935
                                                   -------   -------
          Total other income                       275,068   253,673
                                                   =======   =======

     Other expenses:
        Salaries and employee benefits             323,656   304,234
        Occupancy expense                           31,920    38,791
        Equipment expense                           75,360    70,560
        Federal deposit insurance premiums           1,000    36,112
        Other operating expenses                   262,251   208,216
                                                  --------   -------
          Total other expenses                     694,187   657,913
                                                  --------  --------
     Income before income taxes                    384,294   282,797

     Income tax expense                            119,412    85,499
                                                  --------  --------
     Net income                                   $264,882  $197,298
                                                  ========  ========

     Net income per share of common stock            $1.15     $0.86
                                                  ========   =======
     Average number of shares outstanding          230,000   230,000
                                                  ========  ========

See accountant's compilation report and accompanying notes.


                              SECURITY NATIONAL BANK
                   STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                  For the Six Months Ended June 30, 1996 and 1995
                                       <F1>


                                                                               Unrealized
                                                                               Appreciation        Total
                                       Common      Capital        Retained    (Depreciation)    Stockholders's
                                        Stock      Surplus        Earnings       in Value          Equity
                                       -------     -------        --------     ------------      ------------



Balance at December 31, 1994         $1,150,000    $1,150,000     $970,471      $(169,198)       $3,101,273
  Net income for six months
    ended June 30, 1995                                            197,298                          197,298
  Cash dividends declared - $0.30
    per share                                                      (69,000)                         (69,000)
  Net change in unrealized
    appreciation (depreciation)
    on securities available for
    sale, net of taxes of $71,927                                                 139,625           139,625
                                     ----------    ----------   ----------     ----------        ----------
Balance at June  30, 1995            $1,150,000    $1,150,000   $1,098,769       $(29,573)       $3,369,196
                                     ==========    ==========   ==========     ==========        ==========


Balance at December 31, 1995         $1,150,000    $1,150,000   $1,267,111       $(11,825)       $3,555,286
  Net income for six months
    ended June 30, 1996                                            264,882                          264,882
  Cash dividends declared - $0.30
    per share                                                      (69,000)                         (69,000)
  Net change in unrealized
    appreciation (depreciation)
    on securities available for
    sale, net of tax benefit                                                      (67,849)          (67,849)
    of $34,952
                                     ----------    ----------   ----------     -----------       ----------
Balance at June 30, 1996             $1,150,000    $1,150,000   $1,462,993       $(79,674)       $3,683,319
                                     ==========    ==========   ==========     ===========       ==========

<F1>
See accountant's compilation report and accompanying notes.


                             SECURITY NATIONAL BANK
                            STATEMENTS OF CASH FLOWS
                For the Six Months Ended June 30, 1996 and 1995




                                                    June 30,       June 30,
                                                      1996           1995
                                                     ------         ------

Cash flows from operating activities:
  Net income                                        $264,882       $197,298
                                                   ---------      ---------
  Adjustments to reconcile net income to net
    cash provided by operating activities:
      Depreciation                                    53,487         47,051
      Provision for credit losses                    (55,716)        (5,823)
      Net realized gains  on  securities
        available for sale                                 0              0
      Net loss (gain) on sale of other real
        estate                                             0         (5,300)
      Amortization of bond premiums                   13,196         14,759
      Accretion of bond discounts                     (3,292)        (3,012)
      (Increase) decrease in interest
        receivable                                    (3,156)        10,369
      (Increase) decrease in other assets              8,045         30,607
      Increase (decrease) in interest
        payable                                       (8,962)        25,330
      Increase (decrease) in other                    (3,235)      (146,782)
                                                    --------       --------
      Total adjustments                                  367        (32,801)
                                                    --------       --------
  Net cash provided (used) by operating
    activities                                       265,249        164,497
                                                     =======        =======

Cash flows from investing activities:
      Net decrease (increase) in interest
        bearing deposits with banks                  146,093       (309,785)
      Net decrease (increase) in federal
        funds sold                                   190,000       (790,000)
      Purchases of securities available for
        sale                                               0     (1,012,500)
      Principal paydowns of securities
        available for sale                           139,803        141,705
      Proceeds  from maturities  of securities
        available for sale                           500,000      1,500,000
      Purchase of securities being held to
        maturity                                  (1,990,938)             0
      Principal paydowns  of securities  being
        held to maturity                             154,777        116,328

      Proceeds from  maturities of  securities
        being held to maturity                             0              0
      Net decrease (increase) in loans               262,901        698,213
      Purchases of properties and equipment          (16,594)       (19,998)
      Proceeds  from  disposal of  other  real
        estate                                             0         28,910
                                                   ---------      ---------
      Net cash provided (used) by investing
        activities                                  (613,958)       352,873
                                                   ---------      ---------

Cash flows from financing activities:
      Net increase (decrease) in customer         (2,576,621)       181,237
        deposits
      Payments of dividends                          (69,000)       (69,000)
                                                   ---------      ---------
      Net cash provided (used) by investing
        activities                                (2,645,621)       112,237
                                                   ---------      ---------
Net increase (decrease) in cash and due from
  from banks                                      (2,994,330)       629,607

Cash and due from banks at January 1               4,928,861      2,187,703
                                                  ----------     ----------
Cash and due from banks at June 30                $1,934,531     $2,817,310
                                                  ==========     ==========


Interest paid                                       $627,653       $496,815
                                                  ==========      =========
Income taxes paid                                    $58,720       $171,194
                                                  ==========      =========


See accountant's compilation report and accompanying notes.

                            SECURITY NATIONAL BANK
                    NOTES TO COMPILED FINANCIAL STATEMENTS
                            June 30, 1996 and 1995



SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accounting and reporting policies of Security National Bank (the Bank) conform to generally accepted accounting principles and the general practices within the banking industry.

     Cash Equivalents - For the purpose of presentation in the Statements of Cash Flows, cash and cash equivalents are defined as those amounts included in the statement of condition caption "Cash and due from banks."

     Investments   in   Securities  -   The  Bank's   investments  in
     securities are classified into three categories and accounted for as follows:

        Trading Securities  - Government bonds  held principally  for resale in the near term are classified as trading securities and recorded at their fair values. Unrealized gains and losses on trading securities are included in other income. The Bank did not have any trading securities at any time during the six months ended June 30, 1996 or 1995.

        Securities Being Held to Maturity - Bonds, notes, and debentures for which the Bank has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity.

        Securities Available for Sale - Bonds, notes, debentures, and certain equity securities not classified as trading securities nor as securities to be held to maturity are classified as securities available for sale. These securities are presented in the statement of condition at their fair value.

     Declines in the fair value of individual securities being held to maturity and securities available for sale below their cost that are other than temporary are accounted for as a write-down of the individual securities to their fair value. Any related write-downs are included in earnings as realized losses. Unrealized holding gains and losses, net of tax, on securities available for sale are reported as a net amount in a separate component of stockholders' equity, until realized. Gains and losses on the sale of securities available for sale are determined using the specific-identification method.

                   See accountant's compilation report.

     Loans Receivable - Loans receivable for which management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding unpaid principal balances reduced by any charge-offs or specific valuation accounts and net of any deferred fees or costs on originated loans, or unamortized premiums or discounts on purchased loans.

     Loan origination fees and certain direct origination costs are not capitalized and recognized as an adjustment of the yield on the related loan. Instead, they are recognized as revenue when collected or when the loan is originated. The difference between this immediate recognition method and the capitalization method required by generally accepted accounting principles is not material to these financial statements.

     The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the loan portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions.

     For impairment recognized in accordance with FASB Statement No. 114, the entire change in present value of expected cash flows is reported as bad debt expense in the same manner in which impairment initially was recognized or as a reduction in the amount of bad debt expense that otherwise would be reported.

     Property and Equipment - Land is carried at cost. Bank premises, furniture, and equipment are carried at cost, less accumulated depreciation. Depreciation is computed using the straight-line method and is charged to operations over the estimated useful lives of the assets. Buildings are depreciated over 40 years, equipment over 3 to 10 years, and vehicles over 5 years. Maintenance and repairs of property and equipment are charged to operations; however, major improvements are capitalized. Upon retirement, sale, or other disposition of property and equipment, the cost and accumulated depreciation are eliminated from the accounts, and gain or loss is included in operations.

     Foreclosed Real Estate - Real estate properties acquired through, or in lieu of, loan foreclosure are initially recorded at fair value at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of (1) cost or (2) fair value minus estimated costs to sell. Revenue and expenses from operations and additions to the valuation allowance are included in loss on foreclosed real estate. Foreclosed assets are not depreciated.

                   See accountant's compilation report.

     Financial Instruments - In the ordinary course of business, the Bank has entered into off balance sheet financial instruments consisting of commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

     Fair Values of Financial Instruments - The following methods and assumptions were used by the Bank in estimating fair values of financial instruments as disclosed herein:

        Cash and due from banks - The carrying amounts of cash and short-term instruments approximate their fair value.

        Securities  being held to  maturity and  securities available for sale - Fair values for investment securities, excluding restricted equity securities, are based on quoted market prices. The carrying values of restricted equity securities approximate fair values.

        Loans  receivable  - For  variable-rate  loans  that  reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for other loans are estimated based on discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

        Deposit liabilities - The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of variable-rate, fixed-term money market accounts and certificates of deposit
          (CDs) approximate their fair values at the reporting date. Fair values for fixed-rate CDs are estimated using a discounted cash flow calculation that applies interest rates currently being offered on CDs to a schedule of aggregated expected monthly maturities.

        Accrued interest receivable and payable - The carrying amounts of accrued interest approximate their fair values.

        Off balance sheet instruments - Fair values for off balance sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

     Interest Income on Loans - Interest on loans is accrued and credited to income based on the principal amount outstanding.
     The accrual of interest on loans is discontinued when, in the opinion of management, there is an indication that the borrower may be unable to meet payments as they become due. Upon such discontinuance, all unpaid accrued interest is reversed. The Bank recognizes interest income on these loans as customer payments are made, and only after all of the outstanding principal has been collected.

     Income Taxes - Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. Provisions for income taxes are based on amounts reported in the statements of income (after exclusion of non-taxable income such as interest on state and municipal securities) and include deferred taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes. Items of deferral include differences related to the allowance for loan losses, allowance for losses on foreclosed real estate, accumulated depreciation, loans not accruing interest, and the use of the cash basis of accounting for tax purposes. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

     Net Income Per Share of Common Stock - Net income per share of common stock is computed by dividing net income by the weighted average number of shares of common stock outstanding during the period, after giving retroactive effect to stock dividends, if any.

     Restrictions on Cash and Due From Banks - The Bank is required to maintain reserve balances in cash with Federal Reserve Banks. The total of those reserve balances was approximately $142,000 at June 30, 1996.

     Use of Estimates - Management uses estimates and assumptions in preparing these financial statements. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses.

                   See accountant's compilation report.

                          SECURITY NATIONAL BANK
                  NOTES TO COMPILED FINANCIAL STATEMENTS
                          June 30, 1996 and 1995


     INVESTMENT AND MORTGAGE-BACKED SECURITIES

     The following tables reflect the amortized cost and estimated fair values of debt, equity, and mortgage-backed securities held at June 30, 1996 and 1995. In addition, gross unrealized gains and gross unrealized losses are disclosed as of June 30, 1996 and 1995.

                      Securities Available for Sale

                          Amortized    Unrealized   Unrealized     Fair
                             Cost        Gains        Losses       Value
                            ------      -------      --------     -------

June 30, 1996
  U.S. Treasury
    obligations          $2,999,528      $8,317      $5,970      $3,001,875
  U.S. Agency
    obligations             898,789           0      51,102         847,687
  State and municipal
    obligations                   0           0           0               0
  Mortgage-backed
    securities            2,222,791           0      71,964       2,150,827
  Restricted equity
       securities            79,000           0           0          79,000
                         ----------    --------    --------      ----------
Totals                   $6,200,108      $8,317    $129,036      $6,079,389
                         ==========    ========    ========      ==========


June 30, 1995
  U.S. Treasury
    obligations          $3,003,586     $40,398          $0      $3,043,984
  U.S. Agency
    obligations           1,398,731       2,858      58,651       1,342,938
  State and municipal
    obligations                   0           0           0               0
  Mortgage-backed
    securities            2,545,233           0      29,413       2,515,820
  Restricted equity
    securities               79,000           0           0          79,000
                         ----------    --------    --------      ----------
Totals                   $7,026,550     $43,256     $88,064      $6,981,742
                         ==========    ========    ========      ==========

                      Securities Being Held to Maturity

                          Amortized   Unrealized    Unrealized     Fair
                             Cost       Gains         Losses       Value
                           -------     --------      --------      -----

June 30, 1996
  U.S. Treasury
    obligations          $3,500,475          $0    $115,084      $3,385,391
  U.S. Agency
    obligations           1,500,000           0      66,250       1,433,750
  State and municipal
    obligations           1,352,429         553      23,169       1,329,813
  Mortgage-backed
    securities            1,730,383         499      43,242       1,687,640
                         ----------      ------    --------      ----------
Totals                   $8,083,287      $1,052    $247,745      $7,836,594
                         ==========      ======    ========      ==========


June 30, 1995
  U.S. Treasury
    obligations            $506,029      $1,705          $0        $507,734
  U.S. Agency
    obligations           1,995,744       5,506      50,000       1,951,250
  State and municipal
    obligations           1,175,191           0      23,846       1,151,345
  Mortgage-backed
    securities            2,153,996       3,899      57,769       2,100,126
                         ----------     -------    --------      ----------
Totals                   $5,830,960     $11,110    $131,615      $5,710,455
                         ==========     =======    ========      ==========

Proceeds from the sale of securities available for sale were $-0- and $-0- for the six months ended June 30, 1996 and 1995, respectively. Gross realized gains from the sale of securities available for sale were $-0- and $-0- for the six months ended June 30, 1996 and 1995, respectively, and gross realized losses from the sale of securities available for sale were $-0- and $-0-for the six months ended June 30, 1996 and 1995, respectively.

The amortized cost and estimated fair value of debt securities at June 30, 1996 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations.


                                 Available for Sale     Being Held to Maturity

                                 Amortized     Fair       Amortized     Fair
                                    Cost       Value        Cost        Value
                                   ------      -----       ------       -----

Due in one year or less          $1,999,964  $2,008,281          $0          $0
Due after one through five years  1,898,353   1,841,281   5,000,475   4,819,141
Due after five through ten years          0           0     262,861     261,647
Due after ten years                       0           0   1,089,568   1,068,166
Mortgage-backed securities        2,222,791   2,150,827   1,730,383   1,687,640
                                 ----------  ----------  ----------  ----------
  Total                          $6,121,108  $6,000,389  $8,083,287  $7,836,594
                                 ==========  ==========  ==========  ==========


Securities carried  at approximately  $2,354,250 and  $1,880,223 at June 30, 1996 and 1995, respectively, were pledged to secure deposits and for other purposes required or permitted by law.

                   See accountant's compilation report.

LOANS

Loans at June 30, 1996 and 1995 are summarized as follows:


                                         June 30,       June 30,
                                           1996           1995
                                          ------         ------


  Commercial and agricultural           $5,482,144     $3,334,643
  Real estate construction                 384,668        396,660
  Commercial real estate                 2,535,904      3,172,583
  Residential real estate                5,883,712      6,511,119
  Consumer                               2,453,320      2,714,123
  Overdrafts                                29,052         19,835
                                        ----------     ----------
  Subtotal                              16,768,800     16,148,963
  Less - unearned interest                (143,107)      (131,816)
  Less - allowance to credit loss         (148,172)      (156,092)
  Net loans receivable                 $16,477,521    $15,861,055
                                       ===========    ===========


An analysis of the change in the allowance for credit losses follows:

                                         June 30,       June 30,
                                           1996           1995
                                          ------         ------

  Balance at January 1                    $136,905       $143,922
  Loans charged off                         (3,161)        (5,691)
  Recoveries                                70,144         23,684
  Provision (benefit) for loan losses      (55,716)        (5,823)
                                          --------       --------
  Balance at December 31                  $148,172       $156,092
                                          ========       ========

An analysis of impaired loans is summarized as follows:


                                         June 30,       June 30,
                                           1996           1995
                                          ------         ------

  Impaired loans for which an allowance
    has been provided                     $111,530       $145,375
  Impaired loans for which no allowance
    has been provided                        2,604            107

  Total loans determined to be impaired   $114,134       $145,482

  Allowance provided for impaired
    loans, included in the allowance
    for loan losses                        $20,238        $31,794


Loans to employees totaled $393,529 and $381,152 at June 30, 1996 and 1995, respectively. Non-accruing loans (principally real estate loans) totaled $114,134 and $145,482 at June 30, 1996 and 1995, respectively, which had the effect of reducing income $10,130 and $20,278, respectively. All non-accruing loans are considered to be impaired.

                   See accountant's compilation report.

PROPERTY AND EQUIPMENT

Property and equipment at June 30, 1996 and 1995 consisted of:


                                         June 30,       June 30,
                                           1996           1995
                                          ------         ------

        Land                              $521,563       $521,563
        Buildings                        1,370,009      1,370,009
        Furniture and equipment          1,001,190        918,326
        Vehicles                            36,778         28,436
                                         ---------      ---------
                 Total cost              2,929,540      2,838,334
        Accumulated depreciation          (990,802)      (902,080)
                                         ---------      ---------
        Net book value                  $1,938,738     $1,936,254
                                        ==========     ==========


Depreciation expense totaled $53,487 and $47,051 for the six months ended June 30, 1996 and 1995, respectively.


FORECLOSED REAL ESTATE

A comparative summary  of activity  on  foreclosed real  estate
(previously called other real estate) is as follows:

                                         June 30,       June 30,
                                           1996           1995
                                          ------         ------

    Balance at January 1                  $88,581       $124,691
    Acquired in settlement of loans             0              0
    Sales and other dispositions                0        (28,910)
                                          -------       --------
    Balance at June 30                    $88,581        $95,781


Activity in the allowance for losses for foreclosed real estate is as follows:

                                         June 30,       June 30,
                                           1996           1995
                                          ------         ------

    Balance at January 1                   $14,640        $19,940
    Provision charged to income                  0              0
    Charge-offs, net of recoveries               0         (5,300)
                                           -------        -------
    Balance at June 30                     $14,640        $14,640
                                           =======        =======

                   See accountant's compilation report.

DEPOSITS

Components of deposits included in the statement of condition at June 30, 1996 and 1995 were as follows:


                                         June 30,       June 30,
                                           1996          1995

    Demand and savings:
      Demand deposits                   $4,982,079     $5,541,231
      Passbook savings                   1,567,344      1,483,439
      NOW accounts                       5,637,299      5,138,228
      Money market accounts              3,602,598      4,295,726
                                        ----------     ----------
                                        15,789,320     16,458,624
                                        ==========     ==========

    Other time:
      Certificates of deposit of
        $100,000, or more                4,627,304      3,909,235
      Open account time deposits of
        $100,000 or more                   500,000        500,000
      Other time deposits               12,028,787     11,608,623
                                        ----------     ----------
                                        17,156,091     16,017,858
                                        ----------     ----------
    Total deposits                     $32,945,411    $32,476,482
                                       ===========    ===========


The maturity distribution of other time deposits at June 30, 1996 was as follows:


         Within one year               $14,032,848
         One to two years                1,453,468
         Two to three years                282,854
         Three to four years               768,522
         Four to five years                618,399
                                       -----------
         Total other time deposits     $17,156,091
                                       ===========

                   See accountant's compilation report.

STOCKHOLDERS' EQUITY

The Bank is subject to  certain restrictions on  the amount  of
dividends that  it  may  declare  without  prior   regulatory
approval. At June 30, 1996, approximately $926,710 of retained earnings were available for dividend declaration without prior regulatory approval.

The Bank is also subject to various regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. The regulations require the Bank to maintain a minimum risk-based capital ratio of 8 percent and a minimum leverage ratio of 3 percent. The Bank's risk-based capital ratio was approximately 19.40% and 17.60% at June 30, 1996 and 1995, respectively, and its leverage ratio was approximately 9.85% and 9.33% at June 30, 1996 and 1995, respectively.

                   See accountant's compilation report.

FINANCIAL INSTRUMENTS, COMMITMENTS, AND CONTINGENCIES

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of
credit.  These  instruments  involve,   to  varying  degrees,
elements of credit risk in excess of the amount recognized in the statement of condition. The contract or notional amounts of those instruments reflect the extent of involvement the Bank has in those particular financial instruments.

The  Bank's  exposure   to  credit   loss   in  the   event  of
nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for instruments that are reflected on the statement of condition.


                                                  Contract or Notional
                                                         Amount
                                                      -------------

    Financial instruments whose contract amounts
      represent credit risk:
        Commitments to extend credit                   $1,420,779
        Standby letters of credit                         $12,850



Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation. The collateral held varies but may include accounts receivable, inventory, property, equipment, and commercial properties.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private arrangements in which the customer has guaranteed payment to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

                   See accountant's compilation report.

The Bank has not incurred any losses on its commitments in either the six months ended June 30, 1996 or 1995. The Bank primarily serves customers located in the East Texas area. As such, the Bank's loans, commitments, and standby letters of credit have been granted to customers in that area.

In the  normal  course of  business,  the  Bank is  involved  in various legal proceedings. Management has concluded, based upon advice of counsel, that the result of these proceedings will not have a material effect on the Bank's financial condition or results of operations.


FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair values of the Bank's financial instruments were as follows, at June 30, 1996:

                                              Carrying        Fair
                                               Amount         Value
                                               ------        -------

    Financial assets:
      Cash and due from banks                $1,934,531     $1,934,531
      Interest bearing deposits with banks    1,903,657      1.902,657
      Federal funds sold                         35,000         35,000
      Securities available for sale           6,079,389      6,079,389
      Securities being held to maturity       8,083,287      7,836,594
      Loans receivable                       16,477,521     16,501,521
      Accrued interest receivable               341,682        341,682

    Financial liabilities:
      Deposit liabilities                    32,945,411     32,980,000
      Accrued interest payable                  100,274        100,274
      Off statement of condition assets
        (liabilities):
      Commitments to extend credit            1,420,779              0
      Standby letters of credit                  12,850            200

                   See accountant's compilation report.

INCOME TAXES

The provision for income taxes consisted of the following for the six months ended June 30, 1996 and 1995:


                                        June 30,     June 30,
                                          1996         1995
                                         ------       ------

         Currently payable:
              Federal                   $96,446       $83,193
              State                           0             0
                                        -------       -------
              Total current expense      96,446        83,193
                                        -------       -------
         Deferred:
              Federal                    22,966         2,306
              State                           0             0
              Total deferred expense     22,966         2,306
                                        -------        ------
         Total income tax expense      $119,412       $85,499
                                       ========       =======


The provision for federal income tax is less than that computed by applying the federal statutory rate of 34% in 1996 and 1995, as indicated in the following analysis:


                                         June 30,       June 30,
                                           1996           1995
                                          ------         ------

    Income tax, at 34%                    $130,660        $96,151
    Increase (decrease) resulting from:
      Effect of tax-exempt income          (13,726)       (12,869)
      Nondeductible expenses                 2,478          2,217
                                          --------        -------
    Total income tax expense              $119,412        $85,499
                                          ========        =======

                   See accountant's compilation report.

The components of the deferred income tax asset included in other assets are as follows:

                                         June 30,       June 30,
                                           1996           1995
                                          ------         ------

    Deferred tax asset:
      Federal                             $167,831       $144,579
      State                                      0              0
      Less - valuation allowance                 0              0
                                           -------        -------
                                           167,831        144,579
                                           =======        =======
    Deferred tax liability:
      Federal                             (231,604)      (188,577)
      State                                      0              0
                                          (231,604)      (188,577)
                                          --------       --------
    Net deferred tax asset (liability)    $(63,773)      $(43,998)
                                          ========       ========


The tax effects of each type of significant item that gave rise to deferred taxes are:
                                         June 30,       June 30,
                                           1996           1995
                                          ------         ------

  Allowance for credit losses              $50,378        $53,071
    Depreciation                          (112,586)       (85,936)
    Valuation of foreclosed real estate      4,978          6,780
    Use of cash basis of accounting        (70,450)       (51,759)
    Loans on non-accrual status             22,863         18,611
    Unrealized (gain) or loss on
      securities available for sale         41,044         15,235
                                          --------       --------
    Balance at December 31                $(63,773)      $(43,998)
                                          ========       ========



PROFIT SHARING PLAN

The Bank has a profit sharing plan covering substantially all full-time employees. Employees are eligible to participate after completion of one year of service. The Bank's contribution to the plan for the six months ended June 30, 1996 and 1995 was $13,020 and $12,990, respectively.

                   See accountant's compilation report.

RELATED PARTY TRANSACTIONS

The Bank has entered into transactions with its executive officers, directors, significant shareholders, and their affiliates (related parties). In the opinion of management, such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not involve more than normal credit risk or present other unfavorable features. The aggregate amount of loans to such related parties was $294,373 and $209,323 at June 30, 1996 and 1995, respectively. Deposits owed to such related parties consisted of $615,804 and $781,278 at June 30, 1996 and 1995,
respectively.


SECURITIES SOLD UNDER REPURCHASE AGREEMENT

During the six months ended June 30, 1996, the Bank entered into daily agreements to repurchase securities previously sold. The agreements specified an interest rate of 4.75%, with total daily balances ranging from $161,000 to $5,000,000. The Bank pledged securities as collateral for the days that the agreements were in effect. Total interest expense for these agreements was $4,309. There were no outstanding agreements at either June 30, 1996 or June 30, 1995.


COMMITMENTS AND CONTINGENCIES

Substantially all of the Bank's loans, commitments, and commercial and standby letters of credit have been granted to customers in the Bank's market area. Almost all such customers are depositors of the Bank. The concentrations of credit by type of loan are set forth above. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Standby letters of credit were granted primarily to commercial borrowers. The Bank, as a matter of policy, does not extend credit to any single borrower or group of related borrowers in excess of the legal lending limit.

Certain cash balances deposited with correspondent banks are usually in excess of insurance coverage provided by the Federal Deposit Insurance Corporation (FDIC). Management has assessed the viability of correspondent banks and feels these risks are minimal.


                   See accountant's compilation report.

                                 SECURITY NATIONAL BANK

                                      AUDIT REPORT
                               December 31, 1995 and 1994

                                SECURITY NATIONAL BANK
                             AUDITED FINANCIAL STATEMENTS
                    For the Years Ended December 31, 1995 and 1994

                                 TABLE OF CONTENTS


                                                              Page

            Independent Auditor's Report  . . . . . . . . . .  1

            Statements of Condition   . . . . . . . . . . . .  2

            Statements of Income  . . . . . . . . . . . . . .  3

            Statements of Changes in Stockholders' Equity . .  4

            Statements of Cash Flows  . . . . . . . . . . . .  5

            Notes to the Financial Statements   . . . . . .   6-17

                              KEN ROGERS & ASSOCIATES, LTD.
                              CERTIFIED PUBLIC ACCOUNTANTS
                               A LIMITED LIABILITY COMPANY
                   1329 N. University Drive, Nacogdoches, Texas  75961
                                     409-564-8186

         Ken Rogers, CPA (Retired)
         Gary Johnson, CPA
         Michael Halls, CPA
         Terre McLemore, CPA
         Kenneth Rodrigues, CPA



                              INDEPENDENT AUDITOR'S REPORT



         Board of Directors
         Security National Bank
         Nacogdoches, Texas


         We have audited the accompanying statements of condition of Security National Bank (the Bank) as of December 31, 1995 and 1994, and the related statements of income, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Security National Bank as of December 31, 1995 and 1994, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.



          KEN ROGERS & ASSOCIATES, LTD.
          January 26, 1996

                            SECURITY NATIONAL BANK
                           STATEMENTS OF CONDITION




                                                         December 31,
                                                     1995           1994
                                                    ------         ------


ASSETS
  Cash and due from banks                         $4,928,861     $2,187,703
  Interest-bearing deposits with banks             2,049,750        707,791
  Federal funds sold                                 225,000        440,000
  Securities available for sale                    6,824,306      7,404,108
  Securities to be held to maturity                6,254,717      5,954,322
  Loans, net of allowance for credit losses
    of $136,905 and $143,922, respectively        16,684,706     16,553,445
  Property and equipment                           1,975,631      1,963,307
  Accrued interest receivable                        338,526        292,770
  Foreclosed real estate, net of allowance
    of $14,640 and $19,940, respectively              73,941        104,751
  Other assets                                        60,008         71,215
                                                 -----------    -----------
Total Assets                                     $39,415,446    $35,679,412
                                                 ===========    ===========


LIABILITIES AND STOCKHOLDERS' EQUITY

  Liabilities:
    Deposits:
      Demand and savings                         $18,716,671    $16,393,661
      Other time                                  16,805,361     15,901,584
                                                  ----------     ----------
      Total deposits                              35,522,032     32,295,245

      Accrued interest payable                       109,236         82,623
      Other liabilities                              228,892        200,271
                                                  ----------     ----------
      Total Liabilities                           35,860,160     32,578,139
                                                  ==========     ==========

The accompanying notes are an integral part of these financial statements.

Stockholders' Equity:
  Common stock, 250,000 shares at $5 par
    value authorized; 230,000 shares
    issued; and 230,000 shares outstanding         1,150,000      1,150,000
  Capital surplus                                  1,150,000      1,150,000
  Retained earnings                                1,267,111        970,471
  Net unrealized appreciation (depreciation)
    on securities available for sale, net of
    tax of $6,092 and $87,162, respectively          (11,825)      (169,198)
                                                   ---------      ---------
  Total stockholders' equity                       3,555,286      3,101,273
                                                  ----------     ----------
Total Liabilities and Stockholders' Equity       $39,415,446    $35,679,412
                                                 ===========    ===========

The accompanying notes are an integral part of these financial statements.

                           SECURITY NATIONAL BANK
                            STATEMENTS OF INCOME
               For the Years Ended December 31, 1995 and 1994

                                                       1995         1994
                                                      ------       ------
Interest income:
  Interest and fees on loans                        $1,628,986   $1,384,886
  Interest on U.S. Treasury obligations                285,539      312,708
  Interest on U.S. government agency obligations       444,547      416,338
  Interest on state and political subdivision
    obligations                                         66,308       57,303
  Interest on restricted equity securities               4,362        4,140
  Interest on federal funds sold                        24,099       44,151
  Interest on deposits with banks                       87,454       45,780
                                                     ---------    ---------
  Total interest income                              2,541,295    2,265,306
                                                     ---------    ---------
Interest expense:
  Interest on deposits                               1,121,517      898,047
  Total interest expense                             1,121,517      898,047
  Net interest income                                1,419,778    1,367,259
  Provision for credit losses                           21,163       43,752
                                                     ---------    ---------
  Net interest income after provision for
    credit losses                                    1,440,941    1,411,011
                                                     ---------    ---------
Other income:
  Service charges                                      481,189      486,766
  Net realized gains on sales of securities
    available for sale                                       0       42,481
  Other income                                          37,374       20,617
                                                      --------     --------
    Total other income                                 518,563      549,864
                                                      --------     -------
Other expenses:
  Salaries and employee benefits                       643,543      596,511
  Occupancy expense                                     70,201       72,462
  Equipment expense                                    147,923      181,760
  Federal deposit insurance premiums                    37,110       74,973
  Other operating expenses                             435,968      429,443
                                                     ---------    ---------
    Total other expenses                             1,334,745    1,355,149
                                                     ---------    ---------
Income before income taxes                             624,759      605,726

Income tax expense                                     190,119      184,588
                                                     ---------    ---------
Net income                                            $434,640     $421,138
                                                     =========    =========

Net income per share of common stock                     $1.89        $1.83
                                                     =========    =========

The accompanying notes are an integral part of these financial statements.


                                        SECURITY NATIONAL BANK
                           STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                           For the Years Ended December 31, 1995 and 1994
                                               <F1>


                                                                            Unrealized
                                                                           Appreciation       Total
                                    Common       Capital        Retained  (Depreciation)   Stockholders'
                                     Stock       Surplus        Earnings     in Value         Equity
                                    -------      -------        --------   ------------     ----------



Balance at December 31, 1993      $1,150,000    $1,150,000      $687,333            $0      $2,987,333

  Net income for 1994                                            421,138                       421,138
  Cash dividends declared -
    $0.60 per share                                             (138,000)                     (138,000)
  Change in accounting
    principle for unrealized
    gain (loss) on securities
    available for sale as of
    January 1, 1994                                                            188,457         188,457
  Net change in unrealized
    appreciation (depreciation)
    on securities avalaible for
    sale, net of taxes of
    $184,247                                                                  (357,655)       (357,655)
                                  ----------     ---------     ---------      ---------     ----------
Balance at December 31, 1994       1,150,000     1,150,000       970,471      (169,198)      3,101,273
                                  ----------     ---------     ---------      ---------     ----------

  Net income for 1995                                            434,640                       434,640
  Cash dividends declared -
    $0.60 per share                                             (138,000)                     (138,000)
  Net change in unrealized
    appreciation (depreciation)
    on securities avalaible for
    sale, net of taxes of
    $81,070                                                                    157,373         157,373
                                  ----------    ----------    ----------      --------      ----------
Balance at December 31, 1995      $1,150,000    $1,150,000    $1,267,111      $(11,825)     $3,555,286
                                  ==========    ==========    ==========      =========     ==========

<F1>
The accompanying notes are an integral part of these financial statements.

                           SECURITY NATIONAL BANK
                          STATEMENTS OF CASH FLOWS
              For the Years Ended December 31, 1995 and 1994




                                                     1995           1994
                                                    ------         ------

Cash flows from operating activities:
  Net income                                        $434,640       $421,138
                                                   ---------     ----------
  Adjustments to reconcile net income to net cash
  provided by operating activities:
    Depreciation                                      98,355         78,547
    Provision for credit losses                      (21,163)       (43,752)
    Net realized gains on securities
       available for sale                                  0        (39,976)
    Net loss (gain) on sale of other real
       estate                                         (5,300)        15,977
    Amortization of bond premiums                     31,344         52,192
    Accretion of bond discounts                       (5,143)        (6,363)
    (Increase) decrease in interest receivable       (45,756)        41,037
    (Increase) decrease in other assets              (69,863)        53,718
    Increase (decrease) in interest payable           26,614          9,377
    Increase (decrease) in other liabilities          28,620       (106,218)
                                                    --------       --------
    Total adjustments                                 37,708         54,539
                                                    --------       --------
  Net cash provided (used) by  operating
    activities                                       472,348        475,677
                                                    --------       --------

Cash flows from investing activities:
  Net decrease (increase) in interest
    bearing deposits with banks                   (1,341,959)      (106,665)
  Net decrease (increase) in federal
    funds sold                                       215,000        330,000
  Purchases of securities available for sale      (1,510,469)    (1,133,151)
  Proceeds from sales of securities available
    for sale                                               0      2,056,677
  Proceeds from maturities of securities
    available for sale                             2,318,511      1,608,206
  Purchase of securities to be held to
    maturity                                      (1,180,937)      (998,281)
  Proceeds from maturities of securities
    to be held to maturity                           864,544        665,225
  Net decrease (increase) in loans                  (110,098)        22,959
  Purchases of properties and equipment             (110,679)      (530,759)
  Proceeds from disposal of other real estate         36,110         30,253
                                                   ---------      ---------
  Net cash provided (used) by investing
    activities                                      (819,977)     1,944,464
                                                   ---------      ---------

Cash flows from financing activities:
  Net increase (decrease) in customer deposits     3,226,787     (2,626,222)
  Payments of dividends                             (138,000)      (138,000)
                                                   ---------      ---------
  Net cash provided (used) by investing
    activities                                     3,088,787     (2,764,222)
                                                   ---------      ---------
 Net increase (decrease) in cash and due
   from banks                                      2,741,158       (344,081)

Cash and due from banks at January 1               2,187,703      2,531,784
                                                  ----------     ----------
Cash and due from banks at December 31            $4,928,861     $2,187,703
                                                  ==========     ==========

Interest paid                                     $1,094,903       $888,670
                                                  ==========     ==========

Income taxes paid                                   $265,694       $224,487
                                                  ==========     ==========


The accompanying notes are an integral part of these financial statements.

                          SECURITY NATIONAL BANK
                       NOTES TO FINANCIAL STATEMENTS
                         December 31, 1995 and 1994


SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accounting  and reporting policies of  Security National
     Bank (the Bank) conform to generally accepted accounting principles and the general practices within the banking industry.

     Cash Equivalents - For the purpose of presentation in the Statements of Cash Flows, cash and cash equivalents are defined as those amounts included in the statement of condition caption "Cash and due from banks."

     Investments  in  Securities  -  The  Bank's  investments  in
     securities   are  classified   into  three   categories  and
     accounted for as follows:

        Trading  Securities -  Government  bonds  held principally for  resale in the near term  are classified as trading
          securities  and   recorded   at  their   fair   values.
          Unrealized gains and losses  on trading securities  are
          included  in other income.   The Bank  did not have any
          trading securities at any time in 1995 or 1994.

        Securities Being Held to Maturity - Bonds, notes, and debentures for which the Bank has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity.

        Securities  Available for Sale - Bonds, notes, debentures, and certain equity securities not classified as trading securities nor as securities to be held to maturity are
          classified  as securities  available for  sale.   These
          securities are presented in the statement of condition at their fair value.

     Declines in the fair value of individual securities being held to maturity and securities available for sale below their cost that are other than temporary are accounted for as a write-down of the individual securities to their fair value. Any related write-downs are included in earnings as realized losses. Unrealized holding gains and losses, net of tax, on securities available for sale are reported as a net amount in a separate component of stockholders' equity, until realized. Gains and losses on the sale of securities available for sale are determined using the specific-identification method.

The accompanying notes are an integral part of these financial statements.

     Loans Receivable - Loans receivable for which management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding unpaid principal balances reduced by any charge-offs or specific valuation accounts and net of any deferred fees or costs on originated loans, or unamortized premiums or discounts on purchased loans.

     Loan origination fees and certain direct origination costs are not capitalized and recognized as an adjustment of the yield on the related loan. Instead, they are recognized as revenue or expense, as the case may be. The difference between this immediate recognition method and the capitalization method required by generally accepted accounting principles is not material to these financial statements.

     The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the loan portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions.

     For impairment recognized in accordance with FASB Statement No. 114, the entire change in present value of expected cash flows is reported as bad debt expense in the same manner in which impairment initially was recognized or as a reduction in the amount of bad debt expense that otherwise would be reported.

     Property and Equipment - Land is carried at cost. Bank premises, furniture, and equipment are carried at cost, less accumulated depreciation. Depreciation is computed using the straight-line method and is charged to operations over the estimated useful lives of the assets. Buildings are depreciated over 40 years, equipment over 3 to 10 years, and vehicles over 5 years. Maintenance and repairs of property and equipment are charged to operations; however, major improvements are capitalized. Upon retirement, sale, or other disposition of property and equipment, the cost and accumulated depreciation are eliminated from the accounts, and gain or loss is included in operations.

The accompanying notes are an integral part of these financial statements.

     Foreclosed Real Estate - Real estate properties acquired through, or in lieu of, loan foreclosure are initially recorded at fair value at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of (1) cost or (2) fair value minus estimated costs to sell. Revenue and expenses from operations and additions to the valuation allowance are included in loss on foreclosed real estate. Foreclosed assets are not depreciated.

     Financial Instruments - In the ordinary course of business, the Bank has entered into off balance sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements, and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

     Fair Values of Financial Instruments - The following methods and assumptions were used by the Bank in estimating fair values of financial instruments as disclosed herein:

        Cash  and due from  banks -  The carrying  amounts of cash
          and  short-term  instruments  approximate   their  fair
          value.

        Securities   being   held   to  maturity   and  securities
          available   for  sale  -  Fair  values  for  investment
          securities, excluding restricted equity securities, are
          based on quoted market prices.   The carrying values of
          restricted equity securities approximate fair values.

        Loans  receivable -  For variable-rate  loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair
          values  for   other  loans   are  estimated   based  on
          discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to
          borrowers of  similar credit quality.   Fair values for
          impaired loans are estimated using discounted cash flow
          analyses   or   underlying  collateral   values,  where
          applicable.

        Deposit  liabilities  -  The  fair  values  disclosed  for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of variable-rate, fixed-term money market accounts and certificates of deposit (CDs) approximate their fair values at the
          reporting  date.   Fair values  for fixed-rate  CDs are
          estimated using a discounted cash flow calculation that applies interest rates currently being offered on CDs
          to   a   schedule   of  aggregated   expected   monthly
          maturities.

The accompanying notes are an integral part of these financial statements.

        Accrued interest receivable and payable - The carrying amounts of accrued interest approximate their fair values.

        Off  balance  sheet instruments  -  Fair  values  for  off balance sheet lending commitments are based on fees currently charged to enter into similar agreements,
          taking  into   account  the  remaining   terms  of  the
          agreements and the counterparties' credit standing.

     Interest Income on Loans - Interest on loans is accrued and credited to income based on the principal amount outstanding. The accrual of interest on loans is discontinued when, in the opinion of management, there is an indication that the borrower may be unable to meet payments as they become due. Upon such discontuance, all unpaid accrued interest is reversed. The Bank recognizes interest income on these loans as customer payments are made, and only after all of the outstanding principal has been collected.

     Income Taxes - Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. Provisions for income taxes are based on amounts reported in the statements of income (after exclusion of non-taxable income such as interest on state and municipal securities) and include deferred taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes. Items of deferral include differences related to the allowance for loan losses, allowance for losses on foreclosed real estate, accumulated depreciation, loans not accruing interest, and the use of the cash basis of accounting for tax purposes. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

     Net Income Per Share of Common Stock - Net income per share of common stock is computed by dividing net income by the weighted average number of shares of common stock outstanding during the period, after giving retroactive effect to stock dividends, if any.

     Restrictions on Cash and Due From Banks - The Bank is required to maintain reserve balances in cash with Federal
     Reserve Reserve Banks. The total of those reserve balances was approximately $119,000 at December 31, 1995.

The accompanying notes are an integral part of these financial statements.

INVESTMENT AND MORTGAGE-BACKED SECURITIES

     The following tables reflect the amortized cost and estimated fair values of debt, equity, and mortgage-backed securities held at December 31, 1995 and 1994. In addition, gross unrealized gains and gross unrealized losses are disclosed as of December 31, 1995 and 1994.


                            Securities Available for Sale


                          Amortized    Unrealized      Unrealized      Fair
                            Cost         Gains           Losses        Value
                          -------        ------         --------       -----


December 31, 1995:

  U.S. Treasury
    obligations          $3,499,394      $39,200            $0      $3,538,594
  U.S. Agency
    obligations             898,627            0        34,909         863,718
  State and municipal
    obligations                   0            0             0               0
  Mortgage-backed
    securities            2,365,202            0        22,208       2,342,994
  Restricted equity
    securities               79,000            0             0          79,000
                         ----------     --------      --------      ----------
Totals                   $6,842,223      $39,200       $57,117      $6,824,306

December 31, 1994

  U.S. Treasury
    obligations          $3,502,969           $0        $5,158      $3,497,811
  U.S. Agency
    obligations           1,398,843            0       116,718       1,282,125
  State and municipal
    obligations                   0            0             0               0
  Mortgage-backed
    securities            2,689,656            0       134,484       2,555,172
  Restricted equity
    securities               69,000            0             0          69,000
                          ---------     --------      --------      ----------
Totals                   $7,660,468           $0      $256,360      $7,404,108
                         ==========     ========      ========      ==========

                          Securities Being Held to Maturity

                         Amortized      Unrealized    Unrealize        Fair
                            Cost          Gains         Losses         Value
                           ------         ------        ------        -------

December 31, 1995:
  U.S. Treasury
    obligations          $1,510,642      $13,499            $0      $1,524,141
  U.S. Agency
    obligations           1,500,000            0        25,938       1,474,062
  State and municipal
    obligations           1,351,310       19,553         7,905       1,362,958
  Mortgage-backed
    securities            1,892,765        2,441        24,709       1,870,497
                         ----------     --------      --------      ----------
Totals                   $6,254,717      $35,493       $58,552      $6,231,658
                         ==========     ========      ========      ==========

December 31, 1994
  U.S. Treasury
    obligations            $506,769           $0       $33,800        $472,969
  U.S. Agency
    obligations           1,995,181            0       164,556       1,830,625
  State and municipal
    obligations           1,174,072            0       102,072       1,072,000
  Mortgage-backed
    securities            2,278,300            0       151,188       2,127,112
                         ----------     --------      -------       ----------
Totals                   $5,954,322           $0      $451,616      $5,502,706
                         ==========     ========      ========      ==========

     Proceeds from the sale of securities available for sale were $-0- and $2,056,677 for 1995 and 1994, respectively. Gross realized gains from the sale of securities available for sale were $-0- and $39,977 for 1995 and 1994, respectively, and gross realized losses from the sale of securities available for sale were $-0- and $-0- for 1995 and 1994, respectively.

     The amortized cost and estimated fair value of debt securities at December 31, 1995 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations.


                            Available for Sale           Being Held to
                                                           Maturity

                            Amortized     Fair       Amortized       Fair
                               Cost       Value         Cost         Value
                              ------      -----        ------        -----

Due in one year or less     $1,999,276  $2,019,687          $0           $0
Due after one through
  five years                 2,398,745   2,382,625   3,010,642    2,998,203
Due after five through
  ten years                          0           0     262,472      267,553
Due after ten years                  0           0   1,088,838    1,095,405
Mortgage-backed
  securities                 2,365,202   2,342,994   1,892,765    1,870,497
                            ----------  ----------  ----------   ----------
Total                       $6,763,223  $6,745,306  $6,254,717   $6,231,658
                            ==========  ==========  ==========   ==========


     Securities   carried   at   approximately   $2,253,249   and
     $1,855,749 at December 31, 1995 and 1994, respectively, were pledged to secure deposits and for other purposes required or permitted by law.

LOANS

Loans at December 31, 1995 and 1994 are summarized as follows:

                                           1995          1994
                                          ------        ------

   Commercial and agricultural          $4,910,544     $3,761,394
   Real estate construction                479,457        421,795
   Commercial real estate                2,656,712      2,905,829
   Residential real estate               6,368,312      6,798,910
   Consumer                              2,515,929      2,890,211
   Overdrafts                               18,853         42,436
                                        ----------     ----------
   Subtotal                             16,949,807     16,820,575
   Less - unearned interest                128,196       (123,208)
   Less - allowance to credit losses       136,905       (143,922)
                                       -----------     -----------
     Net loans receivable              $16,684,706     $16,553,445
                                       ===========     ===========


An analysis of the change in the allowance for credit losses follows:

                                            1995           1994
                                           ------         ------

   Balance at January 1                   $143,922       $184,266
   Loans charged off                       (18,770)       (37,157)
   Recoveries                               32,916         40,565
   Provision for loan losses               (21,163)       (43,752)
                                          --------        -------
   Balance at December 31                 $136,905       $143,922
                                          ========       ========

     Impairment of loans has  been recognized in conformity  with
     FASB  Statement No. 114.   An analysis of  impaired loans is
     summarized as follows:

                                            1995           1994
                                           ------         ------

   Impaired loans for which an allowance
     has been provided                    $119,806       $142,499
   Impaired loans for which no allowance
     has been provided                       8,995            105
                                          --------       --------
  Total loans determined to be imparied   $128,801       $142,604
                                          ========       ========

  Allowance provided for impaired loans,
     included in the allowance for loan
     losses                                $22,166        $18,081
                                          ========       ========


     Loans to employees totaled $380,652 and $376,652 at December
     31, 1995 and 1994, respectively.

PROPERTY AND EQUIPMENT

Property  and  equipment  at  December  31,  1995  and  1994  consisted of:


                                            1995           1994
                                           ------         ------

   Land                                   $521,563       $521,563
   Buildings                             1,370,009      1,370,009
   Furniture and equipment                 984,597        900,239
   Vehicles                                 36,778         28,436
                                         ---------      ---------
       Total cost                        2,912,947      2,820,247
   Accumulated depreciation               (937,316)      (856,940)
                                        ----------     ----------
   Net book value                       $1,975,631     $1,963,307
                                        ==========     ==========

     Depreciation expense totaled $98,355 and $78,547 for 1995 and 1994, respectively.


FORECLOSED REAL ESTATE

A comparative summary of activity on foreclosed real estate (previously called other real estate) is as follows:


                                            1995           1994
                                           ------         ------


   Balance at January 1                   $124,691       $118,273
   Acquired in settlement of loans               0         33,348

   Sales and other dispositions            (36,110)       (26,930)
                                          --------       --------
   Balance at December 31                  $88,581       $124,691
                                          ========       ========

Activity in the allowance for losses for foreclosed real estate is as follows:

                                            1995            1994
                                           ------          ------

   Balance at January 1                    $19,940             $0
   Provision charged to income                   0         26,417
   Charge-offs, net of recoveries           (5,300)        (6,477)
                                           -------        -------
   Balance at December 31                  $14,640        $19,940
                                           =======        =======

DEPOSITS

Components of deposits included in the statement of condition at December 31, 1995 and 1994 were as follows:


                                            1995           1994

   Demand and savings:
     Demand deposits                    $6,711,707     $5,173,725
     Passbook savings                    1,478,463      1,491,057
     NOW accounts                        5,729,552      5,281,753
     Money market accounts               4,796,949      4,447,126
                                        ----------     ----------
                                        18,716,671     16,393,661
                                        ==========     ==========

   Other time:
     Certificates of deposit of
       $100,000, or more                 4,417,730      4,102,910
     Open account time deposits of
       $100,000 or more                    500,000        500,000
     Other time deposits                11,887,631     11,298,674
                                        ----------     ----------
                                        16,805,361     15,901,584
                                        ----------     ----------
        Total deposits                 $35,522,032    $32,295,245
                                       ===========    ===========


STOCKHOLDERS' EQUITY

     The Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. At December 31, 1995, approximately $995,710 of retained earnings were available for dividend declaration without prior regulatory approval.

     The Bank is also subject to various regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. The regulations require the Bank to maintain a minimum risk-based capital ratio of 8 percent and a minimum leverage ratio of 3 percent. The Bank's risk-based capital ratio was approximately 17.04% and 17.91% at December 31, 1995 and 1994, respectively, and its leverage ratio was approximately 9.05% and 9.10% at December 31, 1995 and 1994, respectively.

FINANCIAL INSTRUMENTS, COMMITMENTS, AND CONTINGENCIES

     The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the statement of condition. The contract or notional amounts of those instruments reflect the extent of involvement the Bank has in those particular financial instruments.

     The  Bank's  exposure   to  credit  loss  in  the  event  of
     nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for instruments that are reflected on the statement of condition.

                                                  Contract or
                                                    Notional
                                                     Amount
                                                    --------

       Financial instruments whose contract
         amounts  represent credit risk:
            Commitments to extend credit          $2,723,935
            Standby letters of credit                $13,500


     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation. The collateral held varies but may include accounts receivable, inventory, property, equipment, and commercial properties.

     Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private arrangements in which the customer has guaranteed payment to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

     The Bank has not incurred any losses on its commitments in either 1995 or 1994. The Bank primarily serves customers located in the East Texas area. As such, the Bank's loans, commitments, and standby letters of credit have been granted to customers in that area.

     In the normal course of business, the Bank is involved in various legal proceedings. Management has concluded, based upon advice of counsel, that the result of these proceedings will not have a material effect on the Bank's financial condition or results of operations.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair values of the Bank's financial instruments were as follows, at December 31, 1995:

                                              Carrying        Fair
                                               Amount         Value
                                               ------        -------

   Financial assets:
     Cash and due from banks                 $4,928,861     $4,928,861
     Interest bearing deposits with banks     2,049,750      2,049,750
     Federal funds sold                         225,000        225,000
     Securities available for sale            6,824,306      6,824,306
     Securities being held to maturity        6,254,717      6,231,658
     Loans receivable                        16,684,706     16,721,701
     Accrued interest receivable                338,526        338,526

   Financial liabilities:
     Deposit liabilities                     35,522,032     35,547,031
     Accrued interest payable                   109,237        109,237

   Off statement of condition assets
     (liabilities):
        Commitments to extend credit                                 0
        Standby letters of credit                                  200



INCOME TAXES

     The provision for income taxes consisted of the following for the years ended December 31, 1995 and 1994:


                                            1995           1994
                                           ------         ------

    Currently payable:
      Federal                             $165,195       $189,000
      State                                      0              0
                                          --------       --------
      Total current expense                165,195        189,000
                                          ========       ========
   Deferred:
      Federal                               24,924         (4,412)
      State                                      0              0
                                          --------        -------
      Total deferred expense                24,924         (4,412)
                                          --------       --------
   Total income tax expense               $190,119       $184,588
                                          ========       ========

The provision for federal income tax is less than that computed by applying the federal statutory rate of 34% in 1995 and 1994, as indicated in the following analysis:

                                               1995          1994
                                              ------        ------

   Statutory rate                             34.0%          34.0%
   Increase (decrease) resulting from:
     Effect of tax-exempt income              -4.3%          -4.1%
     Nondeductible expenses                    0.7%           0.6%
     Other                                     0.0%           0.0%
                                              -----          -----
                                              30.4%          30.5%
                                              =====          =====

The components of the deferred income tax asset included in other assets are as follows:

                                            1995           1994
                                           ------         ------

   Deferred tax asset:
     Federal                              $149,519       $219,800
     State                                       0              0
     Less - valuation allowance                  0              0
                                           -------        -------
                                           149,519        219,800
   Deferred tax liability:
     Federal                              (225,278)      (189,565)
     State                                       0              0
                                           -------        -------
                                          (225,278)      (189,565)
                                           -------        -------
   Net deferred tax asset (liability)     $(75,759)       $30,235
                                          ========        =======

The tax effects of each type of significant item that gave rise to deferred taxes are:

                                             1995           1994
                                            ------         ------


   Allowance for credit losses             $46,548        $59,490
   Depreciation                           (106,904)       (85,937)
   Valuation of foreclosed real estate       4,978          6,780
   Use of cash basis of accounting         (49,835)       (55,871)
   Loans on non-accrual status              23,362         18,611
   Unrealized (gain) or loss on
     securities available for sale           6,092         87,162
                                          --------        -------
   Balance at December 31                 $(75,759)       $30,235
                                          ========        =======


PROFIT SHARING PLAN

     The Bank has a profit sharing plan covering substantially all full-time employees. Employees are eligible to participate after completion of one year of service. The Bank's contribution to the plan for the year ended December 31, 1995 and 1994 was $26,040 and $21,700, respectively.


RELATED PARTY TRANSACTIONS

     The Bank has entered into transactions with its executive officers, directors, significant shareholders, and their affiliates (related parties). In the opinion of management, such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not involve more than normal credit risk or present other unfavorable features. The aggregate amount of loans to such related parties was $164,287 and $271,055 at December 31, 1995 and 1994, respectively. Deposits owed to such related parties consisted of $857,873 and $1,108,831 at December 31, 1995 and 1994, respectively.

COMMITMENTS AND CONTINGENCIES

     Substantially all of the Bank's loans, commitments, and commercial and standby letters of credit have been granted to customers in the Bank's market area. Almost all such customers are depositors of the Bank. The concentrations of credit by type of loan are set forth above. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Standby letters of credit were granted primarily to commercial borrowers. The Bank, as a matter of policy, does not extend credit to any single borrower or group of related borrowers in excess of the legal lending limit.

     Certain cash balances deposited with correspondent banks are usually in excess of insurance coverage provided by the Federal Deposit Insurance Corporation (FDIC). Management has assessed the viability of correspondent banks and feels these risks are minimal.

                                  SECURITY NATIONAL BANK
                               AUDITED FINANCIAL STATEMENTS
                                     December 31, 1994

                                  TABLE OF CONTENTS



                                                                 PAGE NO.

       Independent Auditor's Report . . . . . . . . . . . . .       1

       Balance Sheets  . . . . . . . . . . . . . . . . . . . .      2

       Statements of Income  . . . . . . . . . . . . . . . . .      3

       Statements of Changes in Stockholders' Equity . . . . .      4

       Statements of Cash Flows  . . . . . . . . . . . . . . .     5-6

       Notes to Financial Statements . . . . . . . . . . . . .    7-13

                           KEN ROGERS & ASSOCIATES, LTD.
                           CERTIFIED PUBLIC ACCOUNTANTS
                            A LIMITED LIABILITY COMPANY
                1329 N. University Drive, Nacogdoches, Texas  75961

                                   409-564-8186
     Ken Rogers, CPA (retired)
     Gary Johnson, CPA
     Michael Halls, CPA
     Terre McLemore, CPA
     Kenneth Rodrigues, CPA


                           INDEPENDENT AUDITOR'S REPORT

          The Board of Directors
          Security National Bank

          Nacogdoches, Texas

          We have audited the accompanying balance sheets of Security National Bank as of December 31, 1994 and 1993, and

          the related statements of income, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

          We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Security National Bank as of December 31, 1994 and 1993, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

          As discussed in the notes to the financial statements, the Bank changed its method of accounting for investment securities in 1994 as required by the provisions of Statement of Financial Accounting Standards No. 115.

          KEN ROGERS & ASSOCIATES, LTD.

          Certified Public Accountants

          January 13, 1995

                                 SECURITY NATIONAL
                                        BANK
                                  BALANCE SHEETS

                                                         December 31,
                                                      1994         1993
                                                     -------      ------
ASSETS

  Cash and due from banks                          $2,187,703    $2,531,784

  Interest-bearing deposits in banks                  707,791       601,126

  Investment securities (Approximate market
    value of $16,053,065, respectively)                          15,819,319

  Securities held-to-maturity (fair value
    of $5,502,706, respectively)                    5,954,322

  Securities available-for-sale, at fair value      7,404,108

  Loans, less allowance for loan losses of
    $143,922 and $184,266, respectively            16,553,445     16,566,000

  Federal funds sold                                  440,000        770,000

  Bank premises and equipment, net                  1,963,307      1,511,095

  Accrued interest receivable                         292,770        333,807

  Other real estate owned                             104,751        117,633

  Other assets                                         71,215         37,771
                                                  -----------    -----------
Total assets                                      $35,679,412    $38,288,535
                                                  ===========    ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES

  Deposits:

    Demand and savings                            $16,393,661    $18,873,409

    Other time                                     15,901,584     16,048,058
                                                   ----------     ----------
    Total deposits                                 32,295,245     34,921,467

  Accrued interest payable                             82,623         73,246

  Other liabilities                                   200,271        306,489
                                                   ----------     ----------
   Total liabilities                               32,578,139     35,301,202
                                                  -----------     ----------

STOCKHOLDERS' EQUITY

   Common stock, par value $5, 250,000 shares
   authorized, 230,000 shares issued and            1,150,000      1,150,000
   outstanding

   Certified surplus                                1,150,000      1,150,000

   Retained earnings (deficit)                        970,471        687,333

   Unrealized gain (loss) on securities available
   for sale, net of applicable income taxes          (169,198)
                                                  -----------     ----------
   Total stockholders' equity                       3,101,273      2,987,333
                                                  -----------    -----------
Total liabilities and stockholders' equity        $35,679,412    $38,288,535
                                                  ===========    ===========

The accompanying notes are an integral part of these financial statements.

                                 SECURITY NATIONAL
                                       BANK
                               STATEMENTS OF INCOME


                                                    For the Year Ended
                                                       December 31,
                                                      1994          1993
                                                     ------        ------

Interest income:

  Interest and fees on loans                       $1,384,886     $1,331,564
  Interest on investment securities:
     Obligations of U.S. Treasury                     312,708        459,771
     Obligations of U.S. government agencies          416,338        344,410
     Obligations of states and political               57,303         24,350
        subdivisions
     Other securities                                   4,140          4,140
     Interest on federal funds sold                    44,151         36,945
     Interest on deposits in banks                     45,780         40,557
                                                   ----------     ----------
     Total interest income                          2,265,306      2,241,737
                                                   ----------     ----------

Interest expense on deposits                          898,047        892,131
                                                   ----------     ----------
Net interest income                                 1,367,259      1,349,606

Provision for loan losses                             (43,752)         4,542
                                                   ----------     ----------

Net interest income after provision for loan        1,411,011      1,345,064
   losses

Other income:

     Service charges and fees                         486,766        484,154

     Gain (loss) on sale of assets                     42,481         92,507

     Other                                             20,617         14,445
                                                    ---------     ----------
           Total other income                         549,864        591,106
                                                    ---------     ----------

Other expenses:

     Salaries                                         497,056        447,472
     Employee benefits                                 99,455         98,216
     Occupancy expenses                                72,462         56,492
     Equipment expenses                               112,735         86,995
     Federal insurance premiums                        74,973         78,418
     Data processing expenses                          69,025        102,140
     Other operating expenses                         429,443        375,026
                                                    ---------      ---------
           Total other expenses                     1,355,149      1,244,759
                                                    ---------      ---------

Income before income tax                              605,726        691,411

Income tax expense                                    184,588        219,152
                                                    ---------      ---------
Net income before cumulative effect of a
  change in accounting principle                      421,138        472,259
                                                    ---------      ---------
Cumulative effect on prior years of changing
  to FASB Statement 109, "Accounting for Income                       47,174
  Taxes"                                            ---------      ---------
          Net Income                                 $421,138       $519,433
                                                    =========      =========

          Net income per share of common stock          $1.83          $2.26
                                                    =========      =========


The accompanying notes are an integral part of these financial statements.



                                 SECURITY NATIONAL BANK
                      STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                      For the Year Ended December 31, 1994 and 1993
                                          <F1>


                                                                          Unrealized
                                                                             Gain
                                                                           (Loss) on
                                                                          Securities
                                                                         Available for
                                                                          Sale, Net of
                                                            Retained       Applicable          Total
                                     Common    Certified     Earnings       Deferred        Stockholders'
                                      Stock     Surplus     (Deficit)     Income Taxes        Equity
                                    ---------  ---------    ---------    --------------     ------------


Balance, December 31, 1992        $1,150,000   $1,150,000   $271,400             $0         $2,571,400

Net Income                                                   519,433                           519,433
Dividends                                                   (103,500)                         (103,500)
                                  ----------   ---------    --------       --------          ---------
Balance, December 31, 1993         1,150,000   1,150,000     687,333              0          2,987,333
                                  ----------   ---------    --------       --------          ---------

Net income                                                   421,138                           421,138
Dividends                                                   (138,000)                         (138,000)

Change in accounting principle:
  Unrealized gain (loss) on
  securities available for sale
  at January 1, 1994                                                        188,457            188,457

Change in unrealized gain (loss)
  on securities available for sale,
  net of deferred income taxes                                             (357,655)          (357,655)
                                  ----------  ----------    --------       ---------        ----------
Balance, December 31, 1994        $1,150,000  $1,150,000    $970,471      ($169,198)        $3,101,273
                                  ==========  ==========    ========       ========         ==========

<F1>
The accompanying notes are an integral part of these financial statements.


                                SECURITY NATIONAL BANK
                               STATEMENTS OF CASH FLOWS


                                                       For the Year Ended
                                                           December 31,
                                                        1994         1993
                                                       ------       ------

Cash flows from operating activities:

  Net income (loss)                                  $421,138      $519,433
                                                     --------      --------
  Adjustments to reconcile net income to net
    cash provided by operating activities:
      Depreciation                                     78,547        63,574
      Provision for credit losses                     (43,752)        4,542
      Net gain on sale of investment                  (39,976)      (79,645)
        securities
      Net loss on sale of other real estate            15,977       (12,862)
      Amortization of bond premiums                    52,192        55,974
      Accretion of bond discounts                      (6,363)      (15,437)
      (Increase) decrease in interest                  41,037           835
         receivable
      (Increase) decrease in other assets              53,718        (3,379)
      Increase (decrease) in interest payable           9,377         8,275
      Increase (decrease) in other liabilities        (60,218)      133,985
      Increase (decrease) in dividends payable        (23,000)      (23,000)
                                                      -------       -------
  Net cash provided by operating activities           498,677       652,295
                                                      -------       -------


Cash flows from investing activities:
  Net decrease (increase) in interest-bearing
    deposits with banks                              (106,665)      400,309
  Net decrease (increase) in federal funds sold       330,000       305,000
  Purchase of investment securities                (7,545,056)
  Purchase of available-for-sale securities        (1,133,151)
  Proceeds from sales of available-for-sale         2,056,677
    securities
  Purchase of held-to-maturity securities            (998,281)
  Proceeds from sales of investment securities                      943,991
  Proceeds from maturities of investment                          3,197,199
    securities
  Proceeds from maturities of                       1,608,206
    available-for-sale securities
  Proceeds from maturities of held-to-maturity        665,225
    securities
  Net decrease (increase) in loans to customers        22,959      (601,782)
  Purchase of banking premises and equipment         (530,759)      (83,125)
  Proceeds from sales of property and equipment
  Proceeds from disposal of other real estate          30,253       127,752
                                                    ---------     ---------
  Net cash provided by investing activities         1,944,464    (3,255,712)
                                                    ---------     ---------

Cash flows from financing activities:
  Net increase (decrease) in customer deposits     (2,626,222)    2,944,950
  Payment of dividends                               (161,000)      (80,500)
                                                    ---------     ---------
  Net cash provided by financing activities        (2,787,222)    2,864,450
                                                    ---------     ---------
  Net increase (decrease) in cash and due from       (344,081)      261,033
    banks
  Cash and due from banks at beginning of year      2,531,784     2,270,751
                                                    --------      ---------
  Cash and due from banks at end of year           $2,187,703    $2,531,784
                                                   ==========    ==========

The accompanying notes are an integral part of these financial statements.

                             SECURITY NATIONAL BANK
                          NOTES TO FINANCIAL STATEMENTS
                                December 31, 1994



SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of Security National Bank conform to generally accepted accounting principles and the general practices within the banking industry.


Investment Securities - Debt securities that management has the ability and intent to hold to maturity are classified as held-to-maturity and carried at cost, adjusted for amortization of premium and accretion of discounts using methods approximating the interest method. Other marketable securities are classified as available-for-sale and are carried at fair value. Unrealized gains and losses on securities available-for-sale are recognized as direct increases or decreases in stockholders' equity. Cost of securities sold is recognized using the specific identification method.

Allowance for Credit Losses - The allowance is maintained at a level adequate to absorb probable losses.

Management determines the adequacy of the allowance based upon reviews of individual credits, recent loss experience, current economic conditions, the risk characteristics of the various categories of loans, and other pertinent factors. Credits deemed uncollectible are charged to the allowance. Provisions for credit losses and recoveries on loans previously charged off are added to the allowance.

Property and Equipment - Property and equipment are stated at cost, less accumulated depreciation.

Depreciation is computed principally by the straight-line method and charged to operations over the estimated useful lives of the assets. Buildings are depreciated over 40 years, equipment over 3 to 10 years, and vehicles over 5 years. A salvage value is computed on fixed assets which is 25% for buildings, 10% for equipment, and 15% for vehicles. Maintenance and repairs of property and equipment are charged to operations, and major improvements are capitalized. Upon retirement, sale, or other disposition of property and equipment, the cost and accumulated depreciation are eliminated from the accounts, and gain or loss is included in operations.

Other Real Estate Owned - Other real estate owned includes property acquired through foreclosure or forgiveness of debt. These properties are carried at the lower of cost or current appraisal. Losses from the acquisition of property in full or partial satisfaction of debt are treated as credit losses. Routine holding costs, subsequent declines in value, and gains or losses on disposition are included in other expense.

Interest Income on Loans - Interest on loans is accrued and credited to income based on the principal amount outstanding. The accrual of interest on loans is discontinued when, in the opinion of management, there is an indication that the borrower may be unable to meet payments as they become due. Upon such discontinuance, all unpaid accrued interest is reversed.

Loan Origination Fees and Costs - Loan origination fees and certain direct origination costs are not capitalized and recognized as an adjustment of the yield on the related loan. Instead, they are recognized as revenue or expense, as the case may be, and the difference between this immediate recognition method and the capitalization method required by generally accepted accounting principles is not material to these financial statements.

Profit Sharing Plan - The Bank has a noncontributory profit sharing plan that covers all eligible employees. The annual contribution to the plan is determined by the Board of Directors, but cannot exceed amounts allowable as a deduction for federal income tax purposes.

Off Balance Sheet Financial Instruments - In the ordinary course of business the Bank has entered into off balance sheet financial instruments consisting of commitments to extend credit, commercial letters of credit, and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

Income Taxes - Provisions for income taxes are based on amounts reported in the statements of income (after exclusion of non-taxable income such as interest on state and municipal securities) and include deferred taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes. Items of deferral include differences related to the allowance for loan losses, allowances for losses on foreclosed real estate, accumulated depreciation, loans not accruing interest, and the use of the cash basis of accounting for income tax purposes.

The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

Net Income Per Share of Common Stock - Net income per share of common stock is computed by dividing net income by the weighted average number of shares of common stock outstanding during the period, after giving retroactive effect to stock dividends, if any.

Cash and Cash Equivalents - For the purpose of presentation in the Statements of Cash Flows, cash and cash equivalents are defined as those amounts included in the balance sheet caption "Cash and Due from Banks."
For 1994, the Bank paid interest and income taxes of $888,670 and $224,487, respectively. For 1993, the Bank paid interest and income taxes of $900,406 and $250, respectively.

Restrictions on Cash and Due From Banks - The Bank is required to maintain reserve balances in cash with Federal Reserve Banks. The total of those reserve balances was approximately $160,000 at December 31, 1994.

INVESTMENT SECURITIES

The carrying amounts of investment securities as shown in the balance sheets of the Bank and their approximate market values at December 31 were as follows:

                                          December 31, 1993

                            Amortized    Unrealized    Unrealized     Fair
                               Cost         Gains        Losses       Value
                             --------      -------      --------     -------

Obligations of U.S.         $6,543,350     $288,940          $0     $6,832,29
  Treasury
Obligations of U.S. Govt.    2,397,977            0      66,146     2,331,831
  agencies
Municipals                     533,280       29,130                   562,410

Pass-through instruments     6,275,712       26,145      44,323     6,257,534

Other securities                69,000                                 69,000
                           -----------    ---------   ---------   -----------
Total                      $15,819,319     $344,215    $110,469   $16,053,065
                           ===========     ========    ========   ===========

                                         December 31, 1994
Securities held-to-maturity:  Amortized   Unrealized   Unrealized     Fair
                                Cost        Gains        Losses       Value
                               ------      --------     --------     -------

Obligations of U.S.           $506,769           $0     $33,800      $472,969
  Treasury
Obligations of U.S. Govt.    1,995,181            0     164,556     1,830,625
  agencies
Municipals                   1,174,072            0     102,072     1,072,000
Pass-through instruments     2,278,300            0     151,188     2,127,112
                            ----------     --------    --------     ---------
Total                       $5,954,322           $0    $451,616    $5,502,706
                            ==========     ========    ========    ==========


Securities available-for-sale:
                                          December 31, 1994
                                           Gross        Gross
                             Amortized   Unrealized   Unrealized     Fair
                               Cost        Gains        Losses       Value
                              -------     --------     --------     -------

Obligations of U.S          $3,502,969           $0      $5,158    $3,497,811
  Treasury
Obligations of U.S. Govt.    1,398,843            0     116,718     1,282,125
  agencies
Municipals                           0            0           0             0
Pass-through instruments     2,689,656            0     134,484     2,555,172
Other securities                69,000            0           0        69,000
                            ----------     --------    --------    ---------
Total                       $7,660,468           $0    $256,360    $7,404,108
                            ==========     ========    ========    ==========

The following is a summary of maturities of securities held-to-maturity and available-for-sale as of December 31, 1994.



                                   Securities             Securities
                                held-to-maturity      available-for-sale
                               ------------------    --------------------
                              Amortized     Fair      Amortized     Market
                                 Cost       Value        Cost        Value
                               -------      -----      -------      -------
Amounts maturing in:

One year or less                    $0           $0  $2,000,442    $2,001,874
After one through five       3,824,587    3,568,913   2,003,068     1,995,624
 years
After five through ten         955,663      861,793           0             0
 years
After ten years              1,174,072    1,072,000           0             0
Variable rate                        0            0   3,587,958     3,337,610
Other                                0            0      69,000        69,000
                             ----------   ----------  ---------     ---------
Total                        $5,954,322   $5,502,706  $7,660,468    $7,404,108
                             ==========   ==========  ==========    ==========

During 1994, the Bank sold securities available-for-sale for total proceeds of approximately $2,056,677 resulting in gross realized gain of approximately $39,977. During 1993, the Bank sold securities for total proceeds of approximately $943,991 resulting in gross realized gains of approximately $79,645.


Assets, principally securities, with a carrying amount of approximately $1,855,749 at December 31, 1994 were pledged to secure public deposits as required or permitted by law.

LOANS

The components of loans in the balance sheets were as follows:


                                            1994         1993
                                           ------       ------

Real estate - construction                $436,794       $522,500
Real estate - other                     11,246,104     11,317,394
Commercial                               3,831,512      3,746,841
Installment                              1,263,729      1,281,098
Overdrafts                                  42,436         19,105
                                        ----------     ----------
                                        16,820,575     16,886,938
  Less - unearned interest                (123,208)      (136,672)
  Less - allowance for loan losses        (143,922)      (184,266)
                                        ----------     -----------
                                        $16,553,445    $16,566,000
                                        ===========    ===========


Nonaccruing loans (principally real estate loans) totaled $42,499 and $327,351 at December 31, 1994 and 1993, respectively, which had the effect of reducing income by $54,738 and $51,822 for 1994 and 1993, respectively.

Loans to employees totaled $376,652 and $385,024 at December 31, 1994 and 1993, respectively.


ALLOWANCE FOR CREDIT LOSSES

An analysis of the change in the allowance for credit losses follows:


                                            1994           1993
                                           ------         ------

Balance at January 1                      $184,266       $352,590
Provision charged to expenses              (43,752)         4,542
Credits charged off                        (37,157)      (187,117)
Recoveries                                  40,565         14,251
                                          --------       --------
Balance December 31                       $143,922       $184,266
                                          ========       ========

PROPERTY AND EQUIPMENT

Components of property and equipment included in the balance sheets at December 31, 1994 and 1993 were as follows:


                                            1994          1993
                                           ------        ------

Cost:
   Land                                 $  521,563     $  226,000
   Bank premises                         1,370,009      1,367,622
   Furniture and equipment                 900,239        667,430
   Leasehold improvements                   28,436         28,436
                                         ---------      ---------
     Total cost                          2,820,247      2,289,488
   Less accumulated depreciation          (856,940)      (778,393)
                                         ---------      ---------
   Net book value                       $1,963,307     $1,511,095


Depreciation expense amounted to $78,547 and $63,574 for 1994 and 1993, respectively.



EMPLOYEE BENEFITS

The Bank has a profit sharing plan in effect for substantially all full-time employees, which was effective on January 1, 1984. Employees are eligible to participate after completion of one year of service. Employee benefits expense includes $21,700 in 1994, and $18,680 in 1993, for the plan. Contributions under the plan are made at the discretion of the Board of Directors.


CHANGES IN ACCOUNTING PRINCIPLE

The Bank implemented FASB 115, Accounting for Certain Investments in
Debt and Equity Securities for years beginning January 1, 1994. FASB 115 requires that investments in certain debt and equity securities be classified as either available-for-sale, held-to-maturity, or trading securities. The effects of implementing FASB 115 are reflected in the statement of changes in stockholders' equity.

DEPOSITS

Components of deposits included in the balance sheets at December 31, 1994 and 1993 were as follows:

                                           1994          1993
                                          ------        ------

Demand and savings
  Demand deposits                       $5,173,725     $6,000,989
  Passbook savings                       1,491,057      1,429,852
  NOW accounts                           5,281,753      7,522,897
  Money market accounts                  4,447,126      3,919,672
                                        ----------     ----------
    Total demand and savings            16,393,661     18,873,410

Other time

  Certificates of deposit of             4,102,910      3,923,491
    $100,000 or more
  Open account time deposits of            500,000        500,000
    $100,000 or more
  Other time deposits                   11,298,674     11,624,566
                                        ----------     ----------
    Total other time                    15,901,584     16,048,057
                                        ----------     ----------
      Total deposits                   $32,295,245    $34,921,467
                                       ===========    ===========


INCOME TAXES

The provision for income taxes consisted of the following:


                                            1994          1993
                                           ------        ------

Currently payable:
  Federal                                 $189,000       $112,306
  State                                          0              0
                                           -------        -------
                                           189,000        112,306
                                           -------        -------
  Deferred federal                          (4,412)       106,846
                                           -------        -------
    Net income tax expense                $184,588       $219,152
                                          ========       ========

The provision for federal income taxes is less than that computed by applying the federal statutory rate of 34% in 1994, and 1993, as indicated in the following analysis:

                                            1994          1993
                                           ------        ------

Tax based on statutory rate of 34%        $205,947       $235,079
Effect of tax-exempt income                (24,902)       (12,177)
Contribution carryforwards realized                        (1,340)
Nondeductible expenses                       3,543          1,355
Other Items                                                (3,765)
                                           -------        -------
  Total income tax expense                $184,588       $219,152
                                          ========       ========


The components of deferred income taxes were principally related to the allowance for credit losses, to depreciation, and to the use of the cash basis of accounting for tax purposes.

The net deferred tax liabilities in the accompanying statements of financial condition include the following captions:


                                            1994          1993
                                           ------        ------

Deferred tax assets                      $219,800        $115,814
Deferred tax liabilities                 (189,565)       (177,153)
                                          -------         -------
Net deferred tax assets (liabilities)     $30,235        ($61,339)
                                          =======         =======


Effective January 1, 1993, the Bank adopted Statement of Financial Accounting Standards (SFAS) Statement No. 109, "Accounting for Income Taxes." The cumulative effect of the change in accounting principle is included in determining net income for 1993.

State income tax consists of the earnings tax portion of the Texas franchise tax. It is computed as the excess of 4.5% of state taxable earnings over the capital tax portion of the franchise tax. State taxable earnings is federal taxable income, adjusted for interest earned on U.S. obligations, executive officer salaries, and director fees. For 1994 and 1993, there was no state income tax because the interest earned on U.S. obligations reduced the state taxable income below zero. Consequently, the amount paid for the Texas franchise tax represented the capital tax and is included with other expenses in the accompanying statements of income.

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RELATED PARTIES

The Bank has entered into transactions with its executive officers, directors, significant shareholders, and their affiliates (related parties). Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features. The aggregate amount of loans to such related parties was $271,055 and $442,801 at December 31, 1994 and 1993,
respectively. Deposits owed to related parties consisted of $1,108,831 and $732,115 at December 31, 1994 and 1993, respectively.


CONCENTRATIONS OF CREDIT

Substantially all of the Bank's loans, commitments, and commercial and standby letters of credit have been granted to customers in the Bank's market area. Almost all such customers are depositors of the Bank. The concentrations of credit by type of loan are set forth above.
The distribution of commitments to extend credit approximates the distribution of loans outstanding.

Commercial and standby letters of credit were granted primarily to commercial borrowers. The Bank, as a matter of policy, does not extend credit to any single borrower or group of related borrowers in excess of the legal lending limit.


CONTINGENT LIABILITIES AND COMMITMENTS

The Bank's financial statements do not reflect various commitments and contingent liabilities which arise in the normal course of business and which involve elements of credit risk, interest rate risk, and liquidity risk. These commitments and contingent liabilities are commitments to extend credit, commercial letters of credit and standby letters of credit. The Bank's commitments and contingent liabilities at December 31, 1994, include $954,683 for commitments to extend credit, and $16,500 for standby letters of credit.

Commitments to extend credit, commercial letters of credit, and standby letters of credit all include exposure to some credit loss in the event of nonperformance of the customer. The Bank's credit policies and procedures for credit commitments and financial guarantees are the same as those for extension of credit that are recorded on the statements of condition. Because these instruments have fixed maturity dates, and because many of them expire without being drawn upon, they do not generally present any significant liquidity risk to the Bank. The Bank has not incurred any losses on its commitments in either 1994 or 1993.

Certain cash balances deposited with correspondent banks are usually in excess of insurance coverage provided by the Federal Deposit Insurance Corporation (FDIC). Management has assessed the viability of correspondent banks and feels these risks are minimal.

REGULATORY MATTERS

New banking regulations have been issued requiring maintenance of minimum capital levels based on asset risk. These risk-based capital requirements were effective December 31, 1993, and require a minimum risk-based capital ratio of 8 percent and a minimum leverage ratio of 3 percent. The Bank's risk-based capital ratio at December 31, 1994 and 1993, was approximately
17.91 and 16.02 percent and its leverage ratio was approximately 9.10 and
7.76 percent, respectively.

                                                           APPENDIX A

   Ch. 2  Consolidation and Merger                    12 Section 215a

   Section 215a  MERGER OF  NATIONAL BANKS OR STATE BANKS  INTO NATIONAL
   BANKS

   (b)  Dissenting shareholders

        If a merger shall be voted for at the called meetings by the necessary majorities of the shareholders of each association or State bank participating in the plan of merger, and thereafter the merger shall be approved by the Comptroller, any shareholder of any association or State bank to be merged into the receiving association who has voted against such merger at the meeting of the association or bank of which he is a stockholder, or has given notice in writing at or prior to such meeting to the presiding officer that he dissents from the plan of merger, shall be entitled to receive the value of the shares so held by him when such merger shall be approved by the Comptroller upon written request made to the receiving association at any time before thirty days after the date of consummation of the merger, accompanied by the surrender of his stock certificates.

   (c)  Valuation of shares

        The value of the shares of any dissenting shareholder shall be ascertained, as of the effective date of the merger, by an appraisal made by a committee of three persons, composed of (1) one selected by the vote of the holders of the majority of the stock, the owners of which are entitled to payment in cash; (2) one selected by the directors of the receiving association; and (3) one selected by the two so selected. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of his shares, appeal to the Comptroller, who shall cause a reappraisal to be made which shall be final and binding as to the value of the shares of the appellant.

   (d)  Application  to  shareholders  of  merging  associations:
        appraisal   by   Comptroller;   expenses   of   receiving
        association; sale and resale of shares; State appraisal and merger law

        If, within ninety days from the date of consummation of the merger, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such shares, the Comptroller shall upon written request of any interested party cause an appraisal to be made which shall be final and binding on all parties. The expenses of the Comptroller in making the reappraisal or the appraisal, as the case may be, shall be paid by the receiving association. The value of the shares ascertained shall be promptly paid to the dissenting shareholders by the receiving association. The shares of stock of the receiving association which would have been delivered to such dissenting shareholders had they not requested payment shall be sold by the receiving association at an advertised public auction, and the receiving association shall have the right to purchase any of such shares at such public auction, if it is the highest bidder therefor, for the purpose of reselling such shares within thirty days thereafter to such person or persons and at such price not less than par as its board of directors by resolution may determine. If the shares are sold at public auction at a price greater than the amount paid to the dissenting shareholders, the excess in such sale price shall be paid to such dissenting shareholders. The appraisal of such shares of stock in any State bank shall be determined in the manner prescribed by the law of the State in such cases, rather than as provided in this section, if such provision is made in the State law; and no such merger shall be in contravention of the law of the State under which such bank is incorporated. The provisions of this subsection shall apply only to shareholders of (and stock owned by them in) a bank or association being merged into the receiving association.